Filed pursuant to Rule 424(b)(5)
SEC File No. 333-196804

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.25 par value per share	5,750,000 shares	$19.75	$113,562,500	$13,196

(1)	Assumes exercise in full of the underwriters’ over-allotment option to purchase up to 750,000 additional shares of common stock.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
SEC File No. 333-196804

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 17, 2014)

5,000,000 Shares

Kindred Healthcare, Inc.

Common Stock

We are offering 5,000,000 shares of our common stock, par value $0.25 per share (“Common Stock”).

We have also granted the underwriters an option to purchase up to an additional 750,000 shares of our Common Stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement, solely to cover over-allotments, if any.

Concurrently with this offering of Common Stock, pursuant to a separate prospectus supplement, we are offering 150,000 7.50% tangible equity units (the “Units”) for a total price to public of $150 million (or 172,500 Units, for a total price to public of $172.5 million, if the underwriters exercise their over-allotment option to purchase up to an additional 22,500 Units in full) (“Units Offering”). Each Unit is comprised of a prepaid stock purchase contract issued by the Company (a “Purchase Contract”) and one share of Mandatory Redeemable Preferred Stock, Series A of the Company (the “Mandatory Redeemable Preferred Stock”) having a final “preferred stock installment payment date” (as defined in the prospectus supplement for the concurrent Units Offering) of December 1, 2017 and an initial liquidation preference of $201.58 per share of Mandatory Redeemable Preferred Stock. The completion of this offering is not contingent on the completion of the concurrent Units Offering, and the completion of the concurrent Units Offering is not contingent on the completion of this offering. This offering is not contingent on completion of the Merger (as defined herein) or completion of the other Financing Transactions (as defined herein). For more information, see “The Transactions” in this prospectus supplement.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section on page S-24 of this prospectus supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, as such discussion may be amended or updated in other reports filed by us with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per Share	$19.75	$0.839375	$18.910625
Total	$98,750,000.00	$4,196,875.00	$94,553,125.00

Our Common Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “KND.” On November 19, 2014, the last sale price of our Common Stock as reported on the NYSE was $19.76 per share.

The underwriters expect to deliver the shares of Common Stock to purchasers on or about November 25, 2014 through the book-entry facilities of The Depository Trust Company (“DTC”).

Book-Running Managers

Citigroup	J. P. Morgan
Guggenheim Securities	Morgan Stanley

Co-Managers

BMO Capital Markets	Deutsche Bank Securities	SunTrust Robinson Humphrey

November 19, 2014

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not and the underwriters have not authorized anyone to give you any other information, and neither we nor the underwriter take responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the document containing the information.

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Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such dates.

In this prospectus supplement, unless otherwise specified or the context requires otherwise:

•	References to “we,” “us,” “our,” the “Company” and “Kindred” are references to Kindred Healthcare, Inc. and its consolidated subsidiaries as of the date hereof;

•	References to “Gentiva” are references to Gentiva Health Services, Inc. and its consolidated subsidiaries as of the date hereof;

•

References to the “Merger” are references to the merger of Kindred Healthcare Development 2, Inc. (the “Merger Sub”), a wholly owned subsidiary of the Company, with and into Gentiva, with Gentiva surviving the merger as a wholly owned subsidiary of Kindred;

•

References to the “combined company” are references to Kindred Healthcare, Inc. and its consolidated subsidiaries (including Gentiva and its consolidated subsidiaries) after the completion of the Transactions (as defined herein), including the Merger, and assume that the Merger is completed; and

•	References to “pro forma” are references to the pro forma information as defined in “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement.

Although Kindred’s acquisition of Gentiva has not yet occurred, the pro forma information in this prospectus supplement gives pro forma effect to the Merger and the related Financing Transactions (as defined herein) as of September 30, 2014, in the case of balance sheet data, and as of January 1, 2013, in the case of statement of operations data, unless otherwise specified. The pro forma statement of operations in this prospectus supplement also gives effect of Gentiva’s acquisition of Harden Healthcare Holdings, Inc. (“Harden”) in October 2013, the effect of Kindred’s refinancing of certain debt obligations in April 2014 and Kindred’s Common Stock offering in June 2014. The pro forma information is for illustrative purposes only, is based on various adjustments and assumptions, and is not necessarily an indication of the financial condition or the results of operations of Kindred that would have been achieved had the Merger and the Financing Transactions been completed as of the dates indicated or that may be achieved in the future. See “Risk Factors—Risks Relating to the Merger” and “Unaudited Pro Forma Condensed Combined Financial Information.”

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This offering is not contingent on completion of the Merger. If the Merger is not completed, none of the transactions described under “The Transactions,” other than this offering and the concurrent Units Offering, if completed, will occur, the other pieces of our current capital structure will remain in place as described herein or in the documents incorporated by reference herein and we will use the net proceeds from this offering as described under “Use of Proceeds.” See “Risk Factors—Risks Relating to the Merger.”

In connection with the Merger, we plan to file a registration statement on Form S-4 (the “Merger S-4”) to register shares of our Common Stock to be issued as the Stock Consideration (as defined herein) at the closing of the Merger. The Merger S-4 will include certain information related to the Merger and Kindred and Gentiva’s businesses that is substantially similar to the information included in or incorporated by reference into this prospectus supplement. The Merger S-4 is subject to SEC review, and as a result, we may receive comments from the SEC that require us to make changes, modifications or additions to the Merger S-4. Any such changes, modifications or additions to the Merger S-4 could be significant and may be different from the information included or incorporated by reference in this prospectus supplement.

Unless otherwise indicated, all information in this prospectus supplement assumes no full or partial exercise by the underwriters of their right to purchase up to 750,000 additional shares of Common Stock from us.

Market data and other statistical information used in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee their accuracy nor undertake a duty to provide or update such data in the future.

This prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

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NON-GAAP FINANCIAL MEASURES

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as “EBITDA,” “EBITDAR,” “Adjusted EBITDA,” “Adjusted EBITDAR,” “Acquisition Adjusted EBITDA” and “Acquisition Adjusted EBITDAR.”

We define EBITDA of Kindred (“Kindred EBITDA”) as earnings before interest, income taxes, depreciation and amortization and EBITDAR of Kindred (“Kindred EBITDAR”) as earnings before interest, income taxes, depreciation, amortization and rent. Adjusted EBITDA of Kindred (“Kindred Adjusted EBITDA”) and Adjusted EBITDAR of Kindred (“Kindred Adjusted EBITDAR”) exclude the effects of impairment charges, litigation costs, one-time bonus costs, facility closing costs, customer bankruptcy costs, severance and retirement costs, acquisition-related expenses and certain other items. Kindred Adjusted EBITDA also excludes the effect of lease cancellation charges.

We define EBITDA of Gentiva (“Gentiva EBITDA”) as earnings before interest, income taxes, depreciation and amortization and EBITDAR of Gentiva (“Gentiva EBITDAR”) as earnings before interest, income taxes, depreciation, amortization and rent. Adjusted EBITDA of Gentiva (“Gentiva Adjusted EBITDA”) and Adjusted EBITDAR of Gentiva (“Gentiva Adjusted EBITDAR”) exclude the effects of impairment charges, legal settlements, cost savings initiatives and other restructuring costs, gain on sale of business, dividend income, acquisition, merger and integration costs, and the impact of closed locations.

We define Acquisition Adjusted EBITDA as Kindred Adjusted EBITDA and Gentiva Adjusted EBITDA for the relevant period, combined, without further adjustment. We define Acquisition Adjusted EBITDAR as Kindred Adjusted EBITDAR and Gentiva Adjusted EBITDAR for the relevant period, combined, without further adjustment.

We believe that the presentation of these measurements included in this prospectus supplement provides useful information to investors with which to analyze Kindred’s and Gentiva’s operating trends and performance and ability to service and incur debt. Further, we believe these measurements facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures, taxation and the age and depreciation of property and equipment, which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that these measurements are frequently used by securities analysts, investors and other interested parties in their evaluation of companies. These measurements are not measurements of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define these measurements differently and, as a result, our measures may not be directly comparable. Furthermore, these measurements have limitations as an analytical tool and you should not consider them in isolation, or as a substitute for analysis of Kindred or Gentiva’s results as reported under GAAP. Some of these limitations are:

•	EBITDA and EBITDAR do not reflect Kindred or Gentiva’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and EBITDAR do not reflect changes in, or cash requirements for, Kindred or Gentiva’s working capital needs;

•	EBITDAR and Adjusted EBITDAR do not reflect rent expense or cash requirements necessary to make rent payments;

•	EBITDA and EBITDAR do not reflect the significant interest expense on Kindred or Gentiva’s debts, or the cash requirements necessary to service interest or principal payments;

•	EBITDA and EBITDAR do not reflect a provision for income taxes, which may vary significantly from period to period;

S-v

•	EBITDA and EBITDAR do not reflect a provision for (earnings) loss attributable to noncontrolling interests, which may vary significantly from period to period;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and EBITDAR do not reflect any cash requirements for such replacements; and

•	other companies in Kindred or Gentiva’s industry may calculate EBITDA and EBITDAR differently than Kindred or Gentiva does, limiting its usefulness as a comparative measure.

You should compensate for these limitations by relying primarily on Kindred or Gentiva’s GAAP results, such as income (loss) from continuing operations and net income (loss), and using EBITDA and EBITDAR only supplementally.

You are encouraged to evaluate each adjustment to Adjusted EBITDA and Adjusted EBITDAR and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA and Adjusted EBITDAR are subject to all of the limitations applicable to EBITDA and EBITDAR, so you should rely primarily on Kindred or Gentiva’s GAAP results and use Adjusted EBITDA and Adjusted EBITDAR only supplementally. In addition, in evaluating Adjusted EBITDA and Adjusted EBITDAR, you should be aware that in the future we may incur expenses similar to the adjustments we use in deriving Adjusted EBITDA or Adjusted EBITDAR and Kindred or Gentiva’s presentation of Adjusted EBITDA or Adjusted EBITDAR should not be construed as an inference that Kindred or Gentiva’s future results will be unaffected by unusual or nonrecurring items.

Investors should be aware that Gentiva EBITDA, Gentiva EBITDAR, Gentiva Adjusted EBITDA and Gentiva Adjusted EBITDAR may not be entirely comparable to Kindred EBITDA, Kindred EBITDAR, Kindred Adjusted EBITDA and Kindred Adjusted EBITDAR. Neither Acquisition Adjusted EBITDA nor Acquisition Adjusted EBITDAR has been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information and does not include pro forma information as defined in “Unaudited Pro Forma Condensed Combined Financial Information.” Acquisition Adjusted EBITDA and Acquisition Adjusted EBITDAR are presented for information purposes only and do not purport to represent what our actual financial position or results of operations would have been if the pending acquisition of Gentiva had been completed as of an earlier date or that may be achieved in the future.

See “Summary—Summary Historical Consolidated Financial Information—Kindred Healthcare, Inc.” in this prospectus supplement for descriptions of Kindred EBITDA, Kindred EBITDAR, Kindred Adjusted EBITDA, Kindred Adjusted EBITDAR, Acquisition Adjusted EBITDA and Acquisition Adjusted EBITDAR and a reconciliation of these measures to Kindred’s directly comparable GAAP measures. See “Summary—Summary Historical Consolidated Financial Information—Gentiva Health Services, Inc.” in this prospectus supplement for descriptions of Gentiva EBITDA, Gentiva EBITDAR, Gentiva Adjusted EBITDA and Gentiva Adjusted EBITDAR and a reconciliation of these measures to Gentiva’s directly comparable GAAP measures.

S-vi

SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement or the accompanying prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in our Common Stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Where You Can Find More Information” and “Documents Incorporated by Reference,” before deciding whether to invest in our Common Stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014 to determine whether to invest in our Common Stock.

In this prospectus supplement, unless otherwise specified or the context requires otherwise: (i) references to “we,” “us,” “our,” the “Company” and “Kindred” are references to Kindred Healthcare, Inc. and its consolidated subsidiaries as of the date hereof; (ii) references to “Gentiva” are references to Gentiva Health Services, Inc. and its consolidated subsidiaries as of the date hereof; (iii) references to the “combined company” are references to Kindred Healthcare, Inc. and its consolidated subsidiaries (including Gentiva and its consolidated subsidiaries) after the completion of the Transactions, including the Merger (each as defined herein), and assume that the Merger is completed; and (iv) references to “pro forma” are references to the pro forma information as defined in “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Company

General

Kindred is one of the largest diversified post-acute healthcare providers in the United States. At September 30, 2014, Kindred, through its subsidiaries, provided healthcare services in 2,376 locations across 47 states.

We have organized our business into four operating divisions:

•

Hospital Division—Our hospital division provides long-term acute care (“LTAC”) services to medically complex patients through the operation of a national network of 97 transitional care (“TC”) hospitals with 7,145 licensed beds and five inpatient rehabilitation hospitals (“IRFs”) with 215 licensed beds in 22 states as of September 30, 2014. We operate the second largest network of TC hospitals and IRFs in the United States based upon number of facilities.

•

Nursing Center Division—Our nursing center division provides quality, cost-effective care through the operation of a national network of 99 nursing centers (12,478 licensed beds) and six assisted living facilities (341 beds) located in 21 states as of September 30, 2014. Through our nursing centers, we provide short stay patients and long stay residents with a full range of medical, nursing, rehabilitative, pharmacy and routine services, including daily dietary, social and recreational services.

•

Rehabilitation Division—Our rehabilitation division provides rehabilitation services, including physical and occupational therapies and speech pathology services, to residents and patients of nursing centers, acute and LTAC hospitals, outpatient clinics, home health agencies and assisted living facilities under the name “RehabCare.” Within our rehabilitation division, we are organized into two reportable operating segments: skilled nursing rehabilitation services (“SRS”) and hospital rehabilitation services (“HRS”). Our SRS operations provide contract therapy services primarily to freestanding nursing centers, school districts and hospice providers. As of September 30, 2014, our SRS segment provided rehabilitative services to 1,896 nursing centers in 45 states. Our HRS operations provide program management and therapy services on an inpatient basis in hospital-based inpatient rehabilitation units, LTAC hospitals, sub-

acute (or skilled nursing) units, as well as on an outpatient basis to hospital-based and other satellite programs. As of September 30, 2014, our HRS segment operated 102 hospital-based inpatient rehabilitation units and provided rehabilitation services in 117 LTAC hospitals, 10 sub-acute (or skilled nursing) units and 139 outpatient clinics.

•

Care Management Division—Our care management division primarily provides home health, hospice and private duty services, under the name “Kindred at Home,” to patients in a variety of settings, including homes, nursing centers and other residential settings. As of September 30, 2014, we operated 152 Kindred at Home hospice, home health and non-medical home care locations in 13 states. While minor in scope at this time, our care management division is also developing (1) physician coverage across sites of service, (2) care managers to improve care transitions, (3) information sharing and technology connectivity, (4) patient placement tools, and (5) condition-specific clinical programs and outcome measures.

We believe that the independent focus of each of our divisions on the unique aspects of its business enhances its ability to improve the quality of its operations and achieve operating efficiencies.

For the nine months ended September 30, 2014 and year ended December 31, 2013, Kindred generated net operating revenue of approximately $3.8 billion and $4.8 billion, respectively, and Kindred Adjusted EBITDAR of approximately $518 million and $658 million, respectively. For a reconciliation of Kindred Adjusted EBITDAR to income (loss) from continuing operations for Kindred, see “—Summary Historical Consolidated Financial Information—Kindred Healthcare, Inc.”

Recent Developments

On November 11, 2014, we entered into a definitive agreement (the “Centerre Merger Agreement”) to acquire Centerre Healthcare Corporation (“Centerre”), a national company that operates IRFs in partnership with leading acute care hospitals and health systems, for a purchase price of approximately $195 million in cash (the “Centerre Acquisition”). Centerre currently operates 11 IRFs with a total of 612 beds in joint ventures with acute-care hospital systems in eight states. Centerre has two additional hospitals with a total of 90 beds under construction and scheduled to open in 2015, and additional potential hospitals in various stages of development. The Centerre Acquisition is subject to several conditions to closing, including, among others, approval of the merger agreement by the requisite vote of Centerre’s stockholders, regulatory approvals, consents from certain joint venture partners and certain other customary conditions to closing, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Centerre Acquisition is expected to close in the first quarter of 2015.

On November 5, 2014, we announced that upon closing of our acquisition of Gentiva, which is expected in the first quarter of 2015, David A. Causby will become the President of the combined Kindred at Home business. Mr. Causby, currently Gentiva’s President and Chief Operating Officer, will be responsible for the combined company’s home health, hospice, palliative, and community care offerings. Mr. Causby will serve on the Company’s Executive Committee and will report to Benjamin A. Breier, Kindred’s President and Chief Operating Officer.

On October 30, 2014, we announced that Benjamin A. Breier will become Chief Executive Officer on March 31, 2015, succeeding Paul J. Diaz who will become Executive Vice Chairman of Kindred’s board of directors. Mr. Breier will also become a member of Kindred’s board of directors, effective March 31, 2015.

On October 9, 2014, we entered into a definitive agreement to acquire Gentiva, a leading national provider of home health, hospice and community care services in the United States, for a total consideration of approximately $1.8 billion. For additional information, see “Acquisition of Gentiva Health Services.”

Competitive Strengths

We believe that there are several competitive strengths supporting Kindred’s and, after the completion of the Merger, the combined company’s business strategy, including:

Diversified service offerings allow us to Continue the Care® across the post-acute continuum.    We have a diversified portfolio of service offerings including TC hospitals, IRFs, nursing centers, contract rehabilitation services, home health and hospice operations. We have designated 23 markets across the United States as current or potential Integrated Care Markets. We focus on developing our diverse services in these Integrated Care Markets, which allows us to coordinate and manage the continuum of care for our patients, reduce lengths of stay, implement physician services strategies, prevent avoidable re-hospitalizations and reduce costs. This array of services across our four operating divisions creates multiple earnings streams and avenues for growth and development. Our acquisition of Gentiva, if completed, will enhance our ability to offer a diverse array of services.

Well positioned for bundled or episodic payment environment.    As healthcare reform continues to be implemented, we believe that healthcare providers that can operate with scale across the continuum of care will have a competitive advantage in an episodic payment environment. Our diversified service offerings across our four operating divisions enable us to do this effectively and to participate with other healthcare providers in determining the most appropriate setting for patients as they continue their care throughout a post-acute episode. Our acquisition of Gentiva, if completed, will significantly expand our home health and hospice operations. As a leading provider in four critical segments of the post-acute continuum, we are well positioned to deliver the right care at the right site of service. We also are positioned to become a valuable partner to short-term acute care hospitals and managed care organizations, which are seeking to increase care coordination, reduce re-hospitalizations, reduce lengths of stay, more effectively manage healthcare costs and develop new care delivery and payment models.

Strong asset base including owned real estate.    We have been focused on adding high quality assets to our balance sheet through opportunistic acquisitions and the development of TC hospitals and transitional care centers (licensed as nursing centers). We own the real estate of 17 TC hospitals, one IRF, 28 nursing centers and two assisted living facilities as of September 30, 2014, a significant increase from the 16 facilities we owned in 2006. We also have taken steps to reduce our lease portfolio and exit 114 leased nursing centers through transactions with Ventas, Inc. (“Ventas”). We believe that over time increased facility ownership and reduced lease obligations will improve our future growth and profitability.

Strong cash flow generation.    We have demonstrated the ability to generate strong operating cash flows in a highly regulated environment. We believe our acquisition of Gentiva, if completed, will further strengthen our operating cash flows. Our operating cash flows offer opportunities to fund our acquisition and development strategies, as well as reduce our leverage over time. In addition, we initiated a quarterly cash dividend to our shareholders in 2013, which reflects confidence in our ability to generate meaningful and sustainable free cash flows.

Business Strategy

We are one of the largest diversified post-acute healthcare providers in the United States, and accordingly, we believe that we are well-positioned to grow and succeed in what will be an increasingly integrated healthcare delivery system. Our core strategy is to provide superior clinical outcomes and quality care with an approach that is patient-centered and focused on lowering costs by reducing lengths of stay in short-term acute care hospitals and transitioning patients to their homes at the highest possible level of function, thereby preventing avoidable re-hospitalizations.

The key elements of our business strategy include:

Providing quality, clinical-based care with a focus on operating efficiency.    We are committed to “succeeding in the core” by maintaining and improving the quality of our patient care by dedicating appropriate resources at each site of service and continuing to refine our clinical initiatives and objectives. We are implementing technology enhancements and clinical protocols that will promote best practices and improve the operating efficiency of our caregivers. We are continuing our Company-wide program to re-engineer processes, improve efficiencies and focus on the provision of shared services across our divisions that will help us reduce costs while maintaining quality patient care.

Aggressively grow Kindred at Home and RehabCare.    We continue to expand our presence in the home health and hospice business, and provide services in 152 locations in 13 states as of September 30, 2014. In October 2014, we announced our entrance into a definitive agreement to acquire Gentiva. If we complete the acquisition of Gentiva, Kindred at Home will have approximately 650 locations in 41 states and will be one of the largest home health and hospice companies in the United States based on revenues. In addition, we have committed significant resources to develop a senior management team for these growing operations, which will enable and support future growth. We intend to continue expanding our home health and hospice operations through additional acquisitions, joint ventures and de novo site development, particularly in our Integrated Care Markets.

Develop care management capabilities.    In August 2013, we announced the creation of a new care management division to improve care transitions and patient outcomes by further developing capabilities to deliver integrated care across various care settings. Our care management division is expected to develop programs that will enable us and our partners to better manage episodes of care, create more seamless transitions between care settings and improve patient satisfaction, thereby reducing lengths of stay and re-hospitalizations at a lower cost to Medicare and other payors. Our care management division includes our home health and hospice business, and if our acquisition of Gentiva is completed, will include the operations of Gentiva. In addition to expanding the home health and hospice business, the care management division is responsible for leveraging our service offerings as we develop and support care models, including medical homes and accountable care organizations that meet consumer preference and support integrated care delivery. We believe that the new division will grow our home health and hospice business, test new delivery and payment models and develop capabilities to support our Integrated Care Markets and Continue the Care® strategies. These capabilities are expected to include (1) physician coverage across sites of service, (2) care managers to improve care transitions, (3) information sharing and technology connectivity, (4) patient placement tools and (5) condition-specific clinical programs and outcome measures.

Advance Integrated Care Market strategy.    Our operating divisions are increasingly focused on enabling our patients to Continue the Care® during an episode of care at a Kindred facility or site of service in markets where we operate multiple facilities or sites of service. Our Integrated Care Markets allow our caregivers to coordinate and manage the continuum of care for our patients, as well as implement physician services strategies. The Integrated Care Markets provide opportunities to improve quality and patient satisfaction, lower hospital re-admissions, increase volumes and lower costs.

During the last few years, we have focused our development activities on expanding our Integrated Care Markets. In addition to the significant planned expansion of our home health and hospice operations discussed above, we continue to grow our transitional care centers and hospital-based sub-acute units. During 2014, we opened a new 100-bed transitional care center in Indianapolis, Indiana. During 2013, we began construction of a new 120-bed transitional care center in Phoenix, Arizona and a 160-bed transitional care center in Las Vegas, Nevada, each of which should open in the second half of 2015. Also during 2013, we opened a TC hospital that is co-located within a host hospital (a “HIH”) in St. Louis, Missouri with 54 beds. In 2012, we opened a 30 bed co-located sub-acute unit in our Seattle TC hospital, completed the construction of a new freestanding IRF with 46 licensed beds in Humble, Texas and opened a newly constructed, freestanding replacement IRF with 50 licensed beds in Austin, Texas. In addition, the Centerre Acquisition, if completed, will add seven of its 13 operational or in development IRFs to our Integrated Care Markets.

Improve capital structure and enhance shareholder returns.    We seek to improve our capital structure by owning more of our operating facilities, which lowers our lease obligations and allows us to dispose of non-strategic or underperforming assets. During 2014, we completed the previously announced acquisition of two leased nursing centers for $22 million. Seven additional nursing centers, associated with this acquisition, were acquired in the fourth quarter of 2013 for $61 million. In addition, since initiating a quarterly dividend of $0.12 per share in the third quarter of 2013, we have declared six regular quarterly cash dividends to shareholders, which reflects and reaffirms confidence in our ability to generate meaningful and sustainable free cash flows. If completed, we believe that the acquisition of Gentiva will be significantly accretive to earnings and cash flows, exclusive of transaction and integration costs, and enhance shareholder value.

Corporate Information

Kindred Healthcare, Inc. is headquartered in Louisville, Kentucky and was incorporated in 1998. Our principal office is located at 680 South Fourth Street, Louisville, Kentucky 40202, and our telephone number is (502) 596-7300. Our website is www.kindredhealthcare.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement and the accompanying prospectus.

Acquisition of Gentiva Health Services

Acquisition Overview

On October 9, 2014, Kindred and Gentiva jointly announced their entry into the Agreement and Plan of Merger, dated as of October 9, 2014 (the “Merger Agreement”), under which Kindred will acquire Gentiva and its subsidiaries for (i) $14.50 in cash (the “Cash Consideration”), without interest, and (ii) 0.257 shares of a validly issued, fully paid and nonassessable share of our Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) per share of Gentiva’s common stock, $0.10 par value (each a “Gentiva Share”). The Merger Agreement provides for the merger of the Merger Sub, a wholly owned subsidiary of the Company, with and into Gentiva, with Gentiva surviving the Merger as a wholly owned subsidiary of the Company. See “The Transactions—Merger Agreement.”

We cannot assure you that we will complete the Merger. The completion of this offering is not contingent upon the completion of the Merger, and the completion of the Merger is not contingent upon the completion of this offering. Nothing in this prospectus supplement or the accompanying prospectus should be construed as an offer to purchase any of the Gentiva Shares, the Units or the Senior Notes (as defined below).

The combination of Kindred and Gentiva will create a nation-wide integrated care delivery system. The transaction combines two market leaders in complementary specialties and creates a combined company with significantly increased diversity and scale. Further, the transaction will enhance Kindred’s leading position in the post-acute and rehabilitation services market in the United States and will make “Kindred at Home” one of the largest and most geographically diversified home health and hospice providers in the United States. By combining two market leaders, we believe that the Merger will advance the development of our integrated approach to patient care, creating significant value for both companies’ patients, employees and shareholders. The combined company will operate across 47 states with more than 2,860 locations.

If the Merger is completed, we intend to use the net proceeds of this offering, combined with proceeds from the other Financing Transactions (as defined below), to fund the Cash Consideration for the Merger, to repay Gentiva’s existing debt and to pay related fees and expenses. If the Merger is not completed, we may use the net proceeds of this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness. Pending use, the net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt. Our management will have broad discretion in the application of the net proceeds, and the purposes for which the net proceeds are used may change from those described above. See “Use of Proceeds.” See “Risk Factors—Risks Relating to the Offering—Our management will have broad discretion over the use of the net proceeds from this offering.”

For the nine months ended September 30, 2014 and the year ended December 31, 2013, the combined company would have generated pro forma revenue of approximately $5.3 billion and $6.9 billion, respectively, and pro forma income attributable to Kindred from continuing operations of $54 million and pro forma loss attributable from Kindred from continuing operations of $626 million, respectively. See “Unaudited Pro Forma Condensed Combined Financial Statements.” For the twelve months ended September 30, 2014, Acquisition Adjusted EBITDA was $518 million and Acquisition Adjusted EBITDAR was $885 million. For a reconciliation of Kindred Adjusted EBITDA, Kindred Adjusted EBITDAR, Acquisition Adjusted EBITDA and Acquisition Adjusted EBITDAR to income (loss) from continuing operations for Kindred and a reconciliation of Gentiva Adjusted EBITDA and Gentiva Adjusted EBITDAR to net income (loss) from continuing operations for Gentiva, see “—Summary Historical Consolidated Financial Information.”

Gentiva Overview

Gentiva Health Services, Inc. is a leading provider of home health services, hospice services and community care services serving patients through approximately 493 locations in 40 states as of September 30, 2014. Gentiva provides a single source for skilled nursing; physical, occupational, speech and neuro-rehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. Gentiva’s revenues are generated predominantly from federal and state government programs and, to a minor extent, commercial insurance and individual consumers.

Gentiva organizes its business into three operating segments:

•	Home Health Segment—provides direct home nursing and therapy services operations, including specialty programs, through approximately 294 locations located in 38 states as of September 30, 2014;

•	Hospice Segment—serves terminally ill patients and their families through approximately 165 locations operating in 30 states as of September 30, 2014; and

•

Community Care Segment—serves patients who have chronic or long-term disabilities who need help with routine personal care through approximately 34 locations in four states as of September 30, 2014. These services include help with personal needs, such as bathing and dressing, and household activities, such as laundry and shopping, all of which help enable the patient to remain at home.

On October 18, 2013, Gentiva completed the acquisition of certain assets relating to the home health, hospice and community care businesses of Harden pursuant to an agreement and plan of merger dated as of September 18, 2013 for a total consideration of $426.8 million, exclusive of transaction costs, in a combination of cash and stock.

During 2013, Gentiva undertook a corporate restructuring initiative, referred to as “One Gentiva,” to better align its home health, hospice and community care businesses under a common regional management structure. In addition, it undertook a branch rationalization initiative to review under-performing branches. As a result of this review, Gentiva has closed or consolidated 94 branches through the first half of 2014.

For the nine months ended September 30, 2014, and the year ended December 31, 2013, Gentiva generated net operating revenue of approximately $1.5 billion and $1.7 billion, respectively, and Gentiva Adjusted EBITDA of approximately $142 million and $135 million, respectively. For a reconciliation of Gentiva Adjusted EBITDA to net income (loss) from continuing operations for Gentiva, see “—Summary Historical Consolidated Financial Information—Gentiva Health Services, Inc.”

Strategic Rationale

Build on Kindred’s industry leadership.    We believe the combination of Kindred and Gentiva will advance Kindred’s leadership in integrated post-acute care, and will create one of the largest and most geographically diversified home health and hospice organizations in the United States.

Significantly diversifies our service offerings and transforms our business mix.    The combination with Gentiva uniquely positions Kindred as one of the leading and most diversified healthcare providers in the United States across a broad spectrum of critical services, including long-term acute care, rehabilitation services, skilled nursing, home health and hospice care. The following charts illustrate the percentage of revenue for the twelve months ended September 30, 2014 for each of Kindred, Gentiva and the combined company by division:

Expand our presence in home health and hospice business, furthering Kindred’s position as one of the leading post-acute care service providers.    We expect that the acquisition of Gentiva would continue to expand our care management division, and further establish Kindred as a leader within the home health and hospice industry. As of September 30, 2014, we provided home health and hospice services in 152 locations in 13 states. The Merger would also allow us to solidify and extend our leadership in post-acute care, with a diverse array of services operating in 47 states supported by more than 109,000 employees. By leveraging Gentiva’s home health and hospice capabilities, we believe we are building a service platform that will facilitate seamless transitions between care settings—from hospital to outpatient facility to the patient’s home—and improve patient satisfaction, thereby reducing lengths of stay and avoidable re-hospitalizations at a lower cost to Medicare and other payors.

Expand our presence and density in Integrated Care Markets and further advance our Continue the Care® strategy.    During the last few years, we have focused our development activities on expanding our Integrated Care Markets. Integrating Gentiva’s home health, hospice and community care services would expand and enhance our presence in our Integrated Care Markets, deepening Kindred’s leadership in coordinating and delivering high-quality care at a lower cost. The acquisition of Gentiva would allow us to provide greater access to more efficient, cost-effective patient care. Our operating divisions are also increasingly focused on enabling our patients to Continue the Care® during an episode of care at a Kindred facility or site of service in markets where we operate multiple facilities or sites of service. We believe the proposed acquisition of Gentiva represents an important strategic initiative to advance and accelerate our Continue the Care® strategy.

Financially attractive and accretive acquisition.    We expect the enhanced scale and capabilities of the combined company to deliver revenue and cost synergies that will be accretive to Kindred’s earnings and operating cash flows, exclusive of transaction and integration costs. Kindred expects the majority of cost synergies to be achieved through combining information technology functions, merging supply chains and eliminating redundant public company expenses. In addition, we believe we can realize revenue synergies by improving patient care transitions and choice, and drive volume growth as a result of our expanded service offerings across the combined company. Kindred has a history of successfully integrating acquisitions and achieving cost synergies. See “Risk Factors—Risks Relating to Acquisitions Generally.” We believe Gentiva represents another opportunity to build on this track record of success. See “Risk Factors—Risks Relating to the Merger—The Merger may not achieve its intended results, including anticipated synergies.”

Well-positioned to take advantage of current trends in the American healthcare system.    We believe the Gentiva acquisition would enhance and diversify our business, strengthen our operations and position us to benefit from a healthcare delivery model that is trending towards a more patient-centered, outcome-based approach, with an emphasis on post-acute care services. The combination of our two companies would also allow us to further implement our strategy to create value and risk-based payment models, and become an even better partner with accountable care organizations and managed care organizations around the country. Together, we anticipate accelerating value-based care through our combined national platform as well as the adoption of best practices in innovation and clinical care in more local communities. We believe that the combined company would be well-positioned to grow and succeed in what will be an increasingly integrated healthcare delivery system in a favorable demographic environment.

Greater employee opportunity.    The acquisition of Gentiva would create a stronger workforce by uniting the talented employees of Kindred and Gentiva, who share a commitment to high-quality and compassionate patient care. We believe Kindred and Gentiva employees would benefit from being part of a stronger, larger company with greater career and professional development opportunities created by the Merger.

See “Risk Factors—Risks Relating to the Merger” and “Note Regarding Forward-Looking Statements” for risks, uncertainties and other factors that may influence the outcome of our acquisition of Gentiva.

Financing Transactions

As described in more detail below, the following transactions (collectively, the “Financing Transactions”) are expected to occur in connection with the Merger:

•	we plan to issue approximately 5,000,000 shares of Common Stock in this offering;

•	we plan to issue 150,000 Units in the concurrent Units Offering;

•	we plan to amend the Credit Facilities and borrow approximately $194 million under the ABL Facility (each, as defined below); and

•	we plan to issue between $1.3 billion and $1.4 billion aggregate principal amount of the Senior Notes (as defined below).

Credit Facilities Amendments

We have entered into an amendment and restatement agreement dated as of October 31, 2014 (the “ABL Amendment”) to our ABL Credit Agreement dated as of June 1, 2011, as previously amended and restated from time to time (as amended, the “ABL Facility”), to, among other items, modify certain provisions to permit the issuance of Senior Notes (as defined below) into an escrow account. Upon the completion of the Merger and the satisfaction of certain other conditions, the ABL Amendment provides for a further amendment and restatement of the ABL Facility to, among other items, modify certain provisions related to the incurrence of debt and the making of acquisitions, investments and restricted payments.

Concurrently with or following the offering of the Units, we also intend to enter into an amendment and restatement agreement (the “Term Loan Amendment”) to our Term Loan Credit Agreement dated as of June 1, 2011, as previously amended and restated from time to time (as amended, the “Term Loan Facility” and, together with the ABL Facility, the “Credit Facilities”), to, among other items, modify certain provisions to permit the issuance of Senior Notes (as defined below) into an escrow account, increase the applicable margin on the term loans, temporarily increase the maximum total leverage ratio permitted under the financial maintenance covenants and modify certain provisions related to the incurrence of debt and the making of acquisitions, investments and restricted payments. As the final terms of the Term Loan Amendment have not been agreed upon, they may differ from those set forth herein.

The amendments to the Credit Facilities as contemplated by the ABL Amendment and the Term Loan Amendment are referred to in this prospectus supplement as the “Credit Facilities Amendments.”

Concurrent Units Offering

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering to sell 150,000 Units (or 172,500 Units, if the underwriters exercise their over-allotment option to purchase up to an additional 22,500 Units in full) for cash. We estimate that the net proceeds of the concurrent Units Offering, after deducting the underwriting discounts and commissions and the estimated offering expenses, will be approximately $144.5 million (or approximately $166.3 million if the underwriters exercise their option to purchase additional Units with respect to such offering in full), although there can be no assurance that the concurrent Units Offering will be completed. The completion of this offering is not contingent on the completion of the concurrent Units Offering, and the concurrent Units Offering is not contingent on the completion of this offering.

Senior Notes Offering

Prior to the completion of the Merger and subject to market and other conditions, we plan to offer between $1.3 billion and $1.4 billion aggregate principal amount of senior unsecured notes (the “Senior Notes”) in a private placement (the “Senior Notes Offering”). We expect the Senior Notes to be issued initially by a wholly owned subsidiary of Kindred (the “Escrow Issuer”), and we plan to deposit the net proceeds from the Senior Notes Offering, together with any additional amount sufficient to fund the redemption price and any accrued interest, in an escrow account until the Merger is completed. If the Merger is completed, the Escrow Issuer will be merged into Kindred, and as a result we will assume the Escrow Issuer’s obligations under the Senior Notes and the Senior Notes will be guaranteed on a senior unsecured basis by each of our domestic 100% owned restricted subsidiaries that guarantee the Credit Facilities. If the Merger is not completed, the Escrow Issuer will redeem all of the Senior Notes at a redemption price to be specified in the indenture governing the Senior Notes. The indenture governing the Senior Notes is expected to contain customary covenants, including, among others, covenants that restrict our ability and our subsidiaries’ ability to pay dividends, make distributions or redeem or repurchase our capital stock.

The foregoing description and any other information regarding the Senior Notes Offering is included herein solely for informational purposes. There can be no assurance that we will commence or complete the Senior Notes Offering. If commenced, the Senior Notes Offering will not be registered with the SEC, and the Senior Notes will be sold privately by means of a confidential offering memorandum and not by means of this or any other prospectus supplement. The Senior Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States or to U.S. persons unless registered under the Securities Act and applicable state securities laws or an exemption from such registration as available. The amount and terms and conditions of the Senior Notes Offering will be subject to market conditions. There can be no assurance that we will be able to issue any such Senior Notes on terms and conditions acceptable to us or at all. This offering is not contingent on the completion of the Senior Notes Offering, and the Senior Notes Offering, if commenced, will not be contingent on the completion of this offering.

The Merger, the Credit Facilities Amendments, the concurrent Units Offering, the Senior Notes Offering, this offering of our Common Stock and the payment of associated fees and expenses are collectively referred to in this prospectus supplement as the “Transactions.” We cannot assure you that we will complete other Financing Transactions on the terms contemplated by this prospectus supplement or at all. For additional information concerning the Merger and its effects, see “Use of Proceeds,” “Capitalization,” “The Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Sources and Uses

We estimate that the net proceeds to us from the sale of 5,000,000 shares of Common Stock we are offering pursuant to this prospectus supplement will be approximately $94.5 million (or approximately $108.7 million if the underwriters exercise their over-allotment option to purchase 750,000 additional shares of Common Stock in full). If the Merger is completed, we intend to use the net proceeds of this offering, the concurrent Units Offering, if completed, and the Senior Notes Offering, if completed, together with borrowings under the ABL Facility, to fund the Cash Consideration for the Merger, to repay Gentiva’s existing debt and to pay related fees and expenses. This offering is not contingent on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness. If the Merger is not consummated, we may redeem all, but not less than all, of the outstanding Purchase Contracts by issuing a redemption notice within the five business days immediately following May 1, 2015. If we elect to redeem the outstanding Purchase Contracts, we will pay a merger redemption amount (as defined in the prospectus supplement for the concurrent Units Offering) to be determined based on the Common Stock price at that time in cash and/or in shares of Common Stock in accordance with the terms of the Purchase Contracts. If we elect to redeem the Purchase Contracts, we may be required by the holders thereof to redeem the Mandatory Redeemable Preferred Stock at the redemption price as described in the prospectus supplement for the concurrent Units Offering.

The following table outlines the sources and uses of funds for the Transactions, as if the Transactions were completed on September 30, 2014 (the assumed closing date of the Merger for purposes of the unaudited pro forma condensed combined financial information contained in “Unaudited Pro Forma Condensed Combined Financial Information”), assuming no full or partial exercise by the underwriters of their option to purchase additional shares of Common Stock with respect to this offering or additional shares of Units in the concurrent Units Offering. The table assumes we complete the Merger and consummate the Financing Transactions simultaneously, although this offering and the concurrent Units Offering are expected to occur before completion of the Merger and the Senior Notes Offering is expected to occur after the completion of this offering and the concurrent Units Offering and before the completion of the Merger. The actual amounts may vary from estimated amounts depending on the actual closing date of the Merger and the amount of our Senior Notes that are issued, and any additional proceeds will be used for general corporate purposes, which may include financing other potential acquisitions or paying down our existing indebtedness. See “Risk Factors—Risks Relating to the Merger—There can be no assurance that we will successfully complete the Merger on the terms or timetable currently proposed or at all.” You should read the following together with the information included under the headings “The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Use of Proceeds.”

Sources of funds		Uses of funds
	(in millions)		(in millions)
Shares of Common Stock offered hereby(1)	$99	Cash Consideration for Gentiva’s outstanding shares(6)	$553
Concurrent Units Offering(2)	150	Repayment of Gentiva’s debt(7)	1,190
Senior Notes Offering(3)	1,350	Transaction fees and expenses(8)	172
ABL Facility(4)	194	Equity consideration to Gentiva’s shareholders(5)	198
Cash on hand	122
Equity consideration to Gentiva’s shareholders(5)	198

Total sources of funds	$2,113	Total uses of funds	$2,113

(1)	This offering is not contingent on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness.

(2)	Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 150,000 Units (or 172,500 Units, if the underwriters exercise their over-allotment option to purchase up to an additional 22,500 Units in full). Calculated based on a public offering price of $1,000 per Unit, and assumes no full or partial exercise by the underwriters of their over-allotment option to purchase additional Units. The concurrent Units Offering is not contingent on completion of the Merger. The completion of this offering is not contingent on the completion of the concurrent Units Offering, and the completion of the concurrent Units Offering is not contingent on the completion of this offering.

(3)	Prior to the completion of the Merger and subject to market and other conditions, we plan to offer between $1.3 billion and $1.4 billion aggregate principal amount of Senior Notes in a private placement. There is no assurance that we will commence or complete the Senior Notes Offering. If commenced, the Senior Notes Offering will not be registered with the SEC, and the Senior Notes will be sold privately by means of a confidential offering memorandum and not by means of this prospectus supplement. We expect the Senior Notes to be issued initially by the Escrow Issuer, which will be merged into Kindred if the Merger is completed. If the Merger is not completed, the Escrow Issuer will redeem all of the Senior Notes at a redemption price to be specified in the indenture governing the Senior Notes. See “The Transactions—The Financing Transactions—Senior Notes Offering.”

(4)	We also expect to finance the Centerre Acquisition with borrowings from the ABL Facility. See “Summary—Recent Developments.”

(5)	Each share of Gentiva common stock outstanding immediately prior to the effective time of the Merger (subject to certain exceptions) will be converted into the right to receive 0.257 of a share of Common Stock and $14.50 in cash, without interest. No fractional shares of Common Stock will be issued in the Merger and Gentiva stockholders will receive cash in lieu of fractional shares. The Merger Agreement also provides for the vesting and conversion of certain Gentiva stock options and the vesting and lapse of restrictions on certain Gentiva restricted shares. The value of the equity consideration portion of the Merger Consideration is subject to change based upon changes in the market price of Common Stock for the 10 trading days prior to the date the Merger is consummated.

(6)

Represents the cash payment of $14.50 per share for Gentiva’s outstanding shares, assuming 37,328,005 outstanding Gentiva Shares as of November 13, 2014 and cash payment of certain Gentiva Options outstanding as of November 13, 2014 based upon a weighted average intrinsic value of $6.59 per outstanding stock option (using the closing price of Common Stock on November 13, 2014). Under the terms of the Merger Agreement, Gentiva stockholders will receive Cash Consideration of $14.50 per

Gentiva Share and Stock Consideration of 0.257 share of our Common Stock per Gentiva Share. Holders of Gentiva Options (as defined herein), restricted Gentiva Shares or Gentiva deferred share units may also receive an amount in cash equal to the Cash Consideration, subject to certain conditions set forth in “The Transactions—Gentiva Stock Options and Other Awards.”

(7)	Represents repayment of $665 million under Gentiva’s Term Loan B facility, $146 million under Gentiva’s Term Loan C facility and $27 million under Gentiva’s revolving credit facility and redemption of $325 million aggregate principal amount of Gentiva’s 11.5% Senior Notes due 2018 (including $19 million make-whole premium for early redemption and accrued interest of $8 million).

(8)	Includes estimated fees and expenses related to the Transactions, including underwriting discounts and commissions, legal, accounting and advisory fees, fees associated with the Financing Transactions and other transaction costs.

The Offering

The summary below describes the principal terms of our Common Stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Common Stock” section of the accompanying prospectus contains a more detailed description of the terms and conditions of our Common Stock. As used in this section, the terms “we,” “our” and “us” refer to Kindred Healthcare, Inc. and do not include its subsidiaries and affiliates.

Common Stock offered by Kindred	5,000,000 shares.

Common Stock to be outstanding after this offering	69,613,853 shares.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $93.5 million, after deducting underwriting discounts and commissions and the estimated offering expenses. If the Merger is completed, we intend to use the net proceeds of this offering, combined with proceeds from the other Financing Transactions, if completed, to fund the Cash Consideration for the Merger, to repay Gentiva’s existing debt and to pay related fees and expenses. If the Merger is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness. See “Use of Proceeds.”

Underwriters’ option to purchase additional shares	We have also granted the underwriters an option to purchase up to an additional 750,000 shares of our Common Stock from us for 30 days after the date of this prospectus supplement solely to cover over-allotments, if any.

Risk factors	Investing in our Common Stock involves risk. See “Risk Factors” included in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

New York Stock Exchange symbol	KND

Except as otherwise noted, information about our Common Stock in this prospectus supplement:

•	is based on 64,613,853 shares of our Common Stock outstanding as of November 14, 2014;

•	excludes 2,964,091 shares of our Common Stock reserved for future issuance under our equity incentive plans currently in effect as of November 14, 2014;

•	excludes 448,436 shares of our Common Stock issuable upon the exercise of options outstanding as of November 14, 2014, at a weighted average exercise price of $21.82 per share; and

•	assumes the underwriters do not exercise their over-allotment option to purchase additional shares from us.

Summary Historical Consolidated Financial Information

Kindred Healthcare, Inc.

The table below sets forth Kindred’s summary historical consolidated financial information for the periods indicated. The summary historical financial data presented below for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 have been derived from and should be read in conjunction with Kindred’s audited consolidated financial statements and the notes thereto, incorporated by reference in this prospectus supplement. The summary financial data for the nine months ended September 30, 2014 and 2013 and as of September 30, 2014 have been derived from and should be read in conjunction with Kindred’s unaudited condensed consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments of a normal recurring nature to provide a fair statement of the results for the reporting periods presented. Results for interim periods are not necessarily indicative of results that might be expected for any other interim period or for an entire year.

The summary historical consolidated financial information presented below should be read in conjunction with the information contained in “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information,” in each case, included in this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto for the year ended December 31, 2013 included in Kindred’s Current Report on Form 8-K filed with the SEC on November 14, 2014, which are incorporated by reference in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and the notes thereto included in Kindred’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which are incorporated by reference in this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(in thousands)
Consolidated operating data:
Revenues:
Hospital division	$2,465,560	$2,543,829	$2,227,048	$1,888,066	$1,858,572
Nursing center division	1,070,828	1,071,512	1,085,268	837,718	800,748
Rehabilitation division:
Skilled nursing rehabilitation services	997,007	1,007,335	766,973	755,286	753,727
Hospital rehabilitation services	286,613	293,580	200,824	224,096	212,596
Care management division	224,927	143,340	60,736	261,876	158,461
Eliminations	(209,350)	(203,454)	(180,741)	(161,023)	(158,195)

Totals	$4,835,585	$4,856,142	$4,160,108	$3,806,019	$3,625,909

Income (loss) from continuing operations:
Operating income (loss):
Hospital division	$516,130	$555,333	$452,978	$400,017	$389,342
Nursing center division	132,253	136,923	150,028	111,530	96,668
Rehabilitation division:
Skilled nursing rehabilitation services	41,913	72,293	54,678	55,862	27,653
Hospital rehabilitation services	73,925	69,745	43,731	58,177	55,920
Care management division	9,963	13,708	3,103	18,551	7,832
Corporate:
Overhead	(176,495)	(179,063)	(174,800)	(137,588)	(127,938)
Insurance subsidiary	(1,914)	(2,127)	(2,306)	(1,486)	(1,375)
Impairment charges	(77,193)	(108,953)	(73,554)	—	(1,066)
Transaction costs	(2,112)	(2,231)	(50,706)	(9,293)	(1,665)

Operating income	516,470	555,628	403,152	495,770	445,371

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(in thousands)
Rent	(311,526)	(303,564)	(276,540)	(241,449)	(230,605)
Depreciation and amortization	(154,206)	(160,066)	(126,905)	(117,802)	(116,659)
Interest, net	(103,963)	(106,839)	(79,854)	(125,870)	(80,063)

Income (loss) from continuing operations before income taxes	(53,225)	(14,841)	(80,147)	10,649	18,044
Provision (benefit) for income taxes	(11,319)	30,642	(13,604)	3,582	9,203

Income (loss) from continuing operations	(41,906)	(45,483)	(66,543)	7,067	8,841
(Earnings) loss attributable to noncontrolling interests	(3,890)	(1,382)	81	(13,729)	(1,424)

Income (loss) from continuing operations attributable to Kindred	$(45,796)	$(46,865)	$(66,462)	$(6,662)	$7,417

Earnings (loss) per common share:
Basic	$(0.88)	$(0.91)	$(1.44)	$(0.12)	$0.14
Diluted	$(0.88)	$(0.91)	$(1.44)	$(0.12)	$0.14

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(in thousands)
Consolidated cash flows and other financial data:
Net cash provided by operating activities	$199,412	$262,562	$153,706	$24,322	$189,217
Cash flows from investing activities:
Routine capital expenditures	(100,908)	(115,175)	(132,903)	(67,425)	(62,952)
Development capital expenditures	(11,824)	(50,322)	(87,655)	(2,693)	(10,709)
Acquisitions, net of cash acquired	(224,319)	(178,212)	(715,458)	(24,136)	(39,106)
Acquisition deposit	—	—	—	—	(14,675)
Sale of assets	250,606	1,260	1,714	22,909	248,700
Other	(39,752)	(20,037)	(3,038)	(7,565)	(39,151)

Net cash provided by (used in) investing activities	(126,197)	(362,486)	(937,340)	(78,910)	82,107
Net cash provided by (used in) financing activities	(87,250)	108,370	808,027	100,400	(276,752)

	As of December 31,		As of September 30, 2014
	2013	2012
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents at end of period	$35,972	$50,007	$81,784
Accounts receivable less allowance for loss of $41,025, $23,959 and $57,898, respectively	916,529	1,038,605	980,723
Property and equipment, at cost	926,575	1,143,126	905,968
Total assets	3,945,869	4,237,946	4,024,788
Total liabilities	2,824,653	2,945,102	2,721,334
Total equity	1,121,216	1,292,844	1,303,454

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(in thousands)
Kindred Adjusted EBITDA(1)	$346,388	$377,615	$254,181	$276,954	$268,519
Kindred Adjusted EBITDAR(1)	657,914	679,488	528,902	518,156	499,124

(1)

Kindred EBITDA represents earnings before interest, income taxes, depreciation and amortization. Kindred EBITDAR represents earnings before interest, income taxes, depreciation, amortization and rent. Kindred Adjusted EBITDA and

Kindred Adjusted EBITDAR exclude the effects of impairment charges, litigation costs, one-time bonus costs, facility closing costs, customer bankruptcy costs, severance and retirement costs, acquisition-related expenses and certain other items. Kindred Adjusted EBITDA also excludes the effect of lease cancellation charges. We believe that the presentation of these measurements included in this prospectus supplement provide useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Further, we believe these measurements facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures, taxation and the age and book depreciation of property and equipment, which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that these measurements are frequently used by securities analysts, investors and other interested parties in their evaluation of companies. These measurements are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash provided by operating activities as a measure of liquidity. In addition, other companies may define these measurements differently and, as a result, our measures may not be directly comparable. Furthermore, these measurements have limitations as an analytical tool and you should not consider them in isolation, or as a substitute for analysis of our results reported under GAAP.

These measurements do not reflect:

•	our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	in the case of Kindred EBITDAR and Kindred Adjusted EBITDAR, rent expense or cash requirements necessary to make rent payments;

•	significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	provision for income taxes, which may vary significantly from period to period;

•	provision for (earnings) loss attributable to noncontrolling interests, which may vary significantly from period to period,

•	any cash requirements for replacements of assets being depreciated and amortized; and

•	estimated cost saving synergies of $70 million that we expect to realize within two years in connection with the Merger.

Because of these limitations, these measurements should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these measurements on a supplemental basis. You are cautioned not to place an undue reliance on these measurements.

The following table reconciles Kindred EBITDA, Kindred Adjusted EBITDA, Acquisition Adjusted EBITDA, Kindred EBITDAR, Kindred Adjusted EBITDAR and Acquisition Adjusted EBITDAR to income (loss) from continuing operations, which Kindred considers to be the most directly comparable GAAP financial measure, to Kindred EBITDA, Kindred Adjusted EBITDA, Acquisition Adjusted EBITDA, Kindred EBITDAR, Kindred Adjusted EBITDAR and Acquisition Adjusted EBITDAR:

	Year ended December 31,			Twelve months ended September 30, 2014	Nine months ended September 30,
	2013	2012	2011		2014	2013
	(in thousands)
Income (loss) from continuing operations	$(41,906)	$(45,483)	$(66,543)	$(43,680)	$7,067	$8,841
Depreciation and amortization	154,206	160,066	126,905	155,349	117,802	116,659
Interest, net	103,963	106,839	79,854	149,770	125,870	80,063
Provision (benefit) for income taxes	(11,319)	30,642	(13,604)	(16,940)	3,582	9,203

Kindred EBITDA	204,944	252,064	126,612	244,499	254,321	214,766
Impairment charges(1)	76,082	107,899	73,554	76,082	—	—
Litigation costs(2)	30,850	5,000	—	11,600	4,600	23,850
One-time bonus costs(3)	19,842	—	—	—	—	19,842
Facility closing costs(4)	6,542	—	1,490	499	—	6,043
Customer bankruptcy costs(5)	—	—	—	1,857	1,857	—
Severance, retirement and other restructuring costs(6)	6,016	8,730	16,769	10,299	6,636	2,353
Lease cancellation charges(7)	—	1,691	1,819	247	247	—
Transaction costs(8)	2,112	2,231	33,937	9,740	9,293	1,665

Kindred Adjusted EBITDA	$346,388	$377,615	$254,181	354,823	$276,954	$268,519

Gentiva Adjusted EBITDA(9)				163,347

Acquisition Adjusted EBITDA(10)				$518,170

Kindred EBITDA	$204,944	$252,064	$126,612	$244,499	$254,321	$214,766
Rent expense	311,526	303,564	276,540	322,370	241,449	230,605

Kindred EBITDAR	$516,470	$555,628	$403,152	$566,869	$495,770	$445,371

Kindred Adjusted EBITDA	$346,388	$377,615	$254,181	$354,823	$276,954	$268,519
Rent expense(11)	311,526	301,873	274,721	322,123	241,202	230,605

Kindred Adjusted EBITDAR	$657,914	$679,488	$528,902	676,946	$518,156	$499,124

Gentiva Adjusted EBITDAR(9)				208,068

Acquisition Adjusted EBITDAR(10)				$885,014

(1)	Various non-cash impairment charges incurred due to events in which the carrying value of certain assets exceeded their estimated fair value.
(2)	Provisions for pending or settled litigation.
(3)	One-time bonus costs paid to employees who do not participate in our incentive compensation program.
(4)	Costs associated with the closing of a TC hospital and a home health location in 2013 and the loss on divestiture of a TC hospital in 2011.
(5)	Reserve for an allowance for doubtful account related to a customer bankruptcy.
(6)	Severance, retirement and other restructuring costs incurred in connection with the retirement of officers and debt amendment fees in 2013, the closing of a regional office and two TC hospitals and restructuring activities in 2012 and the completion of the merger of RehabCare Group, Inc. in 2011.
(7)	Lease cancellation charges incurred in connection with the closing of a regional office and two TC hospitals in 2012 and the completion of the merger of RehabCare Group, Inc. in 2011.
(8)	Transaction costs associated with acquisition activities consisting primarily of legal and other professional fees.
(9)	See note (1) to “Summary–Summary Historical Consolidated Financial Information–Gentiva Health Services, Inc.” for a reconciliation of Gentiva Adjusted EBITDA and Gentiva Adjusted EBITDAR to net income (loss) from continuing operations of Gentiva.

(10)	Acquisition Adjusted EBITDA and Acquisition Adjusted EBITDAR do not reflect the estimated cost saving synergies of $70 million that we expect to realize within two years in connection with the Merger. We cannot assure you that any or all of these synergies will be achieved. See “Risk Factors—Risks Relating to the Merger—We may not be able to successfully integrate Gentiva’s operations with our own or realize the anticipated benefits of the Merger, which could adversely affect our financial condition, results of operations and business prospects” and “Risk Factors—Risks Relating to the Merger—The Merger may not achieve its intended results, including anticipated synergies.”
(11)	Rent expense excluding lease cancellation charges noted in (7) above.

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
Kindred Operating data:
Hospital division data:
Hospitals in operation at end of period	102	102	103	102	102
Licensed beds at end of period	7,320	7,248	7,238	7,360	7,288
Admissions	55,171	57,901	51,075	42,582	41,684
Patient days	1,500,105	1,555,964	1,399,206	1,144,587	1,134,288
Average length of stay	27.2	26.9	27.4	26.9	27.2
Revenues per admission	$44,689	$43,934	$43,604	$44,340	$44,587
Revenues per patient day	$1,644	$1,635	$1,592	$1,650	$1,638
Medicare case mix index (discharged patients only)	1.17	1.17	1.18	1.17	1.17
Average daily census	4,110	4,251	3,833	4,193	4,155
Occupancy %	63.5	66.3	66.2	64.8	64.2
Nursing center division data:
Facilities in operation at end of period:
Nursing centers:
Owned or leased	94	94	95	95	94
Managed	4	4	4	4	4
Assisted living facilities	6	6	6	6	6
Licensed beds at end of period:
Nursing centers:
Owned or leased	11,921	11,921	11,927	11,993	11,921
Managed	485	485	485	485	485
Assisted living facilities	341	341	413	341	341
Patient days(a)	3,736,370	3,839,977	3,897,046	2,768,115	2,804,965
Revenues per patient day(a)	$286	$279	$278	$303	$285
Average daily census	10,237	10,492	10,677	10,140	10,275
Admissions(a)	40,538	40,993	40,126	30,643	30,696
Occupancy %(a)	81.4	83.3	84.7	80.3	81.8
Medicare average length of stay(a, b)	31.1	31.1	31.9	29.9	31.0
SRS data:
Revenue mix:
Company-operated	11	11	14	12	11
Non-affiliated	89	89	86	88	89
Sites of services (at end of period)	1,806	1,726	1,774	1,896	1,768
Revenues per site	$568,858	$582,864	$538,129	$403,990	$434,151

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
HRS data:
Revenue mix:
Company-operated	32	32	37	30	33
Non-affiliated	68	68	63	70	67
Sites of services (at end of period):
Inpatient rehabilitation units	104	105	102	102	99
Long-term acute care (LTAC) hospitals	121	123	115	117	122
Sub-acute units	10	21	25	10	7
Outpatient units	144	119	115	139	104
Other	—	5	8	—	—

	379	373	365	368	332

Revenues per site	$831,914	$799,585	$783,412	$599,841	$636,618

(a)	Excludes managed facilities.
(b)	Computed by dividing total Medicare discharge patient days by total Medicare discharges.

Gentiva Health Services, Inc.

The table below sets forth Gentiva’s summary historical consolidated financial information for the periods indicated. The summary historical financial data presented below for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 have been derived from and should be read in conjunction with Gentiva’s audited consolidated financial statements and the notes thereto, incorporated by reference in this prospectus supplement. The summary financial data for the nine months ended September 30, 2014 and 2013 and as of September 30, 2014 have been derived from and should be read in conjunction with Gentiva’s unaudited condensed consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with Gentiva’s audited consolidated financial statements and include, in the opinion of Gentiva’s management, all adjustments of a normal recurring nature to provide a fair statement of the results for the reporting periods presented. Results for interim periods are not necessarily indicative of results that might be expected for any other interim period or for an entire year.

The summary historical consolidated financial information presented below should be read in conjunction with the information contained in “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement, the audited consolidated financial statements and the notes thereto included in Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013 filed with the SEC on November 14, 2014, which are incorporated by reference in this prospectus supplement, and the unaudited condensed consolidated financial statements and the notes thereto included in Gentiva’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which are incorporated by reference in this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(Restated)		(Revised)		(Revised)
	(in thousands)
Consolidated statement of income data:
Net revenues	$1,726,644	$1,712,804	$1,798,778	$1,483,551	$1,240,507
Cost of services sold	942,180	908,741	948,455	811,077	660,998

Gross profit	784,464	804,063	850,323	672,474	579,509
Selling, general and administrative expenses	(706,227)	(655,766)	(731,299)	(567,722)	(483,243)
Goodwill and other long-lived asset impairment	(612,380)	(19,132)	(643,305)	—	(210,672)
Gain on sale of assets and businesses, net	—	8,014	1,061	—	—
Dividend income	—	—	8,590	—	—
Interest income	2,704	2,661	2,686	1,899	2,066
Interest expense and other	(113,088)	(92,608)	(91,296)	(75,805)	(68,849)

Income (loss) from continuing operations before income taxes and equity in net (loss) earnings of CareCentrix Holdings, Inc.	(644,527)	47,232	(603,240)	30,846	(181,189)
Income tax (expense) benefit	39,953	(17,251)	76,123	(12,499)	(2,827)
Equity in net (loss) earnings of CareCentrix Holdings, Inc.	—	(2,301)	68,381	(490)	—

Net income (loss) from continuing operations	(604,574)	27,680	(458,736)	17,857	(184,016)
Net income attributable to noncontrolling interests	(487)	(884)	(641)	(170)	(425)

Net income (loss) from continuing operations attributable to Gentiva shareholders	$(605,061)	$26,796	$(459,377)	$17,687	$(184,441)

Earnings (loss) per share:
Net income (loss) from continuing operations attributable to Gentiva shareholders:
Basic	$(18.94)	$0.88	$(15.14)	$0.49	$(5.97)
Diluted	(18.94)	0.87	(15.14)	0.48	(5.97)

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(Restated)		(Revised)		(Revised)
	(in thousands)
Consolidated statement of cash flow data:
Net cash provided by operating activities	$37,105	$125,968	$5,141	$46,039	$18,569
Net cash provided by (used in) investing activities	(377,799)	(24,894)	126,764	(7,264)	(18,344)
Net cash provided by (used in) financing activities	220,599	(58,934)	(71,745)	(11,526)	(23,983)

	As of December 31,		As of September 30, 2014
	2013	2012
	(Restated)
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$86,957	$207,052	$114,206
Working capital	94,291	226,128	130,016
Total assets	1,253,468	1,508,046	1,225,226
Total debt	1,169,757	935,182	1,156,888
Gentiva shareholders’ equity (deficit)	(310,876)	231,422	(289,010)
Common shares outstanding	37,713	32,009	38,273

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
	(Restated)		(Revised)		(Revised)
	(in thousands)
Gentiva Adjusted EBITDA(1)	$134,962	$180,547	$199,193	$141,776	$113,391
Gentiva Adjusted EBITDAR(1)	177,313	223,659	245,050	174,730	143,975

(1)	Gentiva EBITDA represents earnings before interest, income taxes, depreciation and amortization. Gentiva EBITDAR represents earnings before interest, income taxes, depreciation, amortization and rent. Gentiva Adjusted EBITDA and Gentiva Adjusted EBITDAR exclude the effects of impairment charges, legal settlements, cost savings initiatives and other restructuring costs, gain on sale of business, dividend income, acquisition and integration costs, and the impact of closed locations. We believe that the presentation of these measurements included in this prospectus supplement provide useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Further, we believe these measurements facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures, taxation and the age and book depreciation of property and equipment, which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that these measurements are frequently used by securities analysts, investors and other interested parties in their evaluation of companies. These measurements are not measurements of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define these measurements differently and, as a result, our or Gentiva’s measures may not be directly comparable. Furthermore, these measurements have limitations as an analytical tool and you should not consider them in isolation, or as a substitute for analysis of our or Gentiva’s results reported under GAAP.

These measurements do not reflect:

•	Gentiva’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, Gentiva’s working capital needs;

•	in the case of Gentiva EBITDAR and Gentiva Adjusted EBITDAR, rent expense or cash requirements necessary to make rent payments;

•	significant interest expense, or the cash requirements necessary to service interest or principal payments, on Gentiva’s debt;

•	provision for income taxes, which may vary significantly from period to period;

•	provision for (earnings) loss attributable to noncontrolling interests, which may vary significantly from period to period; and

•	any cash requirements for replacements of assets being depreciated and amortized.

The following table reconciles Gentiva EBITDA, Gentiva Adjusted EBITDA, Gentiva EBITDAR and Gentiva Adjusted EBITDAR to net income (loss) from continuing operations, which Gentiva considers to be the most directly comparable GAAP financial measure to Gentiva EBITDA, Gentiva Adjusted EBITDA, Gentiva EBITDAR and Gentiva Adjusted EBITDAR:

	Year ended December 31,			Twelve months ended September 30, 2014	Nine months ended September 30,
	2013	2012	2011		2014	2013
	(Restated)		(Revised)			(Revised)
	(in thousands)
Income (loss) from continuing operations before income taxes and equity in net (loss) earnings CareCentrix Holdings, Inc.	$(644,527)	$47,232	$(603,240)	$(432,492)	$30,846	$(181,189)
Interest, net	110,384	89,947	88,610	117,507	73,906	66,783
Depreciation and amortization	24,621	26,580	31,032	31,287	21,207	14,541

Gentiva EBITDA	(509,522)	163,759	(483,598)	(283,698)	125,959	(99,865)
Impairment charges(1)	612,380	19,132	643,305	401,708	—	210,672
Legal settlements(2)	—	4,958	26,000	—	—	—
Cost savings initiatives and other restructuring costs(3)	8,742	1,701	15,258	12,797	4,317	262
Gain on sale of business(4)	—	(8,014)	(1,061)	—	—	—
Dividend income(5)	—	—	(8,590)	—	—	—
Acquisition, merger and integration costs(6)	18,797	(989)	7,879	24,941	8,466	2,322
Impact of closed locations(7)	4,565	—	—	7,599	3,034	—

Gentiva Adjusted EBITDA	$134,962	$180,547	$199,193	$163,347	$141,776	$113,391

Gentiva EBITDA	$(509,522)	$163,759	$(483,598)	$(283,698)	$125,959	$(99,865)
Rent expense(8)	43,370	43,112	45,857	46,253	33,467	30,584

Gentiva EBITDAR	$(466,152)	$206,871	$(437,741)	$(237,445)	$159,426	$(69,281)

Gentiva Adjusted EBITDA	$134,962	$180,547	$199,193	$163,347	$141,776	$113,391
Rent expense(8)	42,351	43,112	45,857	44,721	32,954	30,584

Gentiva Adjusted EBITDAR	$177,313	$223,659	$245,050	$208,068	$174,730	$143,975

(1)	Various non-cash charges incurred due to events in which the carrying value of certain assets exceeded their estimated fair value.
(2)	Costs associated with a legal settlement related to a wage and hour lawsuit for the year ended December 31, 2012 and a legal settlement related to a prior acquisition for the year ended December 31, 2011.
(3)	During 2013, Gentiva began a corporate restructuring initiative, referred to as “One Gentiva”, to better align its home health, hospice and community care businesses under a common regional management structure. In addition, Gentiva began a branch rationalization initiative to review underperforming branches. As a result of this review, Gentiva closed or consolidated 77 branches through early 2014 and recorded severance and facility lease costs of $8.7 million for the year ended December 31, 2013.

During 2011 and early 2012, Gentiva began a comprehensive review of its branch structure, support infrastructure and other significant expenditures in order to reduce operating costs. As a result of this effort,

Gentiva (i) closed or divested 46 home health branches and 13 hospice branches and (ii) significantly reduced staffing levels in regional, area and corporate support functions. In connection with these activities, during 2013, 2012 and 2011, Gentiva recorded charges of $0.1 million, $1.7 million and $15.3 million, respectively.

(4)	During 2012, Gentiva completed the sale of certain hospice operations, a consulting operation and its Louisiana operations and realized a gain from the dispositions. During 2011, Gentiva recorded a gain in connection with the sale of assets associated with various home health and hospice branch dispositions and other owned property.
(5)	Dividend income for 2011 represents a 12% cumulative preferred dividend received in connection with the sale of an investment in CareCentrix Holdings, Inc. in 2011.
(6)	Acquisition, integration and merger-related costs associated with acquisition and merger activities, consisting primarily of severance, debt and lease costs and legal and professional fees.
(7)	Represents the EBITDA of closed or consolidated locations under “One Gentiva” to align its home health, hospice and community care businesses under a common regional management structure.
(8)	Rent expense represents lease costs, common area maintenance expenses and equipment lease costs, excluding utilities and certain other costs, and does not include rent expense for closed or consolidated locations in reconciling from Gentiva Adjusted EBITDA to Gentiva Adjusted EBITDAR.

	Year ended December 31,			Nine months ended September 30,
	2013	2012	2011	2014	2013
Gentiva Operating data:
Home Health:
Episodes	293,200	287,800	287,600	250,800	213,900
Admissions	199,000	198,000	199,600	163,200	146,700
Episodes per admission	1.47	1.45	1.44	1.54	1.46
Revenue per episode	$2,890	$2,900	$3,050	$2,780	$2,900
Hospice:
Admissions	50,500	51,500	55,100	36,100	37,500
Average daily census	12,900	13,600	14,000	12,800	12,700
Patient days (in thousands)	4,711	4,959	5,092	3,497	3,468
Revenue per patient day	$152	$154	$154	$148	$154
Average length of stay	100	96	89	105	97
Routine % of revenue	98%	98%	98%	99%	98%
Inpatient % of revenue	2%	2%	2%	1%	2%
Community Care:
Billed hours (in thousands)	3,600	—	—	12,700	—
Revenue per hour	$13	$—	$—	$13	$—

RISK FACTORS

Investing in our Common Stock involves risks. You should carefully consider the following risk factors as well as the risk factors contained in Kindred’s annual and quarterly reports incorporated herein by reference in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to invest in our Common Stock.

In addition, you should read and consider the risk factors associated with the businesses of Gentiva because these risk factors may also affect the operations and financial results reported by the combined company. See “Additional Risks Relating to Gentiva to Which We Would be Subject Following the Merger if the Merger is Completed.” The risks set forth below under the headings “Risks Relating to Reimbursement and Regulation of Our Business” and “Risks Relating to Our Operations” are applicable to Kindred and Gentiva, and with certain exceptions will be applicable to the combined company following the closing of the Merger. In certain instances, the exposure of our business to certain of these risks could potentially be different or greater for the combined company after the consummation of the Transactions, and we or the combined company may become subject to additional or different risks. The risks discussed below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. See “Note Regarding Forward–Looking Statements” in this prospectus supplement.

Risks Relating to the Merger

There can be no assurance that we will successfully complete the Merger on the terms or timetable currently proposed or at all.

We intend to use the net proceeds from this offering to finance part of the cost of the Merger, if it is completed, but no assurance can be given that the Merger will be completed when expected, on the terms proposed or at all.

The Merger is subject to customary closing conditions, including approval by the Gentiva stockholders, the effectiveness of the related Form S-4, approval of the listing by the NYSE of the Common Stock to be issued in the Merger, the absence of legal prohibitions on the consummation of the Merger, the accuracy of the representations and warranties in the Merger Agreement and the performance by Kindred and Gentiva of their respective obligations under the Merger Agreement. Our obligation to close under the Merger Agreement is also contingent upon the receipt of certain state healthcare and insurance regulatory clearances or approvals (which condition, if not already fulfilled, will be deemed satisfied on February 28, 2015). There can be no assurance that the conditions to closing will be satisfied or waived or that other events will not intervene to delay or prevent the closing of the Merger. A delay in closing, or a failure to complete the Merger, could have a negative impact on our business and on the trading price of our Common Stock. Whether or not we acquire Gentiva, we have incurred, and will continue to incur, substantial nonrecurring transaction costs in connection with the Merger. See “—We have incurred, and will continue to incur, significant transaction and Merger-related integration costs in connection with the Merger.”

The completion of this offering is not contingent upon the Merger. If the Merger is not completed, none of the transactions described under “The Transactions,” other than this offering and the concurrent Units Offering, if completed, will occur and the other aspects of Kindred’s current capital structure will remain in place as described herein or in the documents incorporated by reference herein. If the Merger is not completed, Kindred will have a right to redeem the Purchase Contract initially issued as part of the concurrent Units Offering. This offering is not contingent upon completion of the Merger and our management will have broad discretion over the use of the net proceeds from this offering if the Merger is not completed. See “Risks Relating to this Offering—Our management will have broad discretion over the use of the net proceeds from this offering.”

The Merger may not be consummated if sufficient financing or other sources of capital are not available or for other reasons, and we may become subject to monetary or other damages under the Merger Agreement.

Our ability to complete the Merger is dependent upon the consummation of the Financing Transactions, as described under “The Transactions—Financing Transactions.” On October 30, 2014, we entered into an amended and restated commitment letter (the “Commitment Letter”) pursuant to which the lenders party thereto committed to provide us with financing to consummate the Merger, including a senior unsecured bridge loan facility (the “Bridge Facility”) if and to the extent the proceeds of this offering, the concurrent Units Offering, the Senior Notes Offering and any other offering of debt securities at or prior to the closing of the Merger yields less than $1.7 billion in gross cash proceeds. The financing commitment for the Bridge Facility, if needed, is subject to certain conditions, including the consummation of the Merger no later than March 31, 2015 and the absence of a Company Material Adverse Effect (as defined in the Commitment Letter) with respect to Gentiva. We cannot assure you that we will be able to satisfy the conditions set forth in the Commitment Letter. The closing of the Merger is not contingent on our ability to obtain sufficient financing under the Bridge Facility or otherwise. If we cannot consummate the Merger for this or any other reason, we may be subject to claims for monetary or other damages under the Merger Agreement as a result of our failure to complete the Merger.

This offering is not contingent upon completion of the Merger and the Merger is subject to certain governmental and regulatory approvals, which, if delayed, denied or granted with unacceptable conditions, may delay or prevent the completion of the Merger, result in additional expenditure of time and resources and reduce the anticipated benefits of the Merger.

Kindred and Gentiva require certain governmental authorizations, consents, orders and approvals, including certain state licensure and regulatory approvals, in connection with the Merger. The failure to obtain such approvals may delay closing until after February 28, 2015, and may reduce the anticipated benefits of the Merger to Kindred and Gentiva stockholders.

Failure to complete the Merger could negatively impact our stock price and future business and financial results.

The Merger Agreement contains certain termination rights for Kindred and Gentiva (including if the Merger is not consummated by March 31, 2015). If the Merger is not completed for any reason, including as a result of Gentiva stockholders failing to approve the Merger Agreement, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Merger, we would also be subject to a number of risks, including the following:

•	we may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	we may experience negative reactions from our customers, partners and employees;

•	we will be required to pay certain costs relating to the Merger, whether or not the Merger is completed; and

•

matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by our management, which would otherwise have been devoted to day-to-day operations and other opportunities.

In addition to the above risks, we could be subject to litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against us to perform our obligations under the Merger Agreement. If the Merger is not completed, these risks may materialize and may adversely affect our business, financial position, results of operations and liquidity.

We may not be able to successfully integrate Gentiva’s operations with our own or realize the anticipated benefits of the Merger, which could adversely affect our financial condition, results of operations and business prospects.

We may not be able to successfully integrate Gentiva’s operations with our own, and we may not realize all or any of the expected benefits of the Merger as and when planned. The integration of Gentiva’s operations with Kindred’s will be complex, costly and time consuming. We expect that it will require significant attention from senior management and will impose substantial demands on our operations and personnel, potentially diverting attention from other important pending projects. The difficulties and risks associated with the integration of Gentiva include:

•

the possibility that we will fail to implement our business plans for the combined company, including as a result of new legislation or regulation in the healthcare industry affecting the timing or costs associated with the operations of the combined company or its integration plan;

•	possible inconsistencies in the standards, controls, procedures, policies and compensation structures of Kindred and Gentiva;

•	the possibility that we may have failed to discover liabilities of Gentiva during our due diligence investigation as part of the Merger for which we, as a successor owner, may be responsible;

•	limitations prior to the completion of the Merger on the ability of management of each of Kindred and Gentiva to work together to develop an integration plan;

•	the increased scope and complexity of our operations;

•	the potential loss of key employees and the costs associated with our efforts to retain key employees;

•	provisions in Kindred’s and Gentiva’s contracts with third parties that may limit our flexibility to take certain actions;

•	risks and limitations on our ability to consolidate corporate and administrative infrastructures of the two companies;

•	obligations that we will have to counterparties of Gentiva that arise as result of the change in control of Gentiva; and

•	the possibility of unanticipated delays, costs or inefficiencies associated with the integration of Gentiva’s operations with Kindred’s.

As a result of these difficulties and risks, we may not accomplish the integration of Gentiva’s business smoothly, successfully or within our budgetary expectations and anticipated timetable. Accordingly, we may fail to realize some or all of the anticipated benefits of the Merger, such as increase in our scale, diversification, cash flows and operational efficiency and accretion to our earnings per share.

The Merger may not achieve its intended results, including anticipated synergies.

While we expect the Merger to result in a significant amount of synergies and other financial and operational benefits, we may be unable to realize these synergies or other benefits in the timeframe that we expect or at all. Achieving the anticipated benefits, including synergies, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Merger and integrate the businesses will be consistent with our expectations. Events outside of our control, including, but not limited to, any conditions imposed by governmental authorities, operating changes or regulatory changes, could also adversely affect our ability to realize the anticipated benefits from the Merger. Thus, the integration may be unpredictable, or subject to delays or changed circumstances, and the acquired businesses may not perform in accordance with our expectations. Further, we will incur implementation costs relative to these anticipated synergies, and our expectations with respect to integration or synergies as a result of the Merger may not materialize. Accordingly, you should not place undue reliance on our anticipated synergies. See “—We may not be able to successfully integrate Gentiva’s operations with our own or realize the anticipated benefits of the Merger, which could adversely affect our financial condition, results of operations and business prospects.”

We have incurred, and will continue to incur, significant transaction and Merger-related integration costs in connection with the Merger.

We have incurred and expect to continue to incur a number of costs associated with completing the Merger and integrating the operations of Kindred and Gentiva. Such costs include costs associated with borrowings under or amendments to the Credit Facilities, any premiums in connection with refinancing Gentiva’s debt and the payment of certain fees and expenses incurred in connection with the Merger and related Financing Transactions, including legal and other professional advisor fees. The substantial majority of these costs will be non-recurring expenses and will primarily consist of transaction costs related to the Merger, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of Kindred and Gentiva. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus supplement.

The unaudited pro forma financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the Merger Consideration to Gentiva’s identifiable net assets. The Merger Consideration allocation reflected in this prospectus supplement is preliminary, and final allocation of the Merger Consideration will be based upon the actual Merger Consideration and the fair value of the assets and liabilities of Gentiva as of the date of the completion of the Merger. In addition, subsequent to the closing date of the Merger, there may be further refinements of the Merger Consideration allocation as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The pendency of the Merger could adversely affect our business, financial results and operations, and the market price of our Common Stock.

The announcement and pendency of the Merger could cause disruptions and create uncertainty surrounding our business and affect the relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the Merger, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, operating results and financial condition. As a result of investor perceptions about the terms or benefits of the Merger, the market price of our Common Stock may decline.

Uncertainty about the effect of the Merger on Gentiva’s employees and customers may have an adverse effect on Gentiva and, consequently, the combined company.

The uncertainty created by the pending Merger may impair Gentiva’s ability to attract, retain and motivate key personnel until the Merger is completed as current and prospective employees may experience uncertainty about their future roles with the combined company. If key employees of Gentiva depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become our employees, our ability to realize the anticipated benefits of the Merger could be reduced or delayed. In addition, disruptions resulting from the Merger may also affect our relationships with our customers and employees.

We expect to incur substantial additional indebtedness to finance the Merger and the Centerre Acquisition and may not be able to meet our substantial debt service requirements.

A substantial portion of our cash flows from operations is dedicated to the payment of principal and interest obligations on our outstanding indebtedness. Subject to certain restrictions, we also have the ability to incur substantial additional borrowings. In addition, we intend to incur substantial additional indebtedness in connection with the Merger and the Centerre Acquisition. If we are unable to generate sufficient funds to meet our obligations under our outstanding notes or our credit facilities (including after giving effect to the Merger), we may be required to refinance, restructure or otherwise amend some or all of such obligations, sell assets or raise additional cash through the sale of our equity. We cannot make any assurances that we would be able to obtain such refinancing on terms as favorable as our current financing or that such restructuring, sales of assets or issuances of equity can be accomplished or, if accomplished, would raise sufficient funds to meet these obligations.

Acquiring Gentiva will substantially increase the scale of our Company, which will change the risks to which we are subject.

Gentiva is a large and complex company that will add significantly to the size and scale of our operations if we are successful in closing the Merger. Gentiva reported in its annual report on Form 10-K/A for the year ended December 31, 2013 that it had approximately $1.7 billion in net revenues for 2013 and approximately $1.3 billion in total assets at December 31, 2013. It also reported that it has made numerous acquisitions and operates at approximately 550 locations in 40 states, which could expose us to increased integration, operational, employee management and regulatory risks. Further, after giving effect to the Merger, the percentage of our revenues derived from the Medicare and Medicaid programs will increase. See “Risks Relating to Reimbursement and Regulation of Our Business—Changes in the reimbursement rates or methods or timing of payment from third party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services and products could result in a substantial reduction in our revenues and operating margins” and “Risks Relating to Our Operations—Possible changes in the acuity of residents and patients, as well as payor mix and payment methodologies, may significantly affect our profitability.” We may have failed to identify all the risks to which the acquisition of Gentiva may expose us or the effects it may have on the price of our shares or on the long-term value of the Company, including any risks related to Gentiva’s compliance with healthcare laws and regulations, contractual obligations and leases and those related to changes in Medicare reimbursement.

Legal proceedings in connection with the Merger could delay or prevent the completion of the Merger.

Purported class action lawsuits have been filed by third parties challenging the proposed Merger and seeking, among other things, to enjoin the completion of the Merger. One of the conditions to the closing of the Merger is that no governmental entity (including any national, state or local governmental authority) having jurisdiction over a party to a Merger Agreement has enacted, issued, enforced or entered any laws or orders that prohibit the completion of the Merger. Because the Merger Agreement contains this condition, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then the injunction may delay the Merger or prevent the Merger from being completed. In addition, Gentiva and Kindred could incur significant costs or damages in connection with the lawsuits.

Risks Relating to Acquisitions Generally

Any acquisition, investment or strategic alliance that we have made or may make in the future may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

Independently of the proposed acquisitions of Gentiva and Centerre, we intend to continue to selectively pursue strategic acquisitions of, investments in, and strategic alliances with, hospitals, IRFs, nursing centers, rehabilitation operations, and home health and hospice operations, particularly where an acquisition may assist us in scaling our operations more rapidly and efficiently than internal growth. Acquisitions, including the Merger and the Centerre acquisition, may involve significant cash expenditures, debt incurrence, additional operating losses, amortization of certain intangible assets of acquired companies, dilutive issuances of equity securities and expenses that could have a material adverse effect on our business, financial position, results of operations and liquidity.

Acquisitions, investments and strategic alliances involve numerous risks. These risks include:

•	limitations on our ability to identify acquisitions that meet our target criteria and complete such acquisitions on reasonable terms and valuations;

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limitations on our ability to access equity or capital to fund acquisitions, including difficulty in obtaining financing for acquisitions at a reasonable cost, or that such financing will contain restrictive covenants that limit our operating flexibility or ability to access additional capital when needed;

•	entry into markets or businesses in which we may have limited or no experience;

•	difficulties integrating acquired operations, personnel and information systems, and in realizing projected efficiencies and cost savings, particularly in the case of significant acquisitions;

•	diversion of management’s time from existing operations;

•	potential loss of key employees or customers of acquired companies;

•	inaccurate assessment of assets and liabilities and exposure to undisclosed or unforeseen liabilities of acquired companies, including liabilities for the failure to comply with healthcare laws;

•	the possibility that we failed to discover liabilities of an acquired company during our due diligence investigation as part of any acquisition for which we, as a successor owner, may be responsible;

•	obligations that we may have to joint venture partners and other counterparties of an acquired company that arise as a result of a change in control of an acquired company;

•	obligations that we have to holders of our debt securities and to our lenders under our existing credit facilities, including our obligations to comply with financial covenants; and

•	impairment of acquired goodwill and intangible assets.

Acquisitions and other strategic opportunities may negatively impact our business, financial position, results of operations and liquidity.

We continue to seek acquisitions and other strategic opportunities for each of our businesses, particularly where we believe an acquisition or strategic opportunity may assist us in scaling our operations more rapidly and efficiently than internal growth. Accordingly, we are often engaged in evaluating potential transactions and other strategic alternatives, some of which may be significant in size, and we may engage in preliminary discussions that may result in one or more transactions. Our business, short-term and long-term financial position, results of operations and liquidity may be impacted if we announce or complete any such transaction or if we incur substantial costs or other losses in connection with any such transaction, whether or not it is completed. Moreover, although we intend to enter into transactions that enhance long-term shareholder value, our ability to achieve this objective would be subject to integration risks, the ability to retain and attract key personnel, the ability to realize synergies and other risks, all of which would be more material with transactions of significant size.

In addition to acquisitions, we also may pursue strategic opportunities involving the construction of new hospitals or nursing centers. The construction of new facilities involves numerous risks, including construction delays, cost over-runs, and the satisfaction of zoning and other regulatory requirements. We may be unable to operate newly constructed facilities profitably and such facilities may involve significant cash expenditures, debt incurrence, additional operating losses, and expenses that could have a material adverse effect on our business, financial position, results of operations and liquidity.

We operate 12 of our facilities and one home health agency through joint ventures with unrelated parties. We are the majority owner of each of those joint ventures. We may enter into additional joint ventures with unrelated parties in the future to acquire, own or operate hospitals, IRFs, nursing centers and/or home health and hospice services. Although, we typically control the day-to-day activities of these joint ventures, the joint venture agreements with our partners often include provisions reserving certain major actions for super-majority approval. Failure to obtain, or delays or substantial time and costs involved in obtaining, our partners’ approval rights, if any, could adversely affect our ability to operate such joint ventures, and could have a material adverse effect on such ventures or our business, financial position, results of operations and liquidity more generally. Such actions may include entering into a new business activity or ceasing an existing activity, taking on substantial debt, admitting new partners, and terminating the venture. In addition, the joint venture agreements may restrict our ability to derive cash from the joint venture and affect our ability to transfer our interest in the joint venture. We may be required to provide additional capital to a joint venture if our partner defaults on its capital obligations.

We may not be successful in completing our acquisition of Centerre, and even if we are successful, we may fail to realize the anticipated benefits of the acquisition.

On November 11, 2014, we entered into the Centerre Merger Agreement to acquire Centerre. Completion of the Centerre Acquisition is subject to various conditions, including, among others, approval of the Centerre Merger Agreement by the requisite vote of Centerre’s stockholders, regulatory approvals, consents from joint venture partners and certain other customary conditions to closing, including the expiration of the waiting period under the HSR Act. In addition, the Centerre Merger Agreement also contains certain termination rights for the Company and Centerre (including if the Centerre Merger is not consummated by March 1, 2015). There can be no assurance that the conditions to closing will be satisfied or waived or that other events will not intervene to delay or prevent the closing of the Centerre Acquisition. A delay in closing, or a failure to complete the Centerre Acquisition, could have a negative impact on our business and on the trading price of our Common Stock. We may not be able to successfully integrate Centerre’s operations with our own, and we may be unable to realize any of the expected synergies or other benefits in the timeframe that we expect or at all. Whether or not we acquire Centerre, we have incurred, and will continue to incur, substantial nonrecurring transaction costs in connection with the acquisition.

Risk Factors Relating to the Offering and Ownership of Our Common Stock

The market price of our Common Stock may fluctuate significantly, and it may trade at prices below the price at which you purchased them.

The market price of our Common Stock following this offering may fluctuate significantly from time to time as a result of many factors, including, but not limited to:

•	regulatory and/or reimbursement changes applicable to our business;

•	quarterly or other periodic variations in operating results;

•	adverse outcomes from litigation and/or government, regulatory or internal investigations;

•	changes in financial estimates and recommendations by securities analysts;

•	national, regional and industry-specific economic, financial, business and political conditions;

•	operating and stock price performance of other companies that investors may deem comparable;

•	press releases or negative publicity relating to our competitors or us or relating to trends in healthcare;

•	sales of stock by insiders;

•	issuance of additional shares of Common Stock by the Company;

•	changes in our credit ratings;

•	natural disasters, terrorist attacks and pandemics; and

•	limitations on our ability to repurchase our Common Stock.

Broad market and industry factors may adversely affect the market price of our Common Stock, regardless of our actual operating performance. As a result, our Common Stock may trade at prices significantly below the price at which you purchased them. In addition, security holders often institute class action litigation following periods of volatility in the price of a company’s securities. If the market value of our Common Stock experiences adverse fluctuations and we become a party to this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to decline.

Future issuances or sales of our shares could adversely affect the market price of our Common Stock.

Future sales of our Common Stock, or securities convertible or exchangeable into shares of our Common Stock, in the public market, whether by us or our existing stockholders, future issuances of additional shares of Common Stock in connection with any future acquisitions or pursuant to employee benefit plans and future issuances of shares of Common Stock upon exercise of options or warrants, or the perception that such sales, issuances and/or exercises or conversions could occur, may adversely affect the market price of our Common Stock, which could decline significantly. Sales by our existing shareholders might also make it more difficult for us to raise equity capital by selling new Common Stock at a time and price that we deem appropriate.

As part of the Financing Transactions, we are concurrently offering 150,000 Units. Each Unit is comprised of a prepaid stock purchase contract (the “Purchase Contract”) and one share of mandatory redeemable preferred stock (the “Mandatory Redeemable Preferred Stock”). Unless settled or redeemed earlier, each Purchase Contract will automatically settle on December 1, 2017 (subject to postponement in certain limited circumstances) and we will deliver a number of shares of our Common Stock based on the applicable market value of our Common Stock. Holders of Mandatory Redeemable Preferred Stock are entitled to receive a quarterly “preferred stock installment payment,” which we may choose to pay in cash, shares of our Common Stock or combination thereof. In addition, we will issue additional shares of our Common Stock to Gentiva stockholders as part of the Merger Consideration at the closing of the Merger.

We, along with each of our executive officers and directors have agreed to a 60-day lock-up agreement with the underwriters that prohibits the offer, pledge or sale of, or entering into any transaction that is designed to, or might reasonably be expected to, dispose of or transfer, any of our Common Stock or any securities convertible into or exchangeable or exercisable for our Common Stock, among other restrictions, for a period of 60 days following the date of this prospectus supplement. However, this lock-up agreement is subject to several exceptions, including the concurrent Units Offering and the issuance of our Common Stock to Gentiva stockholders at the closing of the Merger, and the joint book-running managers in their sole discretion may release any of the securities subject to the lock-up, at any time without notice.

We may issue additional Common Stock in the future in connection with capital raisings, acquisitions, strategic transactions, settlement or redemption of the Purchase Contracts included in the Units, our option to pay preferred stock installment payments under the Mandatory Redeemable Preferred Stock in shares of Common Stock, or for other purposes. To the extent we issue substantial additional Common Stock, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced, which may negatively affect the market prices for our Common Stock.

Our management will have broad discretion over the use of the net proceeds from this offering.

Our management will have broad discretion to direct the net proceeds from this offering, which may include general corporate purposes, and could spend the net proceeds in ways with which you may not agree. General corporate purposes may include, without limitation, working capital, repayment of outstanding indebtedness, general and administrative expenses, capital expenditures and future acquisitions. See “Use of Proceeds.” Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity, as part of your investment decision, to evaluate the economic, financial or other information upon which our management bases its decisions.

We may not be able to continue paying a regular dividend and the failure to do so could adversely affect our stock price.

Our ability to continue paying regular dividends is based on many factors, including the success of our operations, the level of demand for our services, the level of payments for our services, changes in healthcare regulations and our liquidity needs that may vary substantially from our estimates. Many of these factors are beyond our control and a change in any such factor could affect our ability to pay or maintain dividends. In addition, the Credit Facilities and the indenture governing our 6.375% Senior Notes due 2022 (“existing notes”) limit, and the indenture governing the Senior Notes to be issued pursuant to the Senior Notes Offering will likely limit, our ability to pay dividends to stockholders and may prevent further dividends if we are in default under any of those agreements. The failure to continue paying regular dividends could adversely affect our stock price.

Our issuance of preferred stock may cause the Common Stock price to decline, which may negatively impact your investment.

Our board of directors is authorized to issue series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over Common Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. The Units we are offering in the concurrent Units Offering consist of Purchase Contracts and shares of Mandatory Redeemable Preferred Stock. The Mandatory Redeemable Preferred Stock and any other preferred stock we may issue in the future will rank senior to all of our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up. If we issue cumulative preferred stock in the future that has preference over Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of Common Stock, the market price of Common Stock could decrease, which may negatively impact your investment.

Risks Relating to Reimbursement and Regulation of Our Business

Healthcare reform has initiated significant changes to the United States healthcare system.

Various healthcare reform provisions became law upon enactment of the Patient Protection and Affordable Care Act and the Healthcare Education and Reconciliation Act (collectively, the “ACA”). The reforms contained in the ACA have impacted each of our businesses in some manner. Several of the reforms are very significant and could ultimately change the nature of our services, the methods of payment for our services and the underlying regulatory environment. The reforms include the possible modifications to the conditions of qualification for payment, bundling payments to cover both acute and post-acute care and the imposition of enrollment limitations on new providers. The ACA also provides for: (1) reductions to the annual market basket payment updates for LTAC hospitals, IRFs, home health agencies and hospice providers, which could result in lower reimbursement than in the preceding year; (2) additional annual “productivity adjustment” reductions to the annual market basket payment update as determined by Centers for Medicare and Medicaid Services (“CMS”) for LTAC hospitals, IRFs, and nursing centers (beginning in federal fiscal year 2012), home health agencies (beginning in federal fiscal year 2015) and hospice providers (beginning in federal fiscal year 2013); (3) new transparency, reporting and certification requirements for nursing centers, including disclosures regarding organizational structure, officers, directors, trustees, managing employees and financial, clinical and other related data; (4) a quality reporting system for hospitals (including LTAC hospitals and IRFs) beginning in federal fiscal year 2014; and (5) reductions in Medicare payments to hospitals (including LTAC hospitals and IRFs) beginning in federal fiscal year 2014 for failure to meet certain quality reporting standards or to comply with standards in new value based purchasing demonstration project programs.

In addition, a primary goal of healthcare reform is to reduce costs, which includes reductions in the reimbursement paid to us and other healthcare providers. Moreover, healthcare reform could negatively impact insurance companies, other third party payors, our customers, as well as other healthcare providers, which may in turn negatively impact our business. As such, healthcare reforms and changes resulting from the ACA, as well as other similar healthcare reforms, could have a material adverse effect on our business, financial position, results of operations and liquidity.

Further, the ACA mandates changes to home health and hospice benefits under Medicare. For home health, the ACA mandates creation of a value-based purchasing program, development of quality measures, a decrease in home health reimbursement beginning with federal fiscal year 2014 that will be phased-in over a four-year period, and a reduction in the outlier cap. In addition, the ACA requires the Secretary of Health and Human Services to test different models for delivery of care, some of which would involve home health services. It also requires the Secretary to establish a national pilot program for integrated care for patients with certain conditions, bundling payment for acute hospital care, physician services, outpatient hospital services (including emergency department services), and post-acute care services, which would include home health. The ACA further directs the Secretary to rebase payments for home health, which will result in a decrease in home health reimbursement beginning in 2014 that will be phased-in over a four-year period. The Secretary is also required to conduct a study to evaluate cost and quality of care among efficient home health agencies regarding access to care and treating Medicare beneficiaries with varying severity levels of illness and provide a report to Congress. Beginning October 1, 2012, the annual market basket rate increase for hospice providers was reduced by a formula that caused payment rates to be lower than in the prior year.

Changes in the reimbursement rates or methods or timing of payment from third party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services and products could result in a substantial reduction in our revenues and operating margins.

We depend on reimbursement from third party payors, including the Medicare and Medicaid programs, for a substantial portion of our revenues. For the year ended December 31, 2013, we derived approximately 51% of our total revenues (before eliminations) from the Medicare and Medicaid programs and the balance from other third party payors, such as commercial insurance companies, health maintenance organizations, preferred provider organizations and contracted providers. After the Merger, the percentage of our revenues derived from the Medicare and Medicaid programs will increase. The Medicare and Medicaid programs are highly regulated and subject to frequent and substantial changes. See “Part I—Item 1—Business—Governmental Regulation” of Kindred’s Annual Report on Form 10-K for the year ended December 31, 2013.

Congress continues to discuss deficit reduction measures, leading to a high degree of uncertainty regarding potential reforms to governmental healthcare programs, including Medicare and Medicaid. These discussions, along with other continuing efforts to reform governmental healthcare programs, both as part of the ACA and otherwise, could result in major changes in the healthcare delivery and reimbursement system on a national and state level. Potential reforms include changes directly impacting the government and private reimbursement systems for each of our businesses. Reforms or other changes to the payment systems, including modifications to the conditions of qualification for payment, the imposition of enrollment limitations on new providers, or bundling payments to cover acute and post-acute care or services provided to dually eligible Medicare and Medicaid patients may be proposed or could be adopted by Congress or CMS in the future.

The Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 (the “Taxpayer Relief Act”)) instituted an automatic 2% reduction on each claim submitted to Medicare beginning April 1, 2013.

The Taxpayer Relief Act also reduces Medicare payments by an additional 25% for subsequent procedures when multiple therapy services are provided on the same day. We believe that the new rules related to multiple therapy services have reduced our Medicare revenues by $25 million to $30 million on an annual basis.

On August 1, 2012, CMS issued final rules (the “2012 CMS Rules”) which, among other things, reduced Medicare reimbursement to our TC hospitals in 2013 and beyond by imposing a budget neutrality adjustment and modifying the short-stay outlier rules. Effective December 29, 2012, the 2012 CMS Rules: (1) began a three-year phase-in of a 3.75% budget neutrality adjustment, which will reduce LTAC hospital rates by approximately 1.3% in each of 2013, 2014 and 2015; and (2) restored a payment reduction that will limit payments for very short-stay outliers that will reduce our TC hospital payments by approximately 0.5%.

On July 29, 2011, CMS issued final rules (the “2011 CMS Rules”) which, among other things, significantly reduced Medicare payments to nursing centers and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries beginning October 1, 2011. CMS projected the impact of these changes would result in an 11.1% decrease in payments to nursing centers. In addition to these rate changes, the 2011 CMS Rules introduced additional changes to resource utilization grouping (“RUG”) calculations along with adding additional patient assessments. Under the 2011 CMS Rules, group therapy is defined as therapy sessions with four patients who are performing similar therapy activities. In addition, for purposes of assigning patients to RUGs IV payment categories, the minutes of group therapy are divided by four with 25% of the minutes being allocated to each patient. The 2011 CMS Rules also clarify the circumstances for reporting breaks in care of three or more days of therapy and also implement a new change of therapy assessment that is designed to allocate the patient to the RUG level that represents the treatment provided in the last seven days. Both changes produced alterations in the RUG scores billed for the patient and generated additional assessments. The 2011 CMS Rules reduced our revenues on an annual basis by approximately $100 million in our nursing center business and negatively impacted our rehabilitation therapy business by approximately $50 million.

On November 22, 2013, CMS issued final regulations regarding Medicare payment rates for home health agencies effective January 1, 2014. These final regulations implement a net 1.05% reduction consisting of a 2.3% market basket inflation increase, less (1) a 0.62% ICD-9 grouper refinement, and (2) a 2.73% rebasing adjustment mandated under the ACA. Rebasing the rates includes adjustments to the 60-day episode and per visit payment rates, the non-routine medical supply conversion factor and low utilization payment factors. The rebasing is expected to reduce payment rates by 2.8% in each of the next four years, beginning January 1, 2014.

On October 30, 2014, CMS issued final regulations regarding Medicare payment rates for home health agencies effective January 1, 2015. These final regulations implement a net 0.3% reduction consisting of a 2.6% market basket inflation increase, less (1) a 0.5% productivity adjustment, and (2) a 2.4% rebasing adjustment mandated under the ACA.

On August 4, 2014, CMS issued final regulations regarding Medicare payment rates for hospice providers effective October 1, 2014. These final regulations implement a net market basket increase of 2.1% consisting of: (1) a 2.9% market basket inflation increase, less (2) offsets to the standard payment conversion factor mandated by the ACA of: (a) a 0.5% adjustment to account for the effect of a productivity adjustment, and (b) 0.3% as required by statute. In addition, CMS continued the phase-out of the wage index budget neutrality adjustment. CMS has projected the impact of these changes will result in a 1.4% increase in payments to hospice providers.

In February 2012, Congress passed the Job Creation Act which provides for reductions in reimbursement of Medicare bad debts at our hospitals and nursing centers. For the hospitals, the bad debt reimbursement rate for all bad debts was lowered to 65% effective for cost reporting periods beginning on or after October 1, 2012. For the nursing centers, the Job Creation Act provides for a phase-in of the reduction in the rate of reimbursement for bad debts of patients that are dually eligible for Medicare and Medicaid. The rate of reimbursement for bad debts for these dually eligible patients was reduced from 88% to 76% in October 2013 and will be reduced to 65% for cost reporting periods beginning on or after October 1, 2014. The rate of reimbursement for bad debts for patients not dually eligible for both Medicare and Medicaid was reduced from 70% to 65%, effective with cost reporting periods beginning on or after October 1, 2012. Approximately 90% of our Medicare bad debt reimbursements incurred at our nursing centers are associated with patients that are dually eligible.

Weak economic conditions also could adversely affect the budgets of individual states and of the federal government. This could result in attempts to reduce or eliminate payments for federal and state healthcare programs, including Medicare and Medicaid, and could result in an increase in taxes and assessments on our activities. In addition, private third party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and are requesting that healthcare providers assume more financial risk.

Though we cannot predict what reform proposals will be adopted or finally implemented, healthcare reform and regulations may have a material adverse effect on our business, financial position, results of operations and liquidity through, among other things, decreasing funds available for our services or increasing operating costs. We could be affected adversely by the continuing efforts of governmental and private third party payors to contain healthcare costs. We cannot assure you that reimbursement payments under governmental and private third party payor programs, including Medicare supplemental insurance policies, will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to these programs. Future changes in third party payor reimbursement rates or methods, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services and products could result in a material reduction in our revenues. Our operating margins continue to be under pressure because of reduced Medicare reimbursement, deterioration in pricing flexibility, changes in payor mix, changes in length of stay and growth in operating expenses in excess of increases in payments by third party payors. In addition, as a result of competitive pressures, our ability to maintain operating margins through price increases to private patients or commercial payors remains limited. These results could have a material adverse effect on our business, financial position, results of operations and liquidity.

The implementation of new patient criteria for LTAC hospitals under the various legislative changes impacting LTAC hospitals that Congress adopted as part of the Pathway for SGR Reform Act of 2013 (the “LTAC Legislation”) will reduce the population of patients eligible for Long-Term Acute Care Prospective Payment System (“LTAC PPS”) and change the basis upon which we are paid which could adversely affect our revenues and profitability.

The LTAC Legislation creates new Medicare criteria and payment rules for LTAC hospitals. Under the new criteria, LTAC hospitals treating patients with at least a three-day prior stay in an acute care hospital intensive care unit and patients on prolonged mechanical ventilation admitted from an acute care hospital will continue to receive payment under LTAC PPS. Other patients will continue to have access to LTAC care, whether they are admitted to LTAC hospitals from acute care hospitals or directly from other settings or the community. LTAC hospitals will be paid at a “site-neutral” rate for these patients, based on the lesser of per diem Medicare rates paid for patients with the same diagnoses under the prospective payment system for general short-term acute care hospitals (“IPPS”) or LTAC costs.

The effective date of the new patient criteria is October 1, 2015, followed by a two-year phase-in period tied to each LTAC hospital’s cost reporting period. During the phase-in period, payment for patients receiving the site neutral rate will be based 50% on the current LTAC PPS and 50% on the new site neutral rate. Nearly all of our TC hospitals (which are certified as LTAC hospitals under the Medicare program) have a cost reporting period starting on September 1 of each year. Accordingly, the phase-in will not begin for most of our hospitals until September 1, 2016 and full implementation of the new criteria will not begin until September 1, 2018.

We continue to analyze Medicare and internal data to estimate the number of our cases that will continue to be paid under the LTAC PPS rate. At this time, we estimate that approximately 40% of our current LTAC patients will be paid at the site neutral rate under the new criteria once it is fully phased-in. The site-neutral payment rates will be based on the lesser of per diem Medicare rates paid for patients with the same diagnoses under IPPS or LTAC costs. There can be no assurance that these site neutral payments will not be materially less than the payments currently provided under LTAC PPS.

The additional patient criteria imposed by LTAC Legislation will reduce the population of patients eligible for LTAC PPS and change the basis upon which we are paid for other patients. In addition, the LTAC Legislation will be subject to additional governmental regulations and the interpretation and enforcement of those regulations. These changes could have a material adverse effect on our business, financial position, results of operations and liquidity.

We conduct business in a heavily regulated industry, and changes in regulations, the enforcement of these regulations or violations of regulations may result in increased costs or sanctions that reduce our revenues and profitability.

In the ordinary course of our business, we are subject regularly to inquiries and audits by federal and state agencies that oversee applicable healthcare program participation and payment regulations. We also are subject to government investigations. We believe that the regulatory environment surrounding most segments of the healthcare industry will remain intense.

The extensive federal, state and local regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, allowable costs, services and prices for services, facility staffing requirements, qualifications and licensure of staff, environmental and occupational health and safety, and the confidentiality and security of health-related information. In particular, various laws, including the anti-kickback, anti-fraud and abuse amendments codified under the Social Security Act, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the anti-kickback, anti-fraud and abuse amendments under the Social Security Act include criminal penalties, civil sanctions, fines and possible exclusion from government programs such as Medicare and Medicaid. See “Part I—Item 1—Business—Governmental Regulation” of Kindred’s Annual Report on Form 10-K for the year ended December 31, 2013.

Federal and state governments continue to pursue intensive enforcement policies resulting in a significant number of inspections, audits, citations of regulatory deficiencies and other regulatory sanctions including demands for refund of overpayments, terminations from the Medicare and Medicaid programs, bans on Medicare and Medicaid payments for new admissions and civil monetary penalties or criminal penalties. Audits under the CMS Recovery Audit Contractor (“RAC”) and other audits evaluating the medical necessity of services provided are expected to further intensify the regulatory environment surrounding the healthcare industry as third party firms engaged by CMS commence extensive reviews of claims data and medical and other records to identify improper payments to healthcare providers under the Medicare program. If we fail to comply with the extensive laws, regulations and prohibitions applicable to our businesses, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to investigations, audits or other enforcement actions related to these laws, regulations or prohibitions. Furthermore, should we lose the licenses for one or more of our facilities as a result of regulatory action or otherwise, we could be in default under our master lease agreements with Ventas (“Master Lease Agreements”), the Credit Facilities and indenture governing our existing notes. Failure of our staff to satisfy applicable licensure requirements, or of our hospitals, IRFs, nursing centers, our rehabilitation operations, and home health and hospice operations, to satisfy applicable licensure and certification requirements could have a material adverse effect on our business, financial position, results of operations and liquidity.

We are unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or the intensity of federal and state enforcement actions. Changes in the regulatory framework, including those associated with healthcare reform, and sanctions from various enforcement actions could have a material adverse effect on our business, financial position, results of operations and liquidity.

We face and are currently subject to reviews, audits and investigations under our contracts with federal and state government agencies and other payors, and these reviews, audits and investigations could have adverse findings that may negatively impact our business.

As a result of our participation in the Medicare and Medicaid programs, we face and are currently subject to various governmental reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. An increasing level of governmental and private resources is being devoted to the investigation of allegations of fraud and abuse in the Medicare and Medicaid programs, and federal and state regulatory authorities are taking an increasingly strict view of the requirements imposed on healthcare providers by the Social Security Act, the Medicare and Medicaid programs and other applicable laws. We are routinely subject to audits under various government programs, including the RAC program, in which third party firms engaged by CMS conduct extensive reviews of claims data and medical and other records to identify potential improper payments to healthcare providers under the Medicare program. In addition, we, like other hospital and nursing center operators and rehabilitation therapy service providers, are subject to ongoing investigations by the United States Department of Health and Human Services (the “OIG”), the United States Department of Justice (the “DOJ”) and state attorneys general into the billing of rehabilitation and other services provided to Medicare and Medicaid patients, including whether rehabilitation therapy services were properly documented and billed, whether services provided were medically necessary and general compliance with conditions of participation in the Medicare and Medicaid programs. Private pay sources such as third party insurance and managed care entities also often reserve the right to conduct audits. Our costs to respond to and defend reviews, audits and investigations are significant and are likely to increase in the current enforcement environment. These audits and investigations may require us to refund or retroactively adjust amounts that have been paid under the relevant government program or from other payors. Moreover, an adverse review, audit or investigation also could result in other adverse consequences, particularly if the underlying conduct is found to be pervasive or systemic. These consequences include:

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	loss of our right to participate in the Medicare or Medicaid programs or one or more third party payor networks;

•	indemnity claims asserted by customers and others for which we provide services; and

•	damage to our reputation in various markets, which could adversely affect our ability to attract patients, residents and employees.

If they were to occur, these consequences could have a material adverse effect on our business, financial position, results of operations and liquidity. See Note 20 to Kindred’s audited consolidated financial statements for the year ended December 31, 2013, included in Kindred’s Current Report on Form 8-K filed with the SEC on November 14, 2014. See Note 16 to Gentiva’s audited consolidated financial statements included in Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and Note 14 to the unaudited condensed consolidated financial statements included in Gentiva’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, in each case, incorporated by reference in this prospectus supplement.

We are subject to extensive and complex federal and state government laws and regulations which govern and restrict our relationships with physicians and other referral sources.

Section 1128B of the Social Security Act (the “Anti-Kickback Statute”), Section 1877 of the Social Security Act (the “Stark Law”), the Federal False Claims Act (the “FCA”) and similar state laws materially restrict our relationships with physicians and other referral sources. We have a variety of financial relationships with physicians and others who either refer or influence the referral of patients to our healthcare facilities, and these laws govern those relationships. The OIG has enacted safe harbor regulations that outline practices deemed protected from prosecution under the Anti-Kickback Statute. While we endeavor to comply with the safe harbors, most of our current arrangements, including with physicians and other referral sources, may not qualify for safe harbor protection. Failure to qualify for a safe harbor does not mean the arrangement necessarily violates the Anti-Kickback Statute, but may subject the arrangement to greater scrutiny. However, we cannot offer assurance that practices outside of a safe harbor will not be found to violate the Anti-Kickback Statute. Allegations of violations of the Anti-Kickback Statute may be brought under federal civil monetary penalty laws, which require a lower burden of proof than other fraud and abuse laws, including the Anti-Kickback Statute.

Our financial relationships with referring physicians and their immediate family members must comply with the Stark Law by meeting an exception. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot provide assurance that every relationship complies fully with the Stark Law. Unlike the Anti-Kickback Statute, failure to meet an exception under the Stark Law results in a violation of the Stark Law, even if such violation is technical in nature.

Additionally, if we violate the Anti-Kickback Statute or the Stark Law, or if we improperly bill for our services, we may be found to violate the FCA, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” lawsuit.

If we fail to comply with the Anti-Kickback Statute, the Stark Law, the FCA or other applicable laws and regulations, we could be subject to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities or healthcare activities), exclusion of one or more facilities or healthcare activities from participation in the Medicare, Medicaid and other federal and state healthcare programs and, for violations of certain laws, regulations and criminal penalties.

We do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial position, results of operations and liquidity, and our business reputation could suffer significantly. In addition, other legislation or regulations at the federal or state level may be adopted that adversely affect our business.

Future cost containment initiatives undertaken by third party payors may limit our revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs or to respond to healthcare reform could affect the profitability of our services. These payors attempt to control healthcare costs by contracting with providers of healthcare to obtain services on a discounted basis. We believe that this trend will continue and intensify and may further limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services or limit access to our services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates. These results could have a material adverse effect on our business, financial position, results of operations and liquidity.

Further consolidation of managed care organizations and other third party payors may adversely affect our profits.

Managed care organizations and other third party payors have continued to consolidate in order to enhance their ability to influence the delivery and cost structure of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a smaller number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. In addition, third party payors, including managed care payors, increasingly are demanding discounted fee structures. To the extent that these organizations terminate us as a preferred provider, engage our competitors as a preferred or exclusive provider or demand discounted fee structures, our business, financial position, results of operations and liquidity could be materially and adversely affected.

If our TC hospitals fail to maintain their certification as LTAC hospitals, our revenues and profitability could decline.

If our TC hospitals, satellite TC facilities or HIHs fail to meet or maintain the standards for certification as LTAC hospitals, such as average minimum length of patient stay, they will receive payments under IPPS rather than payment under the system applicable to LTAC hospitals. Payments at rates applicable to general acute care hospitals would result in our TC hospitals receiving less Medicare reimbursement than they currently receive for patient services and our profitability would decline. To maintain certification under LTAC PPS, the average length of stay of Medicare patients must be greater than 25 days. Medicare Advantage patients are included with Medicare fee-for-service patients in order to determine compliance with the 25 day average length of stay requirements. Under the LTAC Legislation, the average Medicare 25-day length of stay rule will remain in effect for patients paid for under the new Medicare LTAC payment system. However, for cost reporting periods beginning on or after October 1, 2015, the 25-day requirement will not apply to patients receiving the site neutral rate or to Medicare Advantage patients treated in LTAC hospitals.

Beginning in 2020, the LTAC Legislation requires that at least 50% of our patients must be paid under the new LTAC payment system to maintain Medicare certification as a LTAC hospital. Under the new criteria, LTAC hospitals treating patients with at least a three-day prior stay in an acute care hospital intensive care unit and patients on prolonged mechanical ventilation admitted from an acute care hospital will continue to receive payment under LTAC PPS.

The failure of one or more of our TC hospitals to maintain its Medicare certification as a LTAC hospital could have a material adverse effect on our business, financial position, results of operations and liquidity.

Expiration of the moratorium imposed on certain federal regulations otherwise applicable to LTAC hospitals, including HIHs and satellite hospitals, could have an adverse effect on our future revenues and profitability.

CMS has regulations governing payments to LTAC hospitals that are co-located with another hospital, such as a HIH. The rules generally limit Medicare payments to the HIH if the Medicare admissions to the HIH from its co-located hospital exceed 25% of the total Medicare discharges for the HIH’s cost reporting period. There are limited exceptions for admissions from rural hospitals, urban single hospitals and hospitals that generate more than 25% of the Medicare discharges in a metropolitan statistical area (“MSA Dominant hospitals”). Patients transferred after they have reached the short-term acute care outlier payment status are not counted toward the admission threshold. Patients admitted prior to meeting the admission threshold, as well as Medicare patients admitted from a non co-located hospital, are eligible for the full payment under LTAC PPS. If the HIH’s admissions from the co-located hospital exceed the limit in a cost reporting period, Medicare will pay the lesser of: (1) the amount payable under LTAC PPS or (2) the amount payable under IPPS, which likely will reduce our revenues for such admissions.

In 2007, CMS issued regulations which expanded the “25 Percent Rule” to all LTAC hospitals, regardless of whether they are co-located with another hospital. Under these regulations, all LTAC hospitals were to be paid

LTAC PPS rates for admissions from a single referral source up to 25% of aggregate Medicare admissions. Patients reaching high cost outlier status in the short-term hospital were not to be counted when computing the 25% limit. Admissions beyond the 25% threshold are to be paid at a lower amount based upon IPPS rates.

Since 2007, various legislative enactments have created moratoriums on the expansion of the “25 Percent Rule” to freestanding LTAC hospitals. The LTAC Legislation extends the moratorium on the expansion of the “25 Percent Rule” to LTAC hospitals certified prior to October 1, 2004 for four years. LTAC hospitals certified after October 1, 2004 continue to be ineligible for relief from the “25 Percent Rule.” Freestanding LTAC hospitals will not be subject to the “25 Percent Rule” payment adjustment until cost reporting periods beginning on or after July 1, 2016. In addition, for cost reporting periods beginning before October 1, 2016: (1) LTAC hospitals may admit up to 50% of their patients from a co-located hospital and still be paid according to LTAC PPS; and (2) LTAC hospitals that are co-located with an urban single hospital or a MSA Dominant hospital may admit up to 75% of their patients from such urban single or MSA Dominant hospital and still be paid according to LTAC PPS. The LTAC Legislation further provides that co-located LTAC hospitals certified on or before September 30, 1995 are exempt from the provisions of the “25 Percent Rule.” The LTAC Legislation also mandates that the Secretary of the United States Department of Health and Human Services (the “HHS”) report to Congress by July 1, 2015 on whether the “25 Percent Rule” should continue to be applied.

Since these rules are complex and are based upon the volume of Medicare admissions and the source of those admissions, we cannot predict with any certainty the impact on our future revenues or operations from these regulations. If the “25 Percent Rule” is ultimately fully implemented, it could have a material adverse effect on our business, financial position, results of operations and liquidity.

The moratorium on the Medicare certification of new LTAC hospitals and beds in existing LTAC hospitals limits our ability to increase LTAC hospital bed capacity, expand into new areas or increase services in existing areas we serve.

The LTAC Legislation, as amended by the Protecting Access to Medicare Act of 2014, imposes a moratorium from April 1, 2014 through September 30, 2017 on the establishment and classification of new LTAC hospitals, LTAC satellite facilities and LTAC beds in existing LTAC hospitals or satellite hospitals, subject to certain exceptions. This moratorium limits our ability to increase LTAC bed capacity, expand into new areas or increase bed capacity in existing markets that we serve.

Healthcare reform and other regulations could adversely affect the liquidity of our customers, which could have an adverse effect on their ability to make timely payments to us for our products and services.

The ACA and other laws and regulations that limit or restrict Medicare and Medicaid payments to our customers could adversely impact the liquidity of our customers, resulting in their inability to pay us, or to timely pay us, for our products and services. In addition, if our customers fail to comply with applicable laws and regulations they could be subject to possible sanctions, including loss of licensure or eligibility to participate in reimbursement programs, as well as civil and criminal penalties. These developments could have a material adverse effect on our business, financial position, results of operations and liquidity.

If we do not manage admissions in the IRFs that we operate or manage in compliance with a 60% threshold, reimbursement for services rendered by us in these facilities will be based upon less favorable rates.

IRFs are subject to a requirement that 60% or more of the patients admitted to the facilities have one or more of 13 specific conditions in order to qualify for the inpatient rehabilitation facility prospectus payment system. If that compliance threshold is not maintained, the IRF will be reimbursed at the lower prospective payment system applicable to acute care hospitals. That may lead to reduced revenue in the IRFs that we operate or manage and also may lead customers of IRFs to attempt to renegotiate the terms of their contracts or terminate their contracts, in either case adversely affecting the projected revenues and profitability we expect.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the privacy and security rules under Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most uses and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy or security rules under HIPAA or other federal or state laws protecting the confidentiality of patient health information, we could be subject to sanctions and civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial position, results of operations and liquidity.

Risks Relating to Kindred’s Indebtedness

Our indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations.

We have a substantial amount of indebtedness. As of September 30, 2014, we had total indebtedness of approximately $1.5 billion in addition to the availability of approximately $652 million under the ABL Facility (subject to a borrowing base and after giving effect to approximately $5 million of letters of credit outstanding on September 30, 2014). The completion of the Merger and the Centerre Acquisition will significantly increase our aggregate indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Information.” Our substantial amount of indebtedness could have important consequences. For example it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	expose us to fluctuations in the interest rate environment because the interest rates under the Credit Facilities are variable;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividends and other general corporate purposes;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions and other general purposes;

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, which may place us at a competitive disadvantage compared to our competitors that have less debt; and

•	restrict us from pursuing business opportunities.

Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and manage our operations.

The terms of the Credit Facilities and the indenture governing the existing notes include a number of restrictive covenants that impose significant operating and financial restrictions on us and our restricted subsidiaries, including restrictions on our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	consolidate or merge;

•	sell assets, including capital stock of our subsidiaries;

•	engage in transactions with our affiliates;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness; and

•	make investments, loans, advances and acquisitions.

The terms of the Credit Facilities also include certain additional restrictive covenants that impose significant operating and financial restrictions on us and our restricted subsidiaries, including restrictions on our and our restricted subsidiaries’ ability to, among other things:

•	engage in business other than relating to owning, operating or managing healthcare facilities;

•	enter into sale and lease-back transactions;

•	modify certain agreements;

•	make or incur capital expenditures; and

•	hold cash and temporary cash investments outside of collateral accounts.

In addition, the Credit Facilities require us to comply with financial covenants, including a maximum leverage ratio and a minimum fixed charge coverage ratio.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other opportunities. The breach of any of these covenants or restrictions could result in a default under the Credit Facilities or the indenture governing the existing notes.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our business, financial condition, results of operations and liquidity.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, including the Credit Facilities and the indenture governing the existing notes, we may not be able to incur additional indebtedness under the Credit Facilities and the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, which could have a material adverse effect on our ability to continue to operate as a going concern. Further, if we are unable to repay, refinance or restructure our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument also could result in an event of default under one or more of our other debt instruments or under the Master Lease Agreements. Moreover, counterparties to some of our contracts material to our business may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition, results of operations and liquidity.

We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness, which could further increase the risks associated with our leverage.

Subject to the restrictions in the Credit Facilities and the indenture governing the existing notes, we, including our subsidiaries, have the ability to incur significant additional indebtedness. In addition, after giving effect to the Merger and related Financing Transactions, we will have the ability to incur additional indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Information.” As of September 30, 2014:

•	we had $991 million of senior secured indebtedness under the Credit Facilities;

•	we had $500 million of senior unsecured indebtedness under the existing notes;

•

we had approximately $652 million available for borrowing under the ABL Facility (subject to a borrowing base and after giving effect to approximately $5 million of letters of credit outstanding on September 30, 2014) which, if borrowed, would be senior secured indebtedness; and

•

subject to our compliance with certain covenants and other conditions, we have the option to incur certain additional secured indebtedness and/or additional unsecured indebtedness which would rank pari passu with the existing notes. The completion of the Merger and the Centerre Acquisition would significantly increase our aggregate indebtedness.

Although the terms of the Credit Facilities and the indenture governing the existing notes include restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we incur significant additional indebtedness, the related risks that we face could increase.

We may not be able to generate sufficient cash to pay rents related to our leased properties and service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

A substantial portion of our cash flows from operations is dedicated to the payment of rents related to our leased properties, as well as principal and interest obligations on our outstanding indebtedness. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. The terms of existing or future debt instruments may limit or prevent us from taking any of these actions. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition, results of operations and liquidity.

In addition, our Master Lease Agreements and/or our outstanding indebtedness:

•

require us to dedicate a substantial portion of our cash flow to payments on our rent and interest obligations, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities, including cash dividends;

•	require us to pledge as collateral substantially all of our assets;

•

require us to maintain a certain defined fixed coverage ratio above a specified level and a certain defined total indebtedness ratio below a specified level, thereby reducing our financial flexibility;

•	require us to limit the amount of capital expenditures we can incur in any fiscal year; and

•	restrict our ability to discontinue the operation of any leased property despite its level of profitability and otherwise restrict our operational flexibility.

These provisions:

•	could have a material adverse effect on our ability to withstand competitive pressures or adverse economic conditions (including adverse regulatory changes);

•	could adversely affect our ability to make material acquisitions, obtain future financing or take advantage of business opportunities that may arise;

•	could increase our vulnerability to a downturn in general economic conditions or in our business; and

•	could adversely affect our ability to continue to make cash dividends.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

Borrowings under the Credit Facilities bear interest at variable rates. Interest rate changes could affect the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. Pursuant to the terms of the Credit Facilities, we have entered into an interest rate swap that fixes a portion of our interest rate interest payments in order to reduce interest rate volatility; however, any interest rate swaps we enter into do not fully mitigate our interest rate risk. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. For example, a change of one-eighth percent in the interest rates for the Credit Facilities would increase or decrease annual interest expense by approximately $1 million.

Prior to the completion of the Merger and subject to market and other conditions, we plan to offer the Senior Notes, which will bear a fixed or floating interest rate to be determined at the time of the Senior Notes Offering. Interest rates vary depending on market conditions and may change materially from time to time based on factors we cannot control. We are unable to predict with certainty the interest rate on the Senior Notes, which may be significantly higher than anticipated, including in comparison to the interest rates on our existing indebtedness.

Our failure to pay rent or otherwise comply with the provisions of any of our Master Lease Agreements could materially adversely affect our business, financial position, results of operations and liquidity.

As of September 30, 2014, we lease 38 of our TC hospitals and 45 of our nursing centers from Ventas under our Master Lease Agreements. Our failure to pay the rent or otherwise comply with the provisions of any of our Master Lease Agreements would result in an “Event of Default” under such Master Lease Agreement and also could result in a default under the Credit Facilities and, if repayment of the borrowings under the Credit Facilities were accelerated, also under the indenture governing the existing notes. Upon an Event of Default, remedies available to Ventas include, without limitation, terminating such Master Lease Agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such Master Lease Agreement, including the difference between the rent under such Master Lease Agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such Master Lease Agreement. The exercise of such remedies would have a material adverse effect on our business, financial position, results of operations and liquidity.

For additional information on the Master Lease Agreements, see “Part I—Item 1—Business—Master Lease Agreements” in Kindred’s Annual Report on Form 10-K for the year ended December 31, 2013.

Repayment of our indebtedness is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Certain of our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our outstanding indebtedness.

Risks Relating to Kindred’s Capital and Liquidity

The condition of the financial markets, including volatility and weakness in the equity, capital and credit markets, could limit the availability and terms of debt and equity financing sources to fund the capital and liquidity requirements of our businesses.

Financial markets experienced significant disruptions over the past several years. These disruptions impacted liquidity in the debt markets, making financing terms for borrowers less attractive and, in certain cases, significantly reduced the availability of certain types of debt financing. Despite the instability over the past several years within the financial markets nationally and globally, we have not experienced any individual lender limitations to extend credit under the Credit Facilities. However, the obligations of each of the lending institutions in the ABL Facility are separate and the availability of future borrowings under the ABL Facility could be impacted by volatility and disruptions in the financial credit markets or other events. We cannot assure you that a prolonged downturn in the credit markets or other circumstances will not impact our ability to access or to refinance the Credit Facilities. Our inability to access or refinance the Credit Facilities would have a material adverse effect on our business, financial position, results of operations and liquidity.

The Credit Facilities are collateralized by substantially all of our assets including certain owned real property and is guaranteed by substantially all of our subsidiaries. The terms of the Credit Facilities and the indenture governing the existing notes include financial covenants and certain other provisions that limit acquisitions and annual capital expenditures. We were in compliance with the terms of the Credit Facilities and the indenture governing the existing notes at September 30, 2014. However, a downturn in operating earnings or events beyond our control could impair our ability to comply with the covenants contained within the Credit Facilities and the indenture governing the existing notes. If we anticipated a potential financial or other covenant violation, however, we would seek relief from our lenders for the Credit Facilities and the holders of the existing notes, which likely would include costs to us, and such relief may not be on terms as favorable as those in the Credit Facilities or the existing notes, as applicable. Under these circumstances, there is also the potential that our lenders under the Credit Facilities or the holders of the existing notes would not grant relief to us. A default due to the violation of a financial or other covenant contained within the Credit Facilities, the indenture governing the existing notes or the occurrence of an “Event of Default” under the Master Lease Agreements could require us to immediately repay all amounts then outstanding under the Credit Facilities and the existing notes.

If we have future capital needs that cannot be funded from operating cash flows, any future issuances of equity securities may dilute the value of our Common Stock and any additional issuances of debt may increase our leverage.

Though we anticipate that the cash amounts generated internally, together with amounts available under the Credit Facilities, will be sufficient to implement our business plan for the foreseeable future, we may need additional capital if a substantial acquisition or other growth opportunity becomes available or if unexpected events occur or opportunities arise. We cannot assure you that additional capital will be available, or available on terms favorable to us. If capital is not available, we may not be able to fund internal or external business expansion or respond to competitive pressures or other market conditions. If available, we may obtain additional capital through the public or private sale of debt or equity securities. However, our ability to access the public debt or equity capital markets, on terms favorable to us or at all, may be limited by further disruptions in these markets or other events. If we sell equity securities, the transaction could be dilutive to our existing shareholders. Furthermore, these securities could have rights, preferences and privileges more favorable than those of our Common Stock. If we incur additional debt, our leverage may increase and could have a material adverse effect on our business, financial position, results of operations and liquidity.

Disruptions in the financial markets could negatively impact our investment portfolio.

We hold a substantial investment portfolio in our limited purpose insurance subsidiary. Investments held in our limited purpose insurance subsidiary consist principally of cash and cash equivalents, debt securities, equities and certificates of deposit that are held to satisfy the payment of claims and expenses related to professional liability and workers compensation risks. Our investment policy governing insurance subsidiary investments precludes the investment portfolio managers from selling any security at a loss without prior authorization from us. The investment managers also limit the exposure to any one issue, issuer or type of investment. We intend, and have the ability, to hold insurance subsidiary investments for a long duration without the necessity of selling securities to fund the underwriting needs of our insurance subsidiary. This ability to hold securities allows sufficient time for recovery of temporary declines in the market value of equity securities and the par value of debt securities as of their stated maturity date. We cannot assure you, however, that we will recover declines in the market value of our investments. There is a continuing risk that declines in fair value may occur and additional material realized losses from sales or other-than-temporary impairments may be recorded in the future. Furthermore, we cannot assure you that declines in the market value of our investments will not require us to further capitalize our limited purpose insurance subsidiary or otherwise have a material adverse effect on our business, financial position, results of operations and liquidity.

Risks Relating to Our Operations

Significant legal actions could subject us to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect our business, financial position, results of operations and liquidity.

We incur significant costs to investigate and defend against a variety of claims, including professional liability, wage and hour, and minimum staffing claims, among others, particularly in our hospital and nursing center operations. In addition to large compensatory claims, plaintiffs’ attorneys are increasingly seeking, and have sometimes been successful in obtaining, significant fines, punitive damages and attorneys’ fees. Furthermore, there are continuing efforts to limit the ability of healthcare providers to utilize arbitration as a process to resolve these claims. As a result of these factors, our defense costs and potential liability exposure are significant, unpredictable, and likely to increase.

We also are subject to lawsuits under the FCA and comparable state laws for submitting fraudulent bills for services to the Medicare and Medicaid programs and other federal and state healthcare programs. These lawsuits, which may be initiated by “whistleblowers,” can involve significant monetary damages, fines, attorneys’ fees and the award of bounties to private qui tam plaintiffs who successfully bring these suits and to the government programs. We also are subject to payment obligations under contracts we enter into with our rehabilitation division customers to indemnify them against claim denials associated with our services.

While we are able to insure against certain of these costs and liabilities, such as our professional liability risks described below, we are not able to do so in many other cases. In the absence of insurance proceeds, we must fund these costs and liabilities from operating cash flows, which can reduce our operating margins and our funds available for investment in our business, and otherwise limit our operating and financial flexibility.

We insure a substantial portion of our professional liability risks primarily through our limited purpose insurance subsidiary. Provisions for loss for our professional liability risks are based upon management’s best available information including actuarially determined estimates. The allowance for professional liability risks includes an estimate of the expected cost to settle reported claims and an amount, based upon past experiences, for losses incurred but not reported. These liabilities are necessarily based upon estimates and, while management believes that the provision for loss is adequate, the ultimate liability may be in excess of, or less than, the amounts recorded. Changes in the number of professional liability claims and the cost to settle these claims significantly impact the allowance for professional liability risks. A relatively small variance between our estimated and actual number of claims or average cost per claim could have a material impact, either favorable or unfavorable, on the adequacy of the allowance for professional liability risks. Differences between the ultimate claims costs and our historical provisions for loss and actuarial assumptions and estimates could have a material adverse effect on our business, financial position, results of operations and liquidity. See Note 20 to Kindred’s audited consolidated financial statements for the year ended December 31, 2013, included in Kindred’s Current Report on Form 8-K filed with the SEC on November 14, 2014. See Note 16 to Gentiva’s audited consolidated financial statements included in Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and Note 14 to the unaudited condensed consolidated financial statements included in Gentiva’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, in each case, incorporated by reference in this prospectus supplement.

If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, our business may be adversely affected.

We insure a substantial portion of our professional liability risks primarily through our limited purpose insurance subsidiary. Our limited purpose insurance subsidiary covers losses up to specified limits per occurrence. On a per claim basis, coverage for losses in excess of those insured by the limited purpose insurance subsidiary are maintained through unaffiliated commercial reinsurance carriers. Our limited purpose insurance subsidiary insures all claims in all states up to a per occurrence limit without the benefit of any aggregate stop loss limit. We maintain professional and general liability insurance in amounts and coverage that management believes are sufficient for our operations. However, our insurance may not cover all claims against us or the full extent of our liability nor continue to be available at a reasonable cost. Moreover, the cost of reinsurance coverage maintained with unaffiliated commercial insurance carriers is costly and may continue to increase. There can be no assurances that in the future reinsurance will be available at a reasonable price or that we will be able to maintain adequate levels of professional and general liability insurance coverage. If we are unable to maintain adequate insurance coverage or are required to pay punitive damages that are uninsured, we may be exposed to substantial liabilities, which could have a material adverse effect on our business, financial position, results of operations and liquidity.

Federal and state employment-related laws and regulations could increase our cost of doing business and subject us to significant back pay awards, fines and lawsuits.

Our operations are subject to a variety of federal and state employment-related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act which governs such matters as minimum wages, overtime pay, compensable time, recordkeeping and other working conditions, the Americans with Disabilities Act and similar state laws that provide civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, the National Labor Relations Act, regulations of the Equal Employment Opportunity Commission, regulations of the Office of Civil Rights, regulations of state attorneys general, federal and state wage and hour laws, family leave mandates and a variety of similar laws enacted by the federal and state governments that govern these and other employment-related matters. Because labor represents such a large portion of our operating costs, compliance with these evolving federal and state laws and regulations could substantially increase our cost of doing business while failure to do so could subject us to significant back pay awards, fines and lawsuits. We are currently subject to employee-related claims, class action and other lawsuits and proceedings in connection with our operations, including, but not limited to, those related to alleged wrongful discharge, illegal discrimination and violations of equal employment and federal and state wage and hour laws. These claims, lawsuits and proceedings are in various stages of adjudication or investigation and involve a wide variety of claims and potential outcomes. In addition, federal proposals to introduce a system of mandated health insurance and flexible work time and other similar initiatives could, if implemented, adversely affect our operations. Our failure to comply with federal and state employment-related laws and regulations could have a material adverse effect on our business, financial position, results of operations and liquidity.

Certain events or circumstances could result in the impairment of our assets or other charges, including, without limitation, impairments of goodwill and identifiable intangible assets that result in material charges to earnings.

Kindred reviews the carrying value of certain long-lived assets, finite lived intangible assets and indefinite-lived intangible assets with respect to any events or circumstances that indicate an impairment or an adjustment to the amortization period may be necessary, such as when the market value of our Common Stock is below book equity value. On an ongoing basis, we also evaluate, based upon the fair value of our reporting units, whether the carrying value of our goodwill is impaired. If circumstances suggest that the recorded amounts of any of these assets cannot be recovered based upon estimated future cash flows, the carrying values of such assets are reduced to fair value. If the carrying value of any of these assets is impaired, we may incur a material charge to earnings. The acquisition of Gentiva, if completed, will result in a significant increase in goodwill and identifiable intangible assets.

During 2013, we determined that pretax impairment charges aggregating $77 million were necessary, which included $76 million of goodwill and $1 million of property and equipment. The goodwill impairment charge was directly related to a Medicare rebasing adjustment for payments to home health providers which will reduce the payment rate by 2.8% in each of the next four years beginning on January 1, 2014. The property and equipment impairment charge was related to the 2011 CMS Rules, which significantly reduced Medicare payments to our skilled nursing rehabilitation services operating segment and our nursing centers.

During 2012, we determined that pretax impairment charges aggregating $109 million were necessary, which included $108 million of goodwill and $1 million of property and equipment. These charges were directly related to the Taxpayer Relief Act and the 2011 CMS Rules, which significantly reduced Medicare payments to our skilled nursing rehabilitation services operating segment and our nursing centers.

In the fourth quarter 2011, we incurred a pretax impairment charge of $54 million, of which $38 million was reclassified to discontinued operations, on the value of the certificates of need intangible assets of certain hospitals and co-located nursing centers in Massachusetts. See note 1 of the notes to consolidated financial statements incorporated herein by reference.

During 2011, we also determined that pretax impairment charges aggregating $57 million were necessary, which included $52 million of goodwill and $5 million of property and equipment. These charges were directly related to the 2011 CMS Rules.

Future adverse changes in the operating environment and related key assumptions used to determine the fair value of our reporting units and indefinite-lived intangible assets or a decline in the value of our Common Stock may result in future impairment charges for a portion or all of these assets. Moreover, the value of our goodwill and indefinite-lived intangible assets could be negatively impacted by potential healthcare reforms. Any such impairment charges could have a material adverse effect on our business, financial position and results of operations.

We could experience significant increases to our operating costs due to shortages of qualified nurses, therapists, home health and hospice employees and other healthcare professionals or union activity.

The market for qualified nurses, therapists, clinical associates, home health and hospice employees and other healthcare professionals is highly competitive. We, like other healthcare providers, have experienced difficulties in attracting and retaining qualified personnel such as nurses, certified nurse’s assistants, nurse’s aides, therapists, home health and hospice employees and other providers of healthcare services. Our hospitals, nursing centers and home health and hospice operations are particularly dependent on nurses and other employees for patient care. Our rehabilitation division continues to seek qualified therapists to fill open positions. As the demand for home health services and hospice services continues to exceed the supply of available and qualified staff, home health operators and their competitors have been forced to offer more attractive wage and benefit packages to these professionals. The difficulty we have experienced in hiring and retaining qualified personnel has increased our average wage rates and may force us to increase our use of contract personnel.

In addition, healthcare providers are experiencing a high level of union activity across the country. At September 30, 2014, approximately 2,300 of the employees at 26 of our facilities were unionized. Though we cannot predict the degree to which we will be affected by future union activity, there are continuing legislative proposals that could result in increased union activity. We could experience an increase in labor and other costs from such union activity. Furthermore, we could experience a disruption of our operations if our employees were to engage in a strike or other work stoppage.

We expect to continue to experience increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified healthcare personnel. Salaries, wages and benefits were approximately 61% of our consolidated revenues for the year ended December 31, 2013. Our ability to manage labor costs will significantly affect our future operating results.

We could experience significant legal actions, fines and increases in our operating costs if we fail to comply with state minimum staffing requirements.

Various states in which we operate hospitals and nursing centers have established minimum staffing requirements or may establish minimum staffing requirements in the future. Staffing requirements in some states are not contingent upon any additional appropriation of state funds in any budget act or other statute. Our ability to satisfy such staffing requirements will, among other things, depend upon our ability to attract and retain qualified healthcare professionals.

While we seek to comply with all applicable staffing requirements, the regulations in this area are complex and we may experience compliance issues from time to time. Failure to comply with such minimum staffing requirements may result in one or more facilities failing to meet the conditions of participation under relevant federal and state healthcare programs and the imposition of fines or other sanctions. Private litigation involving these matters also has become more common, and certain of Kindred’s facilities are the subject of litigation involving claims brought in 2010 that Kindred did not meet relevant staffing requirements from time to time since 2006.

Moreover, a portion of the staffing costs we incur is funded by states through Medicaid program appropriations or otherwise. If states do not appropriate sufficient additional funds to pay for any additional operating costs resulting from such minimum staffing requirements, our profitability may be materially adversely affected.

If we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our future success depends in large part upon the leadership and performance of our executive management team and key employees and our ability to retain and motivate these individuals. Competition for these individuals is intense and there can be no assurance that we will retain our key officers and employees or that we can attract or retain other highly qualified individuals in the future. If we lose the services of one or more of our key officers or employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business, achieve our business objectives or replace them with similarly qualified personnel. If we lose key personnel, we may be unable to replace them with personnel of comparable experience, reputation in the industry or skills. The loss of any of our key officers or employees could have a material adverse effect on our business, financial position, results of operations and liquidity.

If we fail to attract patients and compete effectively with other healthcare providers or if our referral sources fail to view us as an attractive post-acute healthcare provider, our revenues and profitability may decline.

The post-acute healthcare services industry is highly competitive. Our hospitals face competition from healthcare providers that provide services comparable to those offered by our hospitals. Many competing hospitals are larger and more established than our hospitals. We may experience increased competition from existing hospitals, as well as hospitals converted, in whole or in part, to specialized care facilities. Our nursing centers compete on a local and regional basis with other nursing centers and post-acute healthcare providers. Some of our competitors operate newer facilities and may offer services not provided by us or are operated by entities having greater financial and other resources than us. Our rehabilitation and care management divisions compete with national, regional and local rehabilitation, home health, hospice and community care service providers within our markets. Several of these competitors may have greater financial and other resources than us, may be more established in the markets in which we compete and may be willing to provide services at lower prices. We cannot assure you that increased competition in the future will not adversely affect our business, financial position, results of operations and liquidity.

In addition, we rely significantly on appropriate referrals from physicians, hospitals and other healthcare providers in the communities in which we deliver our services to attract appropriate patients and residents. Our referral sources are not obligated to refer business to us and may refer business to other healthcare providers. We believe many of our referral sources refer patients and residents to us as a result of the quality of our patient services and our efforts to establish and build a relationship with them. If any of our facilities fail to achieve or maintain a reputation for providing high quality care, or are perceived to provide a lower quality of care than comparable facilities within the same geographic area, or customers of our rehabilitation therapy, home health and hospice services perceive that they could receive higher quality services from other providers, our ability to attract and retain patients and customers could be adversely affected. We believe that the perception of our quality of care by potential residents or patients or their families seeking our services is influenced by a variety of factors, including physician and other healthcare professional referrals, community information and referral services, newspapers and other print and electronic media, results of patient surveys, recommendations from family and friends, and published quality care statistics compiled by CMS or other industry data. If we lose, or fail to maintain, existing relationships with our referral resources, fail to develop new relationships or if we are perceived by our referral sources for any reason as not providing high quality patient care, our patient volumes and the quality of our patient mix could suffer and our revenue and profitability could decline.

Failure to maintain the security and functionality of our information systems, or to defend a cyber security attack, could adversely affect our business, financial position, results of operation and liquidity.

We are dependent on the proper function and availability of our information systems and related software programs. Though we have taken steps to protect the safety and security of our information systems and the patient health information and other data maintained within those systems, there can be no assurance that our safety and security measures and disaster recovery plan will prevent damage, interruption or breach of our information systems and operations.

As a result of our acquisition activities, we have acquired additional information systems. We have been taking steps to reduce the number of systems we operate, have upgraded and expanded our information systems capabilities, and are gradually migrating to fewer information systems. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in technology, evolving industry and regulatory standards, and changing customer preferences.

In addition, certain software supporting our business and information systems are licensed to us by independent software developers. Our inability, or the inability of these developers, to continue to maintain and upgrade our information systems and software could disrupt or reduce the efficiency of our operations. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems also could disrupt or reduce the efficiency of our operations.

A cyber security attack that bypasses our information systems security could cause a security breach which may lead to a material disruption to our information systems infrastructure or business and may involve a loss of business or patient health information. If a cyber security attack were to be successful, it could result in the theft, destructions, loss, misappropriation or release of confidential information or intellectual property, and could cause operational or business delays that may impact materially our ability to provide various healthcare services. Any successful cyber security attack also could result in negative publicity which could damage our reputation or brand with our patients, referral sources, payors or other third parties and could subject us to penalties under HIPAA and other federal and state privacy laws.

Failure to maintain the security and functionality of our information systems and related software, or to defend a cyber security attack, could expose us to a number of adverse consequences, the vast majority of which are not insurable, including but not limited to disruptions in our operations, regulatory and other civil and criminal penalties, breach of patient health information, loss of customers, disputes with payors and increased operating expense, which either individually or in the aggregate could have a material adverse effect on our business, financial position, results of operations and liquidity.

We have limited operational and strategic flexibility since we lease a substantial number of our facilities.

We lease a substantial number of our facilities from Ventas and other third parties. Under our leases, we generally are required to operate continuously our leased properties as a provider of healthcare services. In addition, these leases generally limit or restrict our ability to assign the lease to another party. Our failure to comply with these lease provisions would result in an event of default under the leases and subject us to material damages, including potential defaults under the Credit Facilities and the indenture governing the existing notes. Given these restrictions, we may be forced to continue operating unprofitable facilities to avoid defaults under our leases. See “Part I—Item 1—Business—Master Lease Agreements” in Kindred’s Annual Report on Form 10-K for the year ended December 31, 2013.

Possible changes in the acuity of residents and patients, as well as payor mix and payment methodologies, may significantly affect our profitability.

The sources and amount of our revenues are determined by a number of factors, including the occupancy rates of our facilities, the length of stay, the payor mix of residents and patients, rates of reimbursement among payors and patient acuity. Changes in patient acuity as well as payor mix among private pay, Medicare and Medicaid may significantly affect our profitability. In particular, any significant decrease in our population of high acuity patients or any significant increase in our Medicaid population could have a material adverse effect on our business, financial position, results of operations and liquidity, especially if state Medicaid programs continue to limit, or more aggressively seek limits on, reimbursement rates.

We may be unable to reduce costs to offset completely any decreases in our revenues.

Reduced levels of occupancy in our facilities and reductions in reimbursements from Medicare, Medicaid or other payors would adversely impact our revenues and liquidity. We may be unable to put in place corresponding reductions in costs in response to declines in census or other revenue shortfalls. The inability to timely adjust our operations to address a decrease in our revenues could have a material adverse effect on our business, financial position, results of operations and liquidity.

We are exposed to the credit risk of our payors and customers which in the future may cause us to make larger allowances for doubtful accounts or incur bad debt write-offs.

Due to weak economic conditions, recent Medicare and Medicaid reimbursement reductions and other factors, commercial payors and customers may default on their payments to us and individual patients may default on co-payments and deductibles for which they are responsible under the terms of either commercial insurance programs or Medicare. Although we review the credit risk of our commercial payors and customers regularly, such risks may arise from events or circumstances that are difficult to anticipate or control, such as a general economic downturn or changes in Medicare or Medicaid reimbursement. If our payors or customers default on their payments to us in the future, we may have to record higher provisions for allowances for doubtful accounts or incur bad debt write-offs, both of which could have a material adverse effect on our business, financial position, results of operations and liquidity.

An economic downturn, state budget pressures, sustained unemployment and continued deficit spending by the federal government may result in a reduction in reimbursement and covered services.

An economic downturn could have a detrimental effect on our revenues. Historically, state budget pressures have translated into reductions in state spending. Given that Medicaid outlays are a significant component of state budgets, we can expect continuing cost containment pressures on Medicaid outlays for our services in the states in which we or the combined company operate. In addition, an economic downturn, coupled with sustained unemployment, may also impact the number of enrollees in managed care programs as well as the profitability of managed care companies, which could result in reduced reimbursement rates.

The existing federal deficit, as well as deficit spending by federal and state governments as the result of adverse developments in the economy or other reasons, can lead to continuing pressure to reduce governmental expenditures for other purposes, including government-funded programs in which we participate, such as Medicare and Medicaid. Such actions in turn may adversely affect the combined company’s results of operations.

Delays in collection of our accounts receivable could adversely affect our business, financial position, results of operations and liquidity.

Prompt billing and collection are important factors in our liquidity. Billing and collection of our accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by non-government payors. Our inability, or the inability of our customers, to bill and collect on a timely basis pursuant to these regulations and rules could subject us to payment delays that could negatively impact our business, financial position, results of operations and liquidity. In addition, we may experience delays in reimbursement as a result of the failure to receive prompt approvals related to change of ownership applications for acquired or other facilities or from delays caused by our or other third parties’ information system failures. Significant delays in billing and/or collections may adversely affect the borrowing base under the ABL Facility, potentially limiting the availability of funds under the ABL Facility.

Terrorist attacks, pandemics or natural disasters could negatively impact our business, financial position, results of operations and liquidity.

Terrorist attacks, pandemics, or acts of nature, such as floods, fires, hurricanes, tornadoes or earthquakes, may cause damage or disruption to us, our employees and our facilities, which could have an adverse impact on our residents and patients. In order to provide care for our residents and patients, we are dependent upon consistent and reliable delivery of food, pharmaceuticals, power and other products to our facilities and the availability of employees to provide services at our facilities. If the delivery of goods or the ability of employees to reach our facilities were interrupted due to a natural disaster, pandemic or a terrorist attack, it could have a significant negative impact on our business. Furthermore, the impact, or impending threat, of a natural disaster has in the past and may in the future require that we evacuate one or more facilities, which would be costly and would involve substantial risks to our operations and potentially to our residents and patients. The impact of natural disasters, pandemics and terrorist attacks is inherently uncertain. Such events could severely damage or destroy one or more of our facilities, harm our business, reputation and financial performance or otherwise have a material adverse effect on our business, financial position, results of operations and liquidity.

Climate change poses both regulatory and physical risks that could adversely impact our business, financial position, results of operations and liquidity.

Climate change could have a potential economic impact on us and climate change mitigation programs and regulations could increase our costs. Energy costs could be higher as a result of climate change regulations. Our costs could increase if utility companies pass on their costs, such as those associated with carbon taxes, emission cap and trade programs, or renewable portfolio standards. In addition, climate change may increase the frequency or intensity of natural disasters. As such, we cannot assure you that climate change will not adversely impact our business, financial position, results of operations and liquidity.

The inability or failure of management in the future to conclude that we maintain effective internal control over financial reporting, or the inability of our independent registered public accounting firm to issue a report of our internal control over financial reporting, could have a material adverse effect on our business, financial position, results of operations and liquidity.

We report annually on the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm also must audit the effectiveness of our internal control over financial reporting on an annual basis. If we fail to have, or management or our independent registered public accounting firm is unable to conclude that we maintain, effective internal controls and procedures for financial reporting, we could be unable to provide timely and reliable financial information which could have a material adverse effect on our business, financial position, results of operations and liquidity. Different interpretations of accounting principles or changes in generally accepted accounting principles could have a material adverse effect on our business, financial position, results of operations and liquidity.

Generally accepted accounting principles are complex, continually evolving and changing and may be subject to varied interpretation by third parties, including the SEC. Such varied interpretations could result from differing views related to specific facts and circumstances. Differences in interpretation of generally accepted accounting principles or changes in generally accepted accounting principles could have a material adverse effect on our business, financial position, results of operations and liquidity.

Additional Risks Relating to Gentiva to Which We Would be Subject Following the Merger if the Merger is Completed

If Gentiva is unable to maintain relationships with existing patient referral sources or to establish new referral sources, its growth and profitability could be adversely affected.

Gentiva’s success is heavily dependent on referrals from physicians, nursing homes, assisted living facilities, adult care centers, hospitals, managed care companies, insurance companies and other patient referral sources in the communities where Gentiva’s home health, hospice and community care locations serve, as well as on Gentiva’s ability to maintain good relations with these referral sources. Gentiva’s referral sources are not contractually obligated to refer patients to Gentiva and may refer their patients to other home health, hospice or community care providers, or not at all. Gentiva’s growth and profitability depend significantly on its ability to provide good patient and family care, to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of home health, hospice and community care by Gentiva’s referral sources and their patients. We cannot assure you that Gentiva will be able to maintain its existing referral source relationships or that it will be able to develop and maintain new relationships in existing or new markets. Gentiva’s loss of existing relationships or its failure to develop new relationships could adversely affect its ability to expand Gentiva’s operations and operate profitably. Moreover, we cannot assure you that awareness or acceptance of home health, hospice and community care will increase. See Note 7 to Gentiva’s audited consolidated financial statements included in Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and Note 6 to the unaudited condensed consolidated financial statements included in Gentiva’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, in each case, incorporated by reference in this prospectus supplement.

If Gentiva fails to comply with the terms of Gentiva’s Corporate Integrity Agreement, it could subject Gentiva to substantial monetary penalties or suspension or termination from participation in the Medicare and Medicaid programs.

Gentiva entered into a five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of the OIG, which became effective on February 15, 2012, concurrent with the execution of a settlement agreement with the United States, acting through the DOJ and on behalf of the OIG. The CIA imposes certain compliance, auditing (including by an independent review organization), self-reporting and training requirements with which Gentiva must comply. If Gentiva fails to comply with the terms of its CIA, it could subject Gentiva to substantial monetary penalties and/or suspension or termination from participation in the Medicare and Medicaid programs. The imposition of monetary penalties would adversely affect Gentiva’s profitability. For example, in connection with the auditing imposed by the CIA, Gentiva has recognized negative adjustments to its revenues due to repayments. A suspension or termination of participation in the Medicare and Medicaid programs would have a material adverse effect on Gentiva’s profitability and financial condition. See Note 7 to Gentiva’s audited consolidated financial statements included in Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and Note 6 to the unaudited condensed consolidated financial statements included in Gentiva’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, in each case, incorporated by reference in this prospectus supplement.

Gentiva is subject to certain ongoing investigations, and Gentiva is subject to periodic audits and requests for information by the Medicare and Medicaid programs or government agencies, which have various rights and remedies against Gentiva if they assert that Gentiva has overcharged the programs or failed to comply with program requirements.

The operations of Gentiva’s home health business and hospice business are subject to federal and state laws prohibiting fraud by healthcare providers, including laws containing criminal provisions, which prohibit filing false claims or making false statements in order to receive payment or obtain certification under Medicare and Medicaid programs, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. Gentiva may also be subject to fines and treble damage claims if it violates the civil provisions that prohibit knowingly filing a false claim or knowingly using false statements to obtain payment. State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers. The ACA, HIPAA and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from Medicare and Medicaid programs and other federal and state healthcare programs.

Additionally, the ACA requires providers, such as home health agencies and hospice providers, to notify the Secretary of the HHS, fiscal intermediary, contractor or other appropriate person of any overpayment and the reason for the overpayment, and to return the overpayment, within the later of 60 days from the time the overpayment is identified or the due date of the provider’s cost report. Failure to comply may result in prosecution under the FCA and exclusion from participation in Medicare, Medicaid and other federal and state health care programs.

CMS has contracted with various Third Party Administrators (“TPAs”) including RACs, Zone Program Integrity Contractors and others to perform post-payment reviews of healthcare providers. For example, in January 2010, CMS announced that it has approved two issues for the RACs to begin reviewing with respect to hospice providers. These initial hospice reviews focus on durable medical equipment services and other Medicare Part A and B services provided to hospice patients that are related to a patient’s terminal prognosis and the financial obligation of the hospice provider to determine whether the hospice provider arranged for and paid for the services as required. Various states have also begun to engage TPAs to conduct post-payment reviews of Medicaid claims data. We expect in the future that CMS and the states will likely expand the scope of the reviews conducted by the TPAs. We cannot predict whether reviews by TPAs of Gentiva’s home health and hospice programs’ reimbursement claims will result in material recoupments, which could have a material adverse effect on Gentiva’s financial condition and results of operations.

Although Gentiva believes it has established policies and procedures that are sufficient to help ensure that Gentiva will operate in substantial compliance with anti-fraud and abuse requirements, in the future, different interpretations or enforcement of laws, rules and regulations governing the healthcare industry could subject Gentiva’s current business practices to allegations of impropriety or illegality or could require Gentiva to make changes in its facilities, equipment, personnel, services and capital expenditure programs, increase its operating expenses and distract its management. If Gentiva fails to comply with these extensive laws and government regulations, Gentiva could become ineligible to receive government program payments, suffer civil and criminal penalties or be required to make significant changes to Gentiva’s operations. In addition, Gentiva could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. See Note 16 to Gentiva’s audited consolidated financial statements included in Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013 and Note 14 to the unaudited condensed consolidated financial statements included in Gentiva’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, in each case, incorporated by reference in this prospectus supplement.

Many states have certificate of need laws or other regulatory provisions that may adversely impact Gentiva’s ability to expand into new markets and thereby limit its ability to grow and to increase its net patient service revenue.

Many states have enacted certificate of need laws that require prior state approval to open new healthcare facilities or expand services at existing facilities. Those laws require some form of state agency review or approval before a hospice may add new services or undertake significant capital expenditures. New York has additional barriers to entry. New York places restrictions on the corporate ownership of hospices. Accordingly, Gentiva’s ability to operate in New York is restricted. These laws could adversely affect Gentiva’s ability to expand into new markets and to expand its services and facilities in existing markets.

Further consolidation of managed care organizations and other third-party payers may adversely affect Gentiva’s profits.

Managed care organizations and other third-party payers have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are increasingly served by a smaller number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that such organizations terminate Gentiva as a preferred provider and/or engage Gentiva’s competitors as preferred or exclusive providers, Gentiva’s business could be adversely affected. In addition, private payers, including managed care payers, could seek to negotiate additional discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements, thereby potentially reducing Gentiva’s profitability.

Possible changes in the case-mix of patients, as well as payer mix and payment methodologies, may have a material adverse effect on Gentiva’s profitability.

The sources and amounts of Gentiva’s patient revenues will be determined by a number of factors, including the mix of patients and the rates of reimbursement among payers. Changes in the case-mix of the patients as well as payer mix among private pay, Medicare and Medicaid may significantly affect Gentiva’s profitability. In particular, any significant increase in Gentiva’s Medicaid population or decrease in Medicaid payments could have a material adverse effect on Gentiva’s financial position, results of operations and cash flow, especially if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates or service levels.

The accuracy and timeliness of Gentiva’s financial reports as well as its business could be negatively impacted if it is unable to maintain effective internal control over financial reporting.

Maintaining effective internal control over financial reporting is necessary for Gentiva to produce reliable financial statements and to comply with its reporting obligations under the federal securities laws. Gentiva has concluded that effective controls were not maintained over the accounting for goodwill and indefinite-lived intangible assets. Specifically, Gentiva’s controls were not effectively designed and did not operate at the appropriate level of precision to ensure completeness and accuracy of assumptions used in its valuation models for goodwill and indefinite-lived intangible assets and to reassess the lives of indefinite-lived intangible assets related to closed or consolidated branches. These control deficiencies resulted in the restatement of its consolidated financial statements for the year ended December 31, 2013 and the quarter ended March 31, 2014 and the revision of its consolidated financial statements for the year ended December 31, 2011 and the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. Additionally, these control deficiencies could result in misstatements of the aforementioned accounts and disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, Gentiva’s management concluded that these control deficiencies constitute a material weakness. If Gentiva is unable to effectively remediate this material weakness or is otherwise unable to maintain adequate internal controls over financial reporting in the future, it may not be able to prepare reliable financial statements and comply with its reporting obligations on a timely basis, which could materially adversely affect its business and subject Gentiva to legal and regulatory action.

There are risks of business disruption associated with new business systems and technology initiatives.

Gentiva began the implementation of a new electronic medical records system in Gentiva’s home health business, in 2013, with a relatively small vendor. Implementation disruptions or the failure of new systems and technology initiatives to operate in accordance with expectations could have a material adverse impact on Gentiva’s financial results and operations.

Effective October 1, 2015, Gentiva, as well as all other entities covered by the HIPAA, are required to report medical diagnoses under new ICD-10-CM coding diagnosis codes, which replace the current ICD-9CM coding diagnosis codes. ICD-10 codes, which are alphanumeric and contain 3 to 7 characters, are entirely different from ICD-9 codes, which are mostly numeric and contain 3 to 5 digits. If claims are not reported properly under ICD-10-CM, there can be a delay in the processing and payment of such claims, or a denial of such claims, which can have a material adverse effect on Gentiva’s financial position and results of operations.

Gentiva has risks related to obligations under its insurance programs.

Gentiva is obligated for certain costs under various insurance programs, including employee health and welfare, workers’ compensation, automobile and professional liability. Gentiva may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. Gentiva maintain various insurance programs to cover these risks with insurance policies subject to substantial deductibles and retention amounts. Gentiva also may be subject to exposure relating to employment law and other related matters for which it does not maintain insurance coverage. We believe that Gentiva’s present insurance coverage and reserves are sufficient to cover currently estimated exposures; however, should Gentiva experience a significant increase in losses resulting from workers’ compensation, professional liability or employee health and welfare claims, the resulting increase in provisions and/or required reserves could negatively affect Gentiva’s profitability.

An adverse ruling against Gentiva in certain litigation could have an adverse effect on its financial condition and results of operations.

Gentiva is involved in litigation incidental to the conduct of its business, including a collective and class action lawsuit alleging violations by Gentiva of the Federal Fair Labor Standards Act and a putative shareholder class action lawsuit alleging violations by Gentiva of the Securities Act, and Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be subject to additional lawsuits in the future. The damages claimed against Gentiva in such litigation are substantial.

We cannot assure you that Gentiva will prevail in the pending cases. In addition to the possibility of an adverse outcome, such litigation is costly to manage, investigate and defend, and the related defense costs, diversion of management’s time and related publicity may adversely affect the conduct of Gentiva’s business and the results of Gentiva’s operations.

Approximately 20 percent of Gentiva’s hospice revenues are derived from patients who reside in skilled nursing facilities. Changes in the laws and regulations regarding payments for hospice services and “room and board” provided to hospice patients residing in skilled nursing facilities could reduce Gentiva’s net patient service revenue and profitability.

For hospice patients receiving nursing home care under certain state Medicaid programs who elect hospice care under Medicare or Medicaid, the state must pay, in addition to the applicable Medicare or Medicaid hospice per diem rate, an amount equal to at least 95% of the Medicaid per diem skilled nursing facility rate for “room and board” furnished to the patient by the skilled nursing facility. The reduction or elimination of Medicare payments for hospice patients residing in skilled nursing facilities would significantly reduce Gentiva’s net patient service revenue and profitability. In addition, changes in the way skilled nursing facilities are reimbursed for “room and board” services provided to hospice patients residing in skilled nursing facilities could affect Gentiva’s ability to obtain referrals from skilled nursing facilities. A reduction in referrals from skilled nursing facilities would adversely affect Gentiva’s net patient service revenue and profitability.

Competition among home healthcare, hospice and community care services companies is intense.

The home health, hospice and community care services industry is highly competitive. Gentiva competes with a variety of other companies in providing home health, hospice and community care services, some of which may have greater financial and other resources and may be more established in their respective communities. Competing companies may offer newer or different services from those offered by Gentiva and may thereby attract customers who are presently receiving Gentiva’s home health or hospice services.

In many areas in which Gentiva’s home health, hospice and community care programs are located, Gentiva competes with a large number of organizations, including community-based home health and hospice providers; national and regional companies; and hospital-based home health agencies, hospice and palliative care programs.

Some of Gentiva’s current and potential competitors have or may obtain significantly greater marketing and financial resources than Gentiva has or may obtain. Relatively few barriers to entry exist in Gentiva’s local markets. Accordingly, other companies, including hospitals and other healthcare organizations that are not currently providing competing services, may expand their services to include home health services, hospice care, community care services or similar services. Gentiva may encounter increased competition in the future that could negatively impact patient referrals to Gentiva, limit its ability to maintain or increase its market position and adversely affect Gentiva’s profitability.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements regarding the proposed Merger (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding our (and the combined company’s) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of the Company (and the combined businesses of the Company and Gentiva), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from our expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, which may cause our actual results, performance or plans with respect to Gentiva to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in our filings with the SEC.

Risks and uncertainties related to the proposed Merger include, but are not limited to, the risk that Gentiva’s stockholders do not approve the Merger, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger, uncertainties as to the timing of the Merger, adverse effects on our stock price resulting from the announcement or completion of the Merger, competitive responses to the announcement or completion of the Merger, the risk that healthcare regulatory, licensure or other approvals and financing required for the completion of the Merger are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of Gentiva’s businesses and operations with our businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger, uncertainties as to whether the completion of the Merger or any transaction will have the accretive effect on our earnings or cash flows that we expect, unexpected costs, liabilities, charges or expenses resulting from the Merger, litigation relating to the Merger, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions.

In addition to the factors set forth above, other factors that may affect our plans, results or stock price include, without limitation:

•

the impact of healthcare reform, which will initiate significant changes to the United States healthcare system, including potential material changes to the delivery of healthcare services and the reimbursement paid for such services by the government or other third party payors, including reforms resulting from the ACA or future deficit reduction measures adopted at the federal or state level. Healthcare reform is affecting each of the our businesses in some manner. Potential future efforts in the U.S. Congress to repeal, amend, modify or retract funding for various aspects of the ACA create additional uncertainty about the ultimate impact of the ACA on us and the healthcare industry. Due to the substantial regulatory changes that will need to be implemented by CMS and others, and the numerous processes required to implement these reforms, we cannot predict which healthcare initiatives will be implemented at the federal or state level, the timing of any such reforms, or the effect such reforms or any other future legislation or regulation will have on our business, financial position, results of operations and liquidity,

•

our ability to adjust to the new patient criteria for LTAC hospitals under the Pathway for SGR Reform Act of 2013, which will reduce the population of patients eligible for the Company’s hospital services and change the basis upon which we are paid,

•

the impact of final rules issued by CMS on August 1, 2012, which, among other things, reduced Medicare reimbursement to our TC hospitals in 2013 and beyond by imposing a budget neutrality adjustment and modifying the short-stay outlier rules,

•

the impact of the final rules issued by CMS in July 2011, which significantly reduced Medicare reimbursement to our nursing centers and changed payments for the provision of group therapy services effective October 1, 2011,

•	the impact of the Budget Control Act of 2011 (as amended by the Taxpayer Relief Act) which instituted an automatic 2% reduction on each claim submitted to Medicare beginning April 1, 2013,

•

the costs of defending and insuring against alleged professional liability and other claims and investigations (including those related to pending investigations and whistleblower and wage and hour class action lawsuits against us) and our ability to predict the estimated costs and reserves related to such claims and investigations, including the impact of differences in actuarial assumptions and estimates compared to eventual outcomes,

•

the impact of the Taxpayer Relief Act which, among other things, reduces Medicare payments by an additional 25% for subsequent procedures when multiple therapy services are provided on the same day. At this time, we believe that the rules related to multiple therapy services will reduce our Medicare revenues by $25 million to $30 million on an annual basis,

•

changes in the reimbursement rates or the methods or timing of payment from third party payors, including commercial payors and the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for LTAC hospitals, including potential changes in the Medicare payment rules, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursement for our TC hospitals, nursing centers, IRFs and home health and hospice operations, and the expiration of the Medicare Part B therapy cap exception process,

•	the effects of additional legislative changes and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry,

•	the ability of our hospitals and nursing centers to adjust to medical necessity reviews,

•

the impact of our significant level of indebtedness on our funding costs, operating flexibility and ability to fund ongoing operations, development capital expenditures or other strategic acquisitions with additional borrowings,

•

our ability to successfully redeploy our capital and proceeds of asset sales in pursuit of our business strategy and pursue our development activities, including through acquisitions, and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations, as and when planned, including the potential impact of unanticipated issues, expenses and liabilities associated with those activities,

•	our ability to pay a dividend as, when and if declared by the board of directors, in compliance with applicable laws and our debt and other contractual arrangements,

•	the failure of our facilities to meet applicable licensure and certification requirements,

•	the further consolidation and cost containment efforts of managed care organizations and other third party payors,

•	our ability to meet our rental and debt service obligations,

•	our ability to operate pursuant to the terms of our debt obligations, and comply with our covenants thereunder, and our ability to operate pursuant to our master lease agreements with Ventas,

•

the condition of the financial markets, including volatility and weakness in the equity, capital and credit markets, which could limit the availability and terms of debt and equity financing sources to fund the requirements of our businesses, or which could negatively impact our investment portfolio,

•	our ability to control costs, particularly labor and employee benefit costs,

•	our ability to successfully reduce (by divestiture of operations or otherwise) our exposure to professional liability and other claims,

•

our obligations under various laws to self-report suspected violations of law by us to various government agencies, including any associated obligation to refund overpayments to government payors, fines and other sanctions,

•	national, regional and industry-specific economic, financial, business and political conditions, including their effect on the availability and cost of labor, credit, materials and other services,

•	increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel,

•	our ability to attract and retain key executives and other healthcare personnel,

•	our ability to successfully dispose of unprofitable facilities,

•

events or circumstances which could result in the impairment of an asset or other charges, such as the impact of the Medicare reimbursement regulations that resulted in us recording significant impairment charges in the last three fiscal years,

•	the outcome of any inquiries into Gentiva’s operations and business practices by governmental authorities,

•	compliance with any corporate integrity agreement affecting Gentiva’s operations,

•	ability of customers to pay for services,

•	business disruption due to severe weather conditions, natural disasters, pandemic outbreaks, terrorist acts or cyber attacks,

•	availability, effectiveness, stability and security of Gentiva’s information technology systems,

•	changes in GAAP principles or practices, and changes in tax accounting or tax laws (or authoritative interpretations relating to any of these matters) and

•	our ability to maintain an effective system of internal control over financial reporting.

Many of these factors are beyond our control. We caution you that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

You should carefully consider the risks that are described in the “Risk Factors” section, as well as other risks and uncertainties described under “Risk Factors” sections in Kindred’s Annual Report on Form 10-K for the year ended December 31, 2013 and Kindred’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, as such discussion may be amended or updated in other reports filed by us with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks, assumptions or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $93.5 million, after deducting underwriting discounts and commissions and the estimated offering expenses (or approximately $107.7 million if the underwriters exercise their over-allotment option to purchase 750,000 additional shares in full). If the Merger is completed, we intend to use the net proceeds of this offering, combined with proceeds from the other Financing Transactions, if completed, to fund the Cash Consideration for the Merger, to repay Gentiva’s existing debt and to pay related fees and expenses. If the Merger is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness. Pending use, the net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt. Our management will have broad discretion in the application of the net proceeds, and the purposes for which the net proceeds are used may change from those described above.

If the Merger is completed, the existing Gentiva debt that we plan to repay using the proceeds from this offering and the other Financing Transactions includes: (i) a six-year $670 million Term Loan B facility, which is subject to mandatory principal payments of $6.7 million per year, payable in equal quarterly installments, with the remaining balance of the original $670 million loan payable on October 18, 2019, (ii) a five-year $155 million Term Loan C facility, which is subject to annual mandatory principal payments, payable in equal quarterly installments, of $11.6 million for 2014 and increasing each year through the maturity date of the loan, October 18, 2018, (iii) a five-year $100 million revolving credit facility maturing on October 18, 2018 and (iv) $325 million aggregate principal amount of 11.5% Senior Notes due 2018. As of September 30, 2014, the interest rate on Gentiva’s Term Loan B borrowings was 6.5%, on its Term Loan C borrowings was 5.75% and on its revolving credit borrowings was 4.77%. Gentiva’s 11.5% Senior Notes bear interest at a rate of 11.5% per annum and mature on September 1, 2018.

See “The Transactions—Sources and Uses” for a table outlining the sources and uses of funds for the Transactions. See also “Underwriting.”

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock is listed on the NYSE under the symbol “KND.” The following table sets forth on a per share basis the high and low sale prices for our Common Stock as reported on the NYSE during the periods indicated.

	Share Price Range
	High	Low
2014
Fourth Quarter (through November 19)	$22.12	$18.96
Third Quarter	$24.94	$18.80
Second Quarter	$26.81	$21.74
First Quarter	$23.57	$17.59
2013
Fourth Quarter	$20.51	$13.13
Third Quarter	$16.63	$12.50
Second Quarter	$14.49	$9.75
First Quarter	$11.74	$10.21
2012
Fourth Quarter	$12.13	$9.68
Third Quarter	$12.76	$8.80
Second Quarter	$10.87	$7.60
First Quarter	$13.62	$8.63

DIVIDEND POLICY

Our Credit Facilities and the indenture governing the existing notes contain, and the indenture governing the Senior Notes to be issued pursuant to the Senior Notes Offering will likely contain, covenants that limit, among other things, our ability to pay dividends. Any determination to pay dividends in the future will be dependent upon our results of operations, financial position, our liquidity needs, compliance with our Credit Facilities and the indenture governing the existing notes, restrictions imposed by applicable laws and other factors deemed relevant by our board of directors.

Under the terms of the existing notes, we may pay dividends pursuant to specified exceptions including, but not limited to, the payment of a dividend on Common Stock of up to $30 million in any calendar year (with any unused amounts carried over to succeeding fiscal years but subject to a maximum of $60 million in any calendar year). Under our Credit Facilities, we may also pay dividends pursuant to specified exceptions, including, but not limited to, the payment of a dividend on Common Stock of up to $30 million in any fiscal year (with any unused amounts carried over only to the immediately succeeding fiscal year). Other exceptions in the existing notes and the Credit Facilities may allow us to pay additional dividends on Common Stock. See “Note 9—Long-Term Debt” of the notes to condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014.

On August 5, 2013, we announced that our board of directors had approved the initiation of a quarterly cash dividend to our stockholders. Since the third quarter of 2013, we have paid a regular quarterly dividend of $0.12 per share of our Common Stock. Future declarations of quarterly dividends will be subject to the approval of our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2014:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the receipt of net proceeds from this offering and the concurrent Units Offering (assuming no full or partial exercise of the underwriters’ options to purchase additional Units or shares of our Common Stock).

The capitalization table below does not give effect to the Financing Transactions, other than the offering and sale of the Common Stock and the concurrent Units Offering, or to the Merger, the Centerre Acquisition or any other acquisitions. As discussed in “The Transactions,” we intend to raise between $1.3 billion and $1.4 billion in an offering of Senior Notes and to borrow approximately $194 million under the ABL Facility. We also plan to fund the Centerre Acquisition with borrowings under the ABL Facility, if the Centerre Acquisition is completed. Part of the net proceeds from this offering and proceeds from the other Financing Transactions will be used to reduce Gentiva’s existing debt. See “Use of Proceeds” and “Underwriting”.

You should read this information together with “Summary—Summary Consolidated Financial Information” and our historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K, filed with the SEC on November 14, 2014, and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See also “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of September 30, 2014 (in thousands)
	Actual	As Adjusted(8)
Cash and cash equivalents	$81,784	$319,773

Long-term debt (including current portion of long-term debt):
ABL Facility(1)	—	—
Term Loan Facility(2)	990,891	990,891
6.375% Senior Notes due 2022	500,000	500,000
Units(3)	—	30,237
Other(4)	3,778	3,778

Total long-term debt (including current portion of long-term debt)(5)	1,494,669	1,524,906
Equity:
Stockholders’ equity:
Common Stock, $0.25 par value(6)	16,153	17,403
Preferred stock, $0.25 par value(3)	—	—
Capital in excess of par value(7)	1,357,134	1,564,751
Accumulated other comprehensive loss	(905)	(905)
Accumulated deficit	(112,044)	(112,044)
Noncontrolling interest	43,116	43,116

Total equity	1,303,454	1,512,321

Total capitalization	$2,798,123	$3,037,227

(1)

Available borrowings, after giving effect to approximately $5 million of letters of credit outstanding on September 30, 2014, are approximately $652 million at September 30, 2014 on a limited borrowing base capacity of approximately $657 million. We expect to borrow approximately $194 million under the ABL Facility to fund part of the cost of the Merger. See “The Transactions—The Financing Transactions—Credit

Facilities.” We also expect to finance the Centerre Acquisition with borrowings from the ABL Facility. See “Summary—Recent Developments.”

(2)	Includes original issue discount of $6.6 million.

(3)	Each Unit includes a share of Mandatory Redeemable Preferred Stock. Approximately 20.16% of the stated amount of the Units will be represented by the Mandatory Redeemable Preferred Stock. For accounting purposes, the Mandatory Redeemable Preferred Stock is recorded as long-term debt due to the mandatory redemption feature.

(4)	Kindred’s other debt consists primarily of a bank note on a medical office building.

(5)	We expect to issue between $1.3 billion and $1.4 billion aggregate principal amount of the Senior Notes in the Senior Notes Offering. See “The Transactions—The Financing Transactions—Senior Notes Offering.”

(6)	These amounts do not include shares of our Common Stock subject to outstanding stock options or shares of Common Stock issuable in connection with:

•	the settlement of the Purchase Contracts that are a component of the Units offered hereby;

•	future grants under our director and employee stock plans; and

•	the conversion of certain of Gentiva’s outstanding stock options, restricted stock awards and deferred share units as described under “The Transactions—Gentiva Stock Options and Other Awards.”

(7)	Each Unit includes a Purchase Contract. We will account for the Purchase Contracts that are components of the Units as equity and will record the initial fair value of these Purchase Contracts, net of the underwriting discounts and commissions and estimated offering expenses allocated to the Purchase Contracts, as capital in excess of par value. The exact amount we record as capital in excess of par value will not be determined until our determination of the final offering expenses. Approximately 79.84% of the stated amount of the Units will be represented by the Purchase Contracts. If the Merger is not consummated, we may redeem all, but not less than all, of the outstanding Purchase Contracts by issuing a redemption notice within the five business days immediately following May 1, 2015. If we elect to redeem the outstanding Purchase Contracts, we will pay a merger redemption amount to be determined based on the Common Stock price at that time in cash and/or in shares of Common Stock in accordance with the terms of the Purchase Contracts. If we elect to redeem the Purchase Contracts, we may be required by the holders thereof to redeem the Mandatory Redeemable Preferred Stock at the redemption price as described in the prospectus supplement for the concurrent Units Offering.

(8)	We estimate that the net proceeds to us from this offering will be approximately $93.5 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares of Common Stock in full, we estimate the net proceeds to us will be approximately $107.7 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We estimate that the net proceeds to us from the concurrent Units Offering will be approximately $144.5 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional Units in full, we estimate the net proceeds to us will be approximately $166.3 million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the Merger is not completed, we may use the net proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness. If the Merger is not consummated, we may redeem all, but not less than all, of the outstanding Purchase Contracts by issuing a redemption notice within the five business days immediately following May 1, 2015. If we elect to redeem the Purchase Contracts, we will pay a merger redemption amount to be determined based on the Common Stock price at that time in cash and/or in shares of Common Stock in accordance with the terms of the Purchase Contracts. If we elect to redeem the Purchase Contracts, we may be required by the holders thereof to redeem the Mandatory Redeemable Preferred Stock at the redemption price as described in the prospectus supplement for the concurrent Units Offering.

THE TRANSACTIONS

The following is a description of the Merger Agreement, the Financing Transactions and related documents. Copies of the Merger Agreement and the Voting and Support Agreement are included as exhibits to our Current Report on Form 8-K filed with the SEC on October 9, 2014, which is incorporated by reference into this prospectus supplement. The following description of the Merger and the transactions contemplated thereby does not purport to be a complete description.

Overview

On October 9, 2014, Kindred and Gentiva jointly announced their entry into an agreement under which Kindred will acquire Gentiva and its subsidiaries for $14.50 in cash and 0.257 share of our Common Stock per Gentiva Share. The following transactions are expected to occur in connection with the Merger:

•	shares of Common Stock will be offered hereby;

•	the Units will be offered in the concurrent Units Offering;

•	notes will be offered in the Senior Notes Offering; and

•	our Credit Facilities will be amended in the Credit Facilities Amendments.

The net proceeds from the concurrent Units Offering, this offering and the Senior Notes Offering and the borrowings under the ABL Facility will be used to (a) fund the Cash Consideration payable pursuant to the Merger Agreement, (b) repay Gentiva’s existing indebtedness and (c) pay related transaction fees and expenses. See “Use of Proceeds” and “The Transactions—Sources and Uses.”

This offering is not contingent upon completion of the Merger. If the Merger is not completed, none of the transactions described below will occur, other than this offering and the concurrent Units Offering, if completed, and the other pieces of our current capital structure will remain in place as described herein and in the documents incorporated by reference herein. If the Merger is completed, we intend to use the net proceeds from this offering, the concurrent Units Offering, if completed, and the Senior Notes Offering, if completed, as described under “Use of Proceeds.” If the Merger is not consummated, we may redeem all, but not less than all, of the outstanding Purchase Contracts by issuing a redemption notice within the five business days immediately following May 1, 2015. If we elect to redeem the outstanding Purchase Contracts, we will pay a merger redemption amount to be determined based on the Common Stock price at that time in cash and/or in shares of Common Stock in accordance with the terms of the Purchase Contracts. If we elect to redeem the Purchase Contracts, we may be required by the holders thereof to redeem the Mandatory Redeemable Preferred Stock at the redemption price as described in the prospectus supplement for the concurrent Units Offering. See “Risk Factors—Risks Relating to the Merger.”

Merger Agreement

On October 9, 2014, we entered into the Merger Agreement, providing for the acquisition of Gentiva by Kindred. Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the board of directors of the respective parties, Merger Sub will be merged with and into Gentiva, with Gentiva continuing as the surviving company in the Merger and a wholly owned subsidiary of Kindred.

At the effective time of the Merger, each Gentiva share issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Kindred, Gentiva and their respective wholly-owned subsidiaries (which will be cancelled) and shares that are owned by stockholders who have properly exercised and perfected a demand for appraisal rights under Delaware law), including each deferred share unit, will be converted into the right to receive (i) $14.50 in cash, without interest and (ii) 0.257 shares of a validly issued, fully paid and nonassessable share of our Common Stock.

The Merger Agreement contains customary representations and warranties for a transaction of this type. The Merger Agreement also contains customary covenants, including, among others, covenants (i) providing for each of Kindred and Gentiva and their respective subsidiaries to conduct its business in the ordinary course consistent with past practice and not to take certain actions without the other’s consent and (ii) for each of the parties to use reasonable best efforts to cause the transactions contemplated by the Merger Agreement to be consummated. Additionally, the Merger Agreement provides for customary pre-closing covenants of Gentiva, including covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative transactions, covenants to call and hold a meeting of Gentiva stockholders and a covenant to recommend that Gentiva’s stockholders adopt the Merger Agreement, subject to applicable fiduciary duties.

Consummation of the Merger is subject to various conditions, including, among others, adoption of the Merger Agreement by the requisite vote of Gentiva’s stockholders and certain other customary closing conditions.

The Merger Agreement also contains certain termination rights for Kindred and Gentiva (including if the Merger is not consummated by March 31, 2015) and provides that upon termination of the Merger Agreement under specified circumstances, including, among others, following a change in recommendation of the Gentiva board of directors or Gentiva’s termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal,” Gentiva will be required to pay Kindred a termination fee of $32.5 million.

Voting and Support Agreement

In connection with the parties’ entry into the Merger Agreement, Kindred entered into a Voting and Support Agreement, dated October 9, 2014 (the “Voting Agreement”), with each of the directors and executive officers of Gentiva as set forth on a schedule thereto (the “Gentiva Parties”), pursuant to which each Gentiva Party has agreed, among other things, to: (i) vote its beneficially owned shares of Gentiva Shares in favor of (a) the Merger, (b) any proposal to postpone or adjourn a meeting of Gentiva stockholders in the event there are not sufficient votes to adopt the Merger Agreement and (c) against any proposals for an alternative business combination transaction or which would be reasonably likely to prevent, materially impede or materially delay the Merger; and (ii) comply with certain restrictions on the disposition of such shares, in each case subject to the terms and conditions contained therein. The Voting Agreement will terminate with respect to any Gentiva Party upon the earliest to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement pursuant to and in compliance with its terms and (iii) the entry without the prior written consent of such Gentiva Party into any amendment or modification of the Merger Agreement, or any written waiver of Gentiva’s rights under the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration or an extension of the March 31, 2015 deadline or which is otherwise adverse to any of the Gentiva Parties in any material respect.

Gentiva Stock Options and Other Awards

Each option to purchase Gentiva Shares (a “Gentiva Option”) that is outstanding immediately prior to the effective time of the Merger with a per share exercise price below the sum of (1) the product of the Stock Consideration (multiplied by the average closing price per share of our Common Stock for the 10 consecutive trading days prior to the closing date (the “Kindred Closing Price”)) and (2) the Cash Consideration that is or will become vested as a result of the Merger, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of Gentiva Shares subject to such Gentiva Option, multiplied by (ii) the Cash Consideration plus the value of the Stock Consideration (based on the Kindred Closing Price), over the exercise price, less any withholding taxes. Each Gentiva Option that is outstanding immediately prior to the effective time of the Merger with a per share exercise price at or above the sum of the (1) value of the Stock Consideration (based on the Kindred Closing Price) and (2) the Cash Consideration or that will not vest as a result of the Merger will be converted into an option to purchase a number of shares of Common Stock determined by multiplying the number of Gentiva Shares subject to such Gentiva Option by a fraction, the numerator of which is the sum of (i) the product of the Stock Consideration multiplied by the Kindred Closing Price and (ii) the Cash Consideration and the denominator of which is the Kindred Closing Price.

Each Gentiva performance cash award that will become vested as a result of the Merger will be accelerated and the recipient thereof will receive an amount in cash equal to the target amount of such cash award (unless such performance cash award provides for the accelerated vesting of such award at the maximum level, in which case the recipient thereof will receive an amount in cash equal to the maximum amount of such cash award), subject to withholding taxes. Each Gentiva performance cash award that will not vest as a result of the Merger will be converted into the right to receive a Kindred cash award, subject to the vesting conditions of such performance cash award prior to the effective time of the Merger.

Each outstanding restricted Gentiva Share that will vest as a result of the Merger and each outstanding Gentiva deferred share unit will receive Merger Consideration, subject to withholding taxes. Each outstanding restricted Gentiva Share that will not vest as a result of the Merger will receive Merger Consideration in the form of a restricted Kindred cash award and restricted Common Stock, in each case subject to the vesting conditions of such restricted shares prior to the effective time of the Merger.

Refinancing of Gentiva’s Existing Indebtedness

In connection with the Merger, we expect to repay Gentiva’s existing indebtedness (outstanding balances as of September 30, 2014), including:

•	$665 million under Gentiva’s Term Loan B facility;

•	$146 million under Gentiva’s Term Loan C facility;

•	$27 million under Gentiva’s revolving credit facility; and

•	$325 million aggregate principal amount of Gentiva’s 11.5% Senior Notes due 2018 (including $19 million make-whole premium for early redemption and accrued interest of $8 million).

For descriptions of the indebtedness being repaid, see Gentiva’s Annual Report on Form 10-K/A for the year ended December 31, 2013, filed with the SEC on November 14, 2014, and Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, filed with the SEC on November 14, 2014, and the consolidated financial statements and the related notes included therein.

The Financing Transactions

Credit Facilities Amendments

We have entered into the ABL Amendment to, among other items, modify certain provisions to permit the issuance of Senior Notes into an escrow account. Upon the completion of the Merger and the satisfaction of certain other conditions, the ABL Amendment provides for a further amendment and restatement of the ABL Facility to, among other items, modify certain provisions related to the incurrence of debt and the making of acquisitions, investments and restricted payments.

Concurrently with or following the offering of the Common Stock, we also intend to enter into the Term Loan Amendment to, among other items, modify certain provisions to permit the issuance of Senior Notes into an escrow account, increase the applicable margin on the term loans, temporarily increase the maximum total leverage ratio permitted under the financial maintenance covenants and modify certain provisions related to the incurrence of debt and the making of acquisitions, investments and restricted payments. As the final terms of the Term Loan Amendment have not been agreed upon, they may differ from those set forth herein.

Concurrent Units Offering

In the concurrent Units Offering, pursuant to a separate prospectus supplement, we are offering to sell 150,000 Units (or 172,500 Units, if the underwriters exercise their option to purchase up to an additional 22,500 Units in full) for cash. We estimate that the net proceeds of the concurrent Units Offering, after deducting the underwriting discounts and commissions and the estimated offering expenses, will be approximately $144.5 million (or approximately $166.3 million if the underwriters exercise their over-allotment option to purchase additional Units with respect to such offering in full), although there can be no assurance that the concurrent Units Offering will be completed. The completion of this offering is not contingent on the completion of the concurrent Units Offering, and the concurrent Units Offering is not contingent on the completion of this offering.

Senior Notes Offering

Prior to the completion of the Merger and subject to market and other conditions, we plan to offer between $1.3 billion and $1.4 billion aggregate principal amount of Senior Notes in a private placement. We expect the Senior Notes to be issued initially by the Escrow Issuer, and we plan to deposit the net proceeds from the Senior Notes Offering, together with any additional amount sufficient to fund the redemption price and any accrued interest, in an escrow account until the Merger is completed. If the Merger is completed, the Escrow Issuer will be merged into Kindred, and as a result we will assume the Escrow Issuer’s obligations under the Senior Notes and the Senior Notes will be guaranteed on a senior unsecured basis by each of our domestic 100% owned restricted subsidiaries that guarantee the Credit Facilities. If the Merger is not completed, the Escrow Issuer will redeem all of the Senior Notes at a redemption price to be specified in the indenture governing the Senior Notes. The indenture governing the Senior Notes is expected to contain customary covenants, including, among others, covenants that restrict our ability and our subsidiaries’ ability to pay dividends, make distributions or redeem or repurchase our capital stock. The foregoing description and any other information regarding the Senior Notes Offering is included herein solely for informational purposes. There can be no assurance that we will commence or complete the Senior Notes Offering. If commenced, the Senior Notes Offering will not be registered with the SEC, and the Senior Notes will be sold privately by means of a confidential offering memorandum and not by means of this or any other prospectus supplement. The Senior Notes will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons unless registered under the Securities Act and applicable state securities laws or an exemption from such registration as available.

Sources and Uses

We estimate that the net proceeds to us from the sale of 5,000,000 shares of Common Stock we are offering pursuant to this prospectus supplement will be approximately $94.5 million (or approximately $108.7 million if the underwriters exercise their over-allotment option to purchase 750,000 additional shares of Common Stock in full). If the Merger is completed, we intend to use the net proceeds of this offering, the concurrent Units Offering, if completed, and the Senior Notes Offering, if completed, together with borrowings under the ABL Facility, to fund the Cash Consideration for the Merger, to repay Gentiva’s existing debt and to pay related fees and expenses. This offering is not contingent on completion of the Merger. If the Merger is not completed, we intend to use the net proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness.

The following table outlines the sources and uses of funds for the Transactions, as if the Transactions were completed on September 30, 2014 (the assumed closing date of the Merger for purposes of the unaudited pro forma condensed combined financial information contained in “Unaudited Pro Forma Condensed Combined Financial Information”), assuming no full or partial exercise by the underwriters of their option to purchase additional shares of Common Stock with respect to this offering or additional shares of Units in the concurrent Units Offering. The table assumes we complete the Merger and consummate the Financing Transactions simultaneously, although this offering and the concurrent Units Offering are expected to occur before completion of the Merger and the Senior Notes Offering is expected to occur after the completion of this offering and the concurrent Units Offering and before the completion of the Merger. The actual amounts may vary from estimated amounts depending on the actual closing date of the Merger, and any additional proceeds will be used to finance other potential acquisitions or for general corporate purposes, including paying down our existing indebtedness. See “Risk Factors—Risks Relating to the Merger—There can be no assurance that we will successfully complete the Merger on the terms or timetable currently proposed or at all” and “Use of Proceeds.” You should read the following together with the information included under the headings “The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Use of Proceeds.”

Sources of funds		Uses of funds
	(in millions)		(in millions)
Shares of Common Stock offered hereby(1)	$99	Cash Consideration for Gentiva’s outstanding shares(6)	$553
Concurrent Units Offering(2)	150	Repayment of Gentiva’s debt(7)	1,190
Senior Notes Offering(3)	1,350	Transaction fees and expenses(8)	172
ABL Facility(4)	194	Equity consideration to Gentiva shareholders(5)	198
Cash on hand	122
Equity consideration to Gentiva shareholders(5)	198

Total sources of funds	$2,113	Total uses of funds	$2,113

(1)	This offering is not contingent upon completion of the Merger. If the Merger is not completed, we may use the proceeds from this offering for general corporate purposes, which may include the financing of potential acquisitions or paying down our existing indebtedness.

(2)	Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 150,000 Units (or 172,500 Units, if the underwriters exercise their over-allotment option to purchase up to an additional 22,500 Units in full). Calculated based on a public offering price of $1,000 per Unit, and assumes no full or partial exercise by the underwriters of their over-allotment option to purchase additional Units. The concurrent Units Offering is not contingent on completion of the Merger. The completion of this offering is not contingent on the completion of the concurrent Units Offering, and the completion of the concurrent Units Offering is not contingent on the completion of this offering.

(3)	Prior to the completion of the Merger and subject to market and other conditions, we plan to offer between $1.3 billion and $1.4 billion aggregate principal amount of Senior Notes in a private placement. There is no assurance that we will commence or complete the Senior Notes Offering. If commenced, the Senior Notes Offering will not be registered with the SEC, and the Senior Notes will be sold privately by means of a confidential offering memorandum and not by means of this prospectus supplement. We expect the Senior Notes to be issued initially by the Escrow Issuer, which will be merged into Kindred if the Merger is completed. If the Merger is not completed, the Escrow Issuer will redeem all of the Senior Notes at a redemption price to be specified in the indenture governing the Senior Notes. See “—The Financing Transactions—Senior Notes Offering.”

(4)	We also expect to finance the Centerre Acquisition with borrowings from the ABL Facility. See “Summary—Recent Developments.”

(5)

Each share of Gentiva common stock outstanding immediately prior to the effective time of the Merger (subject to certain exceptions) will be converted into the right to receive 0.257 of a share of Common Stock and $14.50 in cash, without interest. No fractional shares of Common Stock will be issued in the Merger and Gentiva stockholders will receive cash in lieu of fractional shares. The Merger Agreement also provides for the vesting and conversion of certain Gentiva stock options and the vesting and lapse of restrictions on certain Gentiva restricted shares. The value of the equity consideration portion of the Merger Consideration is subject to change based upon changes in the market price of Common Stock for the 10 trading days prior to the date the Merger is consummated.

(6)	Represents the cash payment of $14.50 per share for Gentiva’s outstanding shares, assuming 37,328,005 outstanding Gentiva Shares as of November 13, 2014 and cash payment of certain Gentiva Options outstanding as of November 13, 2014 based upon a weighted average intrinsic value of $6.59 per outstanding stock option (using the closing price of Common Stock on November 13, 2014). Under the terms of the Merger Agreement, Gentiva stockholders will receive Cash Consideration of $14.50 per Gentiva Share and Stock Consideration of 0.257 share of our Common Stock per Gentiva Share. Holders of Gentiva Options, restricted Gentiva Shares and Gentiva deferred share units may also receive an amount in cash equal to the Cash Consideration, subject to certain conditions set forth in “—Gentiva Stock Options and Other Awards.”

(7)	Represents repayment of outstanding borrowings as of September 30, 2014 comprised of $665 million under Gentiva’s Term Loan B facility, $146 million under Gentiva’s Term Loan C facility and $27 million under Gentiva’s revolving credit facility and redemption of $325 million aggregate principal amount of Gentiva’s 11.5% Senior Notes due 2018 (including $19 million make-whole premium for early redemption and accrued interest of $8 million).

(8)	Includes estimated fees and expenses related to the Transactions, including underwriting discounts and commissions, legal, accounting and advisory fees, fees associated with the Financing Transactions and other transaction costs.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Kindred and Gentiva incorporated by reference in this prospectus supplement, and has been prepared to reflect the Merger in which Kindred will acquire all of the outstanding common stock of Gentiva. The unaudited pro forma condensed combined balance sheet is presented as if the Merger and the related Financing Transactions (the “Gentiva Transaction”) had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014 were prepared assuming the Gentiva Transaction and other events described below occurred on January 1, 2013. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations. The historical consolidated financial statements of Gentiva have been adjusted to reflect certain reclassifications to conform to Kindred’s financial statement presentation.

In addition to those pro forma adjustments directly linked to the Gentiva Transaction, the unaudited pro forma results of operations for the year ended December 31, 2013 include pro forma adjustments related to Gentiva’s acquisition of Harden (the “Harden Acquisition”), and the unaudited pro forma results of operations for both the year ended December 31, 2013 and the nine months ended September 30, 2014 include pro forma adjustments related to the effect of Kindred’s refinancing of certain debt obligations that occurred in April 2014 (the “April 2014 Refinancing”) and Kindred’s common stock offering in June 2014 (the “June 2014 Equity Offering”).

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Kindred and Gentiva been a combined company during the periods specified or the other transactions as previously described. See “The Transactions” and “Risk Factors—Risks Relating to the Merger.”

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information and the following historical consolidated financial statements and accompanying notes of Kindred and Gentiva for the applicable periods, which are incorporated by reference in this prospectus supplement:

•

Historical financial statements and related notes of Kindred for the year ended December 31, 2013, included in Kindred’s Current Report on Form 8-K filed with the SEC on November 14, 2014, and for the nine months ended September 30, 2014, included in Kindred’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2014.

•

Historical financial statements and related notes of Gentiva for the year ended December 31, 2013, included in Gentiva’s Annual Report on Form 10-K/A filed with the SEC on November 14, 2014, and for the nine months ended September 30, 2014, included in Gentiva’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2014.

•

Historical financial statements of Harden for the year ended December 31, 2012 and for the nine months ended September 30, 2013, included in Gentiva’s Current Report on Form 8-K/A filed with the SEC on December 23, 2013, including any related pro forma adjustments presented in the Form 8-K/A filing.

This offering is not contingent upon completion of the Merger and therefore, investors should refer to Kindred’s historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in the Units. See “Use of Proceeds” and “Capitalization.”

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP. The acquisition accounting for certain items, including property and equipment, identifiable intangible assets, leasehold interests and noncontrolling interests, are preliminary and dependent upon certain valuations and other studies that have not been finalized and are subject to subsequent adjustments. For purposes of this unaudited pro forma condensed combined financial information, the Merger Consideration has been preliminary allocated to the tangible and intangible assets being acquired and liabilities being assumed based upon current estimates of fair value. Any excess of the Merger Consideration over the fair value of Gentiva’s identifiable net assets will be recorded as goodwill. The final allocation is dependent on the aforementioned valuations and other analysis that cannot be completed prior to the completion of the Merger. The actual amounts recorded at the completion of the Merger may differ materially from the information and those differences could have a material impact on the unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial performance. The unaudited pro forma condensed combined statements of operations do not include expenses and certain write-offs related to debt refinancing that we expect to incur in connection with the Gentiva Transaction, which are estimated to be approximately $157 million as of the date of this prospectus supplement. The unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities.

Kindred Healthcare, Inc. and Gentiva Health Services, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(in thousands)

	Historical				Pro Forma Adjustments
	Kindred	Gentiva	Reclassifications		Merger related financing(k)	Allocation of Merger Consideration		Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$81,784	$114,206	$—		$(1,915,058)	$—		$73,495
					1,792,563
Cash-restricted	2,390	—	—		—	—		2,390
Insurance subsidiary investments	95,425	—	—		—	—		95,425
Accounts receivable less allowance for loss	980,723	285,718	(47,919	)(a)	—	—		1,224,380
			5,858	(b)
Inventories	25,952	—	—		—	—		25,952
Deferred tax assets	57,577	24,270	—		—	—		81,847
Income taxes	35,779	—	11,435	(c)	46,967	—		94,181
Other	42,727	48,776	(5,858	)(b)	—	—		74,210
			(11,435	)(c)

	1,322,357	472,970	(47,919)		(75,528)	—		1,671,880

Property and equipment, net	905,968	42,048	—		—	16,830	(l)	964,846
Goodwill	995,240	374,024	—		—	(374,024	)(l)	2,384,072
						1,388,832	(l)
Intangible assets less accumulated amortization	405,900	247,033	—		—	92,431	(l)	745,364
Notes receivable from third party	—	25,000	—		—	—		25,000
Assets held for sale	2,222	—	—		—	—		2,222
Insurance subsidiary investments	158,394	—	—		—	—		158,394
Investment in Gentiva	—	—	—		751,479	(751,479	)(m)	—
Other	234,707	64,151	—		873	(1,190	)(n)	303,659
					29,558
					(24,440)

Total Assets	$4,024,788	$1,225,226	$(47,919)		$681,942	$371,400		$6,255,437

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$158,397	$16,370	$—		$—	$—		$174,767
Salaries, wages and other compensation	346,957	45,736	12,823	(d)	—	—		473,376
			67,860	(e)
Deferred revenue	—	47,919	(47,919	)(a)	—	—		—
Due to third party payors	47,320	—	17,640	(f)	—	—		64,960
Professional liability risks	66,974	—	10,402	(g)	—	—		77,376
Other accrued liabilities	138,620	—	46,216	(h)	—	(3,601	)(o)	200,297
			19,014	(i)
			48	(j)
Medicare liabilities	—	17,640	(17,640	)(f)	—	—		—
Obligations under insurance programs	—	78,310	(10,402	)(g)	—	—		—
			(67,860	)(e)
			(48	)(j)
Accrued nursing home costs	—	19,014	(19,014	)(i)	—	—		—
Long-term debt due within one year	10,233	51,138	—		(51,138)	—		19,928
					9,695
Accrued interest expense	—	7,788	—		(7,788)	—		—
Other	—	59,039	(12,823	)(d)	—	—		—
			(46,216	)(h)

	768,501	342,954	(47,919)		(49,231)	(3,601)		1,010,704

Long-term debt	1,484,436	1,105,750	—		(1,124,450)	18,700	(l)	3,046,386
					1,350,000
					19,388
					192,562
Professional liability risks	243,496	—	—		—	—		243,496
Deferred tax liabilities	7,683	6,264	—		—	60,148	(l)	74,095
Deferred credits and other liabilities	217,218	55,456	—		(7,741)	7,143	(l)	272,076
Equity:
Stockholders’ equity:
Common stock, par value	16,153	3,827	—		1,228	(3,827	)(p)	19,779
					2,398
Capital in excess of par value	1,357,134	466,777	—		98,772	(466,777	)(p)	1,764,863
					195,917
					120,917
					(3,627)
					(4,250)
Accumulated other comprehensive loss	(905)	—	—		—	—		(905)
Treasury stock	—	(19,165)	—		—	19,165	(p)	—
Accumulated deficit	(112,044)	(740,449)	—		(109,941)	740,449	(p)	(221,985)

	1,260,338	(289,010)	—		301,414	289,010		1,561,752
Noncontrolling interests	43,116	3,812	—		—	—		46,928

Total equity	1,303,454	(285,198)	—		301,414	289,010		1,608,680

Total liabilities and equity	$4,024,788	$1,225,226	$(47,919)		$681,942	$371,400		$6,255,437

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Kindred Healthcare, Inc. and Gentiva Health Services, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2013

(in thousands, except per share amounts)

	Historical		Gentiva Adjustments			Pro Forma Adjustments
	Kindred	Gentiva	Reclassifications(q)	Harden Acquisition	After giving effect to reclassifications and Harden Acquisition	April 2014 Refinancing(y)	Merger related financing		Allocation of Merger Consideration		Pro forma combined
Revenues	$4,835,585	$1,726,644	$—	$355,480	$2,082,124	$—	$—		$—		$6,917,709
Cost of services sold	—	942,180	(942,180)	—	—	—	—		—		—

	4,835,585	784,464	942,180	355,480	2,082,124	—	—		—		6,917,709
Salaries, wages and benefits	2,954,663	—	773,500	289,399	1,536,994	—	—		—		4,491,657
			474,095
Supplies	322,941	—	85,259	15,010	107,834	—	—		—		430,775
			7,565
Rent	311,526	—	43,370	8,957	52,327	—	—		(1,453	)(v)	362,400
Other operating expenses	965,760	—	82,713	19,548	259,049	—	—		—		1,224,809
			156,788
Other (income) expense	(1,442)	—	496	1,194	1,690	—	—		—		248
Impairment charges	77,193	612,380	—	—	612,380	—	—		—		689,573
Depreciation and amortization	154,206	—	708	6,582	31,203	—	—		(9,304	)(t)	179,754
			23,913						3,649	(u)
Interest expense	108,009	113,088	—	8,787	121,875	(107,130)	(121,875	)(aa)	—		203,483
						94,048	108,556	(aa)
Investment income	(4,046)	(2,704)	—	(32)	(2,736)	—	—		—		(6,782)
Selling, general and administrative	—	706,227	(706,227)	—	—	—	—		—		—

	4,888,810	1,428,991	942,180	349,445	2,720,616	(13,082)	(13,319)		(7,108)		7,575,917

Income (loss) from continuing operations before income taxes	(53,225)	(644,527)	—	6,035	(638,492)	13,082	13,319		7,108		(658,208)
Provision (benefit) for income taxes	(11,319)	(39,953)	—	1,872	(38,081)	5,148 (s)	5,241	(s)	2,797	(s)	(36,214)

Income (loss) from continuing operations	(41,906)	(604,574)	—	4,163	(600,411)	7,934	8,078		4,311		(621,994)
Earnings attributable to noncontrolling interests	(3,890)	(487)	—	—	(487)	—	—		—		(4,377)

Income (loss) attributable to Kindred from continuing operations	$(45,796)	$(605,061)	$—	$4,163	$(600,898)	$7,934	$8,078		$4,311		$(626,371)

Earnings (loss) per common share from continuing operations:
Basic	$(0.88)	$(18.94)									$(7.58	)(w)
Diluted	$(0.88)	$(18.94)									$(7.58	)(w)
Shares used in computing earnings (loss) per common share:
Basic	52,249	31,954					30,368	(w)			82,617
Diluted	52,249	31,954					30,368	(w)			82,617

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Kindred Healthcare, Inc. and Gentiva Health Services, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2014

(in thousands, except per share amounts)

	Historical			Pro Forma Adjustments
	Kindred	Gentiva	Reclassifications(r)	April 2014 Refinancing(z)	Merger related financing		Allocation of merger consideration		Pro forma combined
Revenues	$3,806,019	$1,483,551	$—	$—	$—		$—		$5,289,570
Cost of services sold	—	811,077	(811,077)	—	—		—		—

	3,806,019	672,474	811,077	—	—		—		5,289,570
Salaries, wages and benefits	2,300,567	—	682,472	—	—		—		3,372,115
			389,076	—
Supplies	242,176	—	68,062	—	—		—		313,927
			3,689
Rent	241,449	—	33,467	—	—		(1,090	)(v)	273,826
Other operating expenses	768,247	—	60,096	—	(5,279	)(x)	—		941,758
			120,997		(2,303	)(x)
Other (income) expense	(741)	490	(267)	—	—		—		(518)
Depreciation and amortization	117,802	—	447	—	—		(5,287	)(t)	130,325
			20,760				(3,397	)(u)
Interest expense	128,845	75,805	—	(82,087)	81,091	(aa)	—		151,428
				23,579	(75,805	)(aa)
Investment income	(2,975)	(1,899)	—	—	—		—		(4,874)
Selling, general and administrative	—	567,722	(567,722)	—	—		—		—

	3,795,370	642,118	811,077	(58,508)	(2,296)		(9,774)		5,177,987

Income from continuing operations before income taxes	10,649	30,356	—	58,508	2,296		9,774		111,583
Provision for income taxes	3,582	12,499	—	23,023 (s)	904	(s)	3,900	(s)	43,908

Income from continuing operations	7,067	17,857	—	35,485	1,392		5,874		67,675
Earnings attributable to noncontrolling interests	(13,729)	(170)	—	—	—		—		(13,899)

Income (loss) attributable to Kindred from continuing operations	$(6,662)	$17,687	$—	$35,485	$1,392		$5,874		$53,776

Earnings (loss) per common share from continuing operations:
Basic	($0.12)	$0.49							$0.63 (w)
Diluted	($0.12)	$0.48							$0.62 (w)
Shares used in computing earnings (loss) per common share:
Basic	56,443	36,285			26,928	(w)			83,371
Diluted	56,443	37,052			28,219	(w)			84,662

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1—Basis Of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with the provisions of the authoritative guidance for business combinations using the acquisition method of accounting.

The accompanying unaudited pro forma condensed combined financial information presents the pro forma combined financial position and results of operations based upon the historical audited financial statements for the year ended December 31, 2013 and unaudited financial statements as of and for the nine months ended September 30, 2014, after giving effect to the Gentiva Transaction, the Harden Acquisition, the April 2014 Refinancing and the June 2014 Equity Offering. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities, nor does the unaudited pro forma condensed combined statements of operations include the effects of any items directly attributable to these transactions that are not expected to have a continuing impact on the combined results of operations. The effects of the April 2014 Refinancing, the June 2014 Equity Offering and the Harden Acquisition have been shown separately as these transactions have already occurred.

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the Gentiva Transaction as if the acquisition and related financing have been consummated on September 30, 2014, and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available. The unaudited pro forma condensed combined statements of operations give effect to all of the above transactions as if they had been consummated on January 1, 2013.

Note 2—Preliminary Allocation of Merger Consideration

On October 9, 2014, Kindred entered into the Merger Agreement with Gentiva, providing for Kindred’s acquisition of all of the outstanding Gentiva Shares. Each Gentiva Share outstanding immediately prior to the effective time (subject to certain exceptions) will be converted into the right to receive $14.50 in cash, without interest and 0.257 of a share of Common Stock. No fractional shares of Common Stock will be issued in the Merger and Gentiva stockholders will receive cash in lieu of fractional shares. The value of the equity consideration portion of the preliminary Merger Consideration is subject to change based upon changes in the market price of Common Stock prior to closing. The total value of the transaction, including the assumption and refinancing of Gentiva long-term debt and financing and transaction costs, is approximately $2.1 billion.

Upon completion of the Merger, Gentiva stockholders will own approximately 12% of Kindred’s outstanding Common Stock assuming 4.9 million shares issued during the Common Stock offering and 9.6 million shares issued directly to Gentiva stockholders.

Kindred has obtained a financing commitment from the various lenders in connection with the Merger. These funds, along with the proposed issuance of Common Stock and the Units in the public market, and existing cash balances are expected to be sufficient to fund the Cash Consideration to Gentiva stockholders, refinance Gentiva’s revolving credit, term loan facilities and notes, and pay transaction costs. Subject to certain conditions, Kindred expects to have in place approximately $3.6 billion of long-term financing, of which $3.1 billion is expected to be outstanding upon the consummation of the Merger.

Each Unit is comprised of Mandatory Redeemable Preferred Stock and a Purchase Contract. The Purchase Contracts were recorded as capital in excess of par value, net of issuance costs, and the Mandatory Redeemable Preferred Stock have been recorded as long-term debt due to the mandatory redemption feature. Issuance costs associated with the debt component were recorded as deferred financing costs and are being amortized using the

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

effective interest rate method over the term of the instrument. Proceeds from the issuance of the Units were allocated to equity and debt based on the relative fair values of the respective components of each Unit. Dividends on the Mandatory Redeemable Preferred Stock are treated as interest expense as the preferred stock is classified as debt.

An estimate of the Merger Consideration paid to Gentiva stockholders at the effective time and a preliminary allocation of the Merger Consideration to the assets to be acquired and the liabilities to be assumed follows (in thousands, except per share and per option amounts):

Estimate of Merger Consideration:
Cash Consideration:
Shares eligible at November 13, 2014 for Merger Consideration	37,328
Cash Consideration	$14.50

541,256
Gentiva employee stock options outstanding as of November 13, 2014	1,807
Weighted average intrinsic value per outstanding Gentiva stock option as of November 13, 2014	$6.59

Cash buyout of stock options	11,908

Total Cash Consideration	553,164
Kindred equity consideration:
Gentiva common stock and unvested restricted stock outstanding as of November 13, 2014	37,328
Exchange ratio	0.257

Assumed Common Stock to be issued	9,593
Kindred closing price per share as of November 13, 2014	$20.36

Stock based equity consideration	195,313
Fair value of replacement stock options	3,002

Total equity consideration	198,315

Total Merger Consideration	$751,479

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

Allocation of Merger Consideration to assets acquired and liabilities assumed:

	Historical balances of Gentiva as of September 30, 2014	Fair value adjustments	Allocation of Merger Consideration
Cash and cash equivalents	$114,206	$—	$114,206
Accounts receivable	285,718	—	285,718
Deferred tax assets	24,270	—	24,270
Other current assets	48,776	—	48,776
Property and equipment	42,048	16,830	58,878
Identifiable intangible assets	247,033	92,431	339,464
Other assets	89,151	(1,190)	87,961
Current portion of long-term debt	(51,138)	—	(51,138)
Accounts payable and other current liabilities	(291,816)	3,601	(288,215)
Long-term debt, less current portion	(1,105,750)	(18,700)	(1,124,450)
Deferred tax liabilities	(6,264)	(60,148)	(66,412)
Other liabilities	(55,456)	(7,143)	(62,599)
Noncontrolling interests	(3,812)	—	(3,812)

Total identifiable net assets	(663,034)		(637,353)
Goodwill	374,024		1,388,832

Net assets	$(289,010)		$751,479

A change of $1 in the price of Common Stock would increase or decrease the equity consideration including unvested employee restricted shares and employee stock option consideration, by approximately $10 million, which would result in a corresponding adjustment to goodwill.

The final Merger Consideration allocation for certain items, including property and equipment, identifiable intangible assets, leasehold interests, debt and noncontrolling interests, are preliminary and dependent upon certain valuations and other studies that have not been finalized and are subject to subsequent adjustments. The actual amounts recorded at the completion of the Merger may differ materially from the information presented herein.

Note 3—Reclassification and Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes the following reclassification adjustments to conform the Gentiva balance sheet and statements of operations to Kindred’s presentation, and pro forma adjustments to give effect to the April 2014 Refinancing and the Gentiva Transaction.

In addition, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 includes pro forma adjustments to incorporate the operating results of Harden for the nine months ended September 30, 2013 as the acquisition of Harden was not consummated by Gentiva until October 18, 2013. These adjustments were included in order to incorporate a full year of Harden’s operations into Gentiva’s statement of operations for the year ended December 31, 2013 and should be read in conjunction with Gentiva’s Form 8-K/A filed with the SEC on December 23, 2013.

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

Unaudited pro forma condensed combined balance sheet adjustments

a)	To reclassify $47.9 million of Gentiva deferred revenue to accounts receivable.

b)	To reclassify $5.9 million of Gentiva third party receivables from other current assets to accounts receivable.

c)	To reclassify $11.4 million of Gentiva income tax receivables from other current assets to income taxes.

d)	To reclassify $12.8 million of Gentiva accrued incentive compensation from other accrued expenses to salaries, wages and other compensation.

e)	To reclassify $67.9 million of Gentiva workers compensation and health liabilities from obligations under insurance programs to salaries, wages and other compensation.

f)	To reclassify $17.6 million of Gentiva Medicare liabilities to due to third party payors.

g)	To reclassify $10.4 million of Gentiva professional liability risks from obligations under insurance programs to professional liability risks.

h)	To reclassify $46.2 million of Gentiva other current liabilities to other accrued liabilities.

i)	To reclassify $19.0 million of Gentiva accruals from accrued nursing home costs to other accrued liabilities.

j)	To reclassify $0.05 million of Gentiva accruals from obligations under insurance programs to other accrued liabilities

k)	Concurrently, and in connection with entering into the Merger Agreement, Kindred has entered into a Commitment Letter with various lenders pursuant to which Kindred received committed financing, including the Bridge Facility of up to $1.7 billion if Kindred is unable to issue senior unsecured notes up to $1.7 billion. The committed financing, together with cash on hand, are sufficient to fund the Gentiva Transaction. Accessing the Bridge Facility may not be necessary if Kindred is able to complete the Financing Transactions. The unaudited pro forma condensed combined financial information assumes, based upon management’s current expectations, that the Financing Transactions are completed prior to consummation of the proposed Merger and the Bridge Facility is not accessed. Kindred expects to pay financing costs of $29.6 million related to executing these debt instruments that will be amortized over the terms of the loans.

Notwithstanding the foregoing, for purposes of the unaudited pro forma condensed combined financial information, Kindred has assumed the Gentiva Transaction financing will consist of the following:

1)	an assumed $122.5 million in excess cash;

2)	an assumed $1.35 billion aggregate principal amount of the Senior Notes;

3)	the sale of 4.9 million shares of Common Stock at the November 13, 2014 closing price of $20.36 per share resulting in estimated gross proceeds of approximately $100 million and excluding any shares that may be issued if the underwriters exercise their option to purchase additional shares of Common Stock;

4)	the issuance of 9.6 million shares of Common Stock directly to Gentiva stockholders;

5)

the sale of approximately $150 million of Units, comprised of approximately $29.1 million of Mandatory Redeemable Preferred Stock and $120.9 million of Purchase Contracts. For accounting purposes, the Purchase Contracts are recorded as capital in excess of par value, net of issuance costs, and the Mandatory Redeemable Preferred Stock is recorded as long-

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

term debt due to the mandatory redemption feature. Issuance costs associated with the debt component were recorded as deferred financing costs and are being amortized using the effective interest rate method over the term of the instrument. Proceeds from the issuance of the Units were allocated to equity and debt based on the relative fair values of the respective components of each Unit. Dividends on the Mandatory Redeemable Preferred Stock are recorded as interest expense as the preferred stock is classified as debt; and

6)	an assumed draw of approximately $192.6 million of Kindred’s current ABL Facility.

The final terms of the Financing Transactions will be subject to market conditions and may change materially from the assumptions described above. Changes in assumptions described above with respect to Senior Notes, Common Stock, and Units of the Gentiva Transaction financing would result in changes to various components of the unaudited pro forma condensed combined balance sheet, long-term debt, shareholders’ equity and various components of the unaudited pro forma condensed combined statements of operations, including interest expense and earnings per share. Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

•

Each 0.125% increase (decrease) in the assumed interest rate of the Senior Notes would increase (decrease) pro forma interest expense by approximately $1.7 million for the year ended December 31, 2013 and approximately $1.3 million for the nine months ended September 30, 2014, and would (increase) decrease earnings per share (basic and diluted) by approximately $0.02 and $0.01, respectively for the year ended December 31, 2013 and for the nine months ended September 30, 2014.

•

Each $50.0 million increase (decrease) in the principal amount of the Senior Notes would increase (decrease) pro forma interest expense by $3.5 million for the year ended December 31, 2013 and by $2.6 million for the nine months ended September 30, 2014 respectively, and (increase) decrease earnings per share (basic and diluted) by approximately $0.04 for the year ended December 31, 2013 and $0.03 for the nine months ended September 30, 2014 respectively.

•

Each 0.125% increase (decrease) in the assumed interest rate of the Mandatory Redeemable Preferred Stock component of the Units would increase (decrease) pro forma interest expense by less than $0.1 million for both the year ended December 31, 2013 and the nine months ended September 30, 2014, and would have no impact on earnings per share (basic and diluted) respectively for the year ended December 31, 2013 and nine months ended September 30, 2014.

•

Each $10.0 million increase (decrease) in the principal amount of the Mandatory Redeemable Preferred Stock component of the Units would increase (decrease) pro forma interest expense by $0.4 million for the year ended December 31, 2013 and by $0.2 million for the nine months ended September 30, 2014, and (increase) decrease earnings per share (basic and diluted) by approximately $0.01 for the year ended December 31, 2013 and have no impact on earnings per share for the nine months ended September 30, 2014.

•

For each 0.125% change in the assumed interest rate, the amount allocable to the Mandatory Redeemable Preferred Stock component of the Units would increase (decrease) by approximately $0.1 million based on the current total assumed value of the instrument.

•

If we had to use the Bridge Facility of $1.7 billion, the pro forma interest expense would be $134 million for the year ended December 31, 2013 and $116 million for the nine months ended September 30, 2014. For each 0.125% increase (decrease) in the assumed interest rate on the Bridge Facility, pro forma interest expense would increase (decrease) $2.1 million for the year ended December 31, 2013 and $1.6 million for the nine months ended September 30, 2014, and would (increase) decrease earnings per share (basic and diluted) by approximately $0.03 and $0.02, respectively for the year ended December 31, 2013 and for the nine months ended September 30, 2014.

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

Based on the assumptions outlined above, the following table outlines the anticipated sources and uses of funds (in thousands, except per share amounts):

Financing sources:
Excess cash		$122,495
New debt:
$1.35 billion Senior Notes		1,350,000
Units debt portion:
Long-term debt	$19,388
Current portion of long-term debt	9,695	29,083

Existing ABL Facility draw		192,562
Equity exchanged and issued:
Equity issued to open market:
Common Stock, $0.25 par value	1,228
Capital in excess of par value	98,772	100,000

Equity exchanged:
Common Stock, $0.25 par value	2,398
Capital in excess of par value	195,917	198,315

Units equity portion (capital in excess of par value)		120,917

		$2,113,372

Financing uses:
Consideration to acquire Gentiva (see Note 2):
Cash Consideration	$553,164
Equity consideration	198,315	$751,479

Retirement of Gentiva debt:
Long-term debt	1,105,750
Current portion of long-term debt	51,138
Call premium on Gentiva’s unsecured senior notes	18,700
Accrued interest	7,788
Unamortized debt discount	6,368	1,189,744

Long-term debt financing fees		29,558
Units financing fees debt portion (accounted for as deferred financing cost)		873
Units financing fees equity portion (accounted for as reduction to equity)		3,627
Equity to market issuance fee (accounted for as reduction to equity)		4,250
Settlement of Gentiva’s long-term incentive plan		7,741
Expenses paid at closing		126,100

		$2,113,372

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

Expenses related to Merger closing:
Cash payments:
Legal and professional fees	$74,100
Employee change in control payments	35,000
Bridge Facility commitment fee	17,000

126,100
Non-cash write-offs:
Gentiva deferred financing costs	24,440
Gentiva unamortized debt discount	6,368

30,808

156,908
Income tax benefit(1)	(46,967)

Charge to retained earnings	$109,941

(1)	The combined company estimated statutory income tax rate of 39.35% was only applied to expenses related to the Merger that are expected to be deductible for income tax purposes.

l)	To adjust the tangible and identifiable intangible assets acquired and liabilities assumed based upon preliminary estimates of fair value and eliminate historical Gentiva balances. To record a fair value adjustment related to Gentiva’s unsecured senior notes of $18.7 million based on trading value. The preliminary estimates of fair value for property and equipment and identifiable intangible assets follow (in thousands):

Property and equipment:	Historical net book value as of September 30, 2014	Estimated fair value(1)	Estimated fair value adjustment
Land and land improvements	$595	$595	$—
Buildings and improvements	8,503	15,313	6,810
Software and equipment	32,124	42,144	10,020
Construction in progress	826	826	—

	$42,048	$58,878	$16,830

(1)	Fair value is determined based upon a valuation report as of June 30, 2014, along with any subsequent additions or disposals in the period from July 1, 2014 to September 30, 2014.

Identifiable intangible assets and liabilities:	Estimated fair value
Indefinite lived:
Licenses and certificates of need	$317,710
Finite lived:
Trade name	17,700
Leasehold interest	2,124
Legacy non-compete agreements	1,930

$339,464

Leasehold interest liability	$(7,143)

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

The excess of the Merger Consideration for Gentiva over the fair value of its identifiable net assets of $1.4 billion is recorded as goodwill. See Note 2.

Adjustments to deferred tax liabilities related to the tax effect of fair value adjustments (in thousands):

Property and equipment	$6,555
Identifiable intangible assets and liabilities	53,593

$60,148

m)	To allocate the total Merger Consideration paid to Gentiva stockholders to the assets acquired and liabilities assumed. See Note 2.

n)	To eliminate $1.2 million of net unfavorable operating lease obligations recorded by Gentiva related to the Harden Acquisition.

o)	To eliminate $3.6 million of deferred rent liabilities related to straight-line rent accruals. In subsequent periods following the date of the Merger, lease payments that are not contingent will continue to be accounted for on a straight-line basis.

p)	To eliminate the historical stockholders’ equity balances of Gentiva.

Unaudited pro forma condensed combined statements of operations adjustments

q)	To reclassify Gentiva’s statement of operations for the year ended December 31, 2013 to conform to Kindred’s presentation (in thousands):

	Cost of services sold	Selling, general and administrative	Total expenses
Salaries, wages and benefits	$773,500	$474,095	$1,247,595
Supplies	85,259	7,565	92,824
Rent	—	43,370	43,370
Other operating expenses	82,713	156,788	239,501
Other income (expense)	—	496	496
Depreciation and amortization	708	23,913	24,621
Selling, general and administrative expenses	—	(706,227)	(706,227)
Cost of services sold	(942,180)	—	(942,180)

	$—	$—	$—

r)	To reclassify Gentiva’s statement of operations for the nine months ended September 30, 2014 to conform to Kindred’s presentation (in thousands):

	Cost of services sold	Selling, general and administrative	Total expenses
Salaries, wages and benefits	$682,472	$389,076	$1,071,548
Supplies	68,062	3,689	71,751
Rent	—	33,467	33,467
Other operating expenses	60,096	120,997	181,093
Other income (expense)	—	(267)	(267)
Depreciation and amortization	447	20,760	21,207
Selling, general and administrative expenses	—	(567,722)	(567,722)
Cost of services sold	(811,077)	—	(811,077)

	$—	$—	$—

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

s)	To adjust the income tax provision to reflect the pro forma combined company estimated statutory income tax rate of 39.35%.

t)	To adjust depreciation expense based upon the estimated fair value of the property and equipment related to each asset’s estimated remaining useful life (dollars in thousands):

	As of September 30, 2014				Depreciation expense
	Historical net book value	Estimated fair value adjustment	Estimated fair value	Estimated remaining useful life	Year ended December 31, 2013	Nine months ended September 30, 2014
Land and land improvements	$595	$—	$595		$—	$—
Buildings and improvements	8,503	6,810	15,313	(1)	1,764	1,323
Software and equipment	32,124	10,020	42,144	4	10,536	7,902
Construction in progress	826	—	826		—	—

	$42,048	$16,830	$58,878	9	12,300	9,225

Historical Gentiva depreciation expense					21,604	14,512

Depreciation expense adjustment					$(9,304)	$(5,287)

(1)	Gentiva possesses a $3.9 million building improvement asset which is depreciated using a life of 30 years. The remaining portion of the buildings and improvements assets are depreciated using a useful life of 7 years.

u)	To adjust intangible assets amortization expense based upon the estimated fair value of finite-lived intangible assets (dollars in thousands):

	As of September 30, 2014		Amortization expense
	Estimated fair value	Estimated weighted average useful life	Year ended December 31, 2013	Nine months ended September 30, 2014
Trade name	$17,700	(1)	$12,390	$2,655
Legacy non-compete agreements	1,930	2.25	858	643

	$19,630		13,248	3,298

Historical Gentiva amortization expense			9,599	6,695

Amortization expense adjustment			$3,649	$(3,397)

(1)	Amortization expense of 70% in year one, 20% in year two and 10% in year 3 is applied for the trade name based upon the assumed usage of this asset over a 3 year life.

v)	To amortize the fair market value of leasehold interest assets and liabilities acquired over their remaining lease term in the amounts of $1.5 million and $1.1 million for the year ended December 31, 2013 and for the nine months ended September 30, 2014 respectively.

w)

Pro forma earnings (loss) from continuing operations per common share attributable to Kindred are based upon the weighted average number of common shares outstanding. On June 25, 2014, Kindred sold 9.0 million shares of Common Stock in the public market and on July 14, 2014, an additional 0.7 million shares of Common Stock were sold to the underwriters pursuant to the exercise of their option to purchase additional shares. While the share issuance is included in Kindred’s September 30, 2014 balance sheet, for pro forma earnings (loss) per share, the earnings (loss) per share calculations

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

assume this Common Stock issuance occurred on January 1, 2013. The weighted average number of shares outstanding reflect the elimination of Gentiva’s common stock and also includes 4.9 million shares issued during an additional Common Stock offering, 9.6 million shares issued directly to Gentiva stockholders, and shares related to the Units. The Units are assumed to be settled at the minimum settlement rate for weighted average shares for basic calculation of pro forma earnings (loss) from continuing operations per common share, which totaled 6.2 million shares. The diluted calculation of pro forma earnings (loss) from continuing operations per common share includes the dilutive effect of Kindred’s stock options and the dilutive effect of the Units which are assumed to be settled at the maximum settlement rate, which resulted in incremental shares of 1.2 million. Kindred follows the provisions of the authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which requires that unvested restricted stock that entitles the holder to receive nonforfeitable dividends before vesting be included as a participating security in the basic and diluted earnings per common share calculation pursuant to the two-class method. A computation of pro forma earnings (loss) from continuing operations per common share follows for the year ending December 31, 2013 and nine months ended September 30, 2014 respectively (in thousands, except per share amounts).

	Basic	Diluted
For the year ended December 31, 2013:
Pro forma loss:
Loss attributable to Kindred stockholders from continuing operations:
As reported in Unaudited Pro Forma Condensed Combined Statement of Operations	$(626,371)	$(626,371)
Allocation to participating unvested restricted stockholders	—	—

Available to common stockholders	$(626,371)	$(626,371)

Shares used in the computation:
Weighted average share outstanding—basic computation	82,617	82,617

Dilutive effect of Kindred employee stock options		—
Dilutive effect of Kindred performance-based restricted shares		—

Adjusted weighted average shares outstanding—diluted computation		82,617

Pro forma loss from continuing operations per common share	$(7.58)	$(7.58)

	Basic	Diluted
For the nine months ended September 30, 2014:
Pro forma earnings:
Income attributable to Kindred stockholders from continuing operations:
As reported in Unaudited Pro Forma Condensed Combined Statement of Operations	$53,776	$53,776
Allocation to participating unvested restricted stockholders	(1,052)	(1,037)

Available to common stockholders	$52,724	$52,739

Shares used in the computation:
Weighted average share outstanding—basic computation	83,371	83,371

Dilutive effect of Units		1,228
Dilutive effect of Kindred employee stock options		63

Adjusted weighted average shares outstanding—diluted computation		84,662

Pro forma income from continuing operations per common share	$0.63	$0.62

x)	To eliminate $5.3 million of direct incremental costs of the Merger that are reflected in the historical statement of operations of Kindred, and to eliminate $2.3 million of direct incremental costs of the Merger that are reflected in the historical statement of operations of Gentiva.

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

y)	To eliminate historical interest expense and deferred financing cost amortization and recalculate interest expense based upon the new terms for the year ended December 31, 2013 related to the April 2014 Refinancing (dollars in thousands):

	Interest expense	Deferred cost amortization	Total decrease to interest expense
Historical Kindred interest expense eliminated	$95,243	$11,887	$107,130

New interest expense:	Interest expense	Deferred cost amortization	Total increase to interest expense
$750 million revolving credit facility	$9,298	$3,553	$12,851
$1 billion term loan	40,402	4,152	44,554
$500 million senior unsecured notes	31,875	1,168	33,043
Interest rate swap	3,600	—	3,600

	$85,175	$8,873	$94,048

Interest rates and term:	Interest rate index and margin	Assumed rate	Term (years)
$750 million revolving credit facility (base rate)	N/A	4.50%	5
$750 million revolving credit facility	LIBOR (1) + 2.25%	2.44%	5
$1 billion term loan	LIBOR (2) + 3.00%	4.00%	7
$500 million senior unsecured notes	N/A	6.38%	8
Interest rate swap	N/A	1.867%	4

(1)	LIBOR—One month London Interbank Offered Rate
(2)	LIBOR—One month London Interbank Offered Rate with floor of 1.0%

z)	To eliminate historical interest expense and deferred financing cost amortization and recalculate interest expense based upon the new terms for the nine months ended September 30, 2014 related to the April 2014 Refinancing (dollars in thousands):

	Interest expense	Deferred cost amortization	Total decrease to interest expense
Historical Kindred interest expense eliminated	$64,812	$17,275	$82,087

New interest expense:	Interest expense	Deferred cost amortization	Total increase to interest expense
$750 million revolving credit facility	$2,592	$888	$3,480
$1 billion term loan	9,900	1,038	10,938
$500 million senior unsecured notes	7,969	292	8,261
Interest rate swap	900	—	900

	$21,361	$2,218	$23,579

Notes to Unaudited Condensed Combined Pro Forma Financial Information (Continued)

Interest rates and term:	Interest rate index and margin	Assumed rate	Term (years)
$750 million revolving credit facility (base rate)	N/A	4.25%	5
$750 million revolving credit facility	LIBOR (1) + 2.00%	2.19%	5
$1 billion term loan	LIBOR (2) + 3.00%	4.00%	7
$500 million senior unsecured notes	N/A	6.38%	8
Interest rate swap	N/A	1.867%	4

(1)	LIBOR—One month London Interbank Offered Rate
(2)	LIBOR—One month London Interbank Offered Rate with floor of 1.0%

aa)	To eliminate historical interest expense and deferred financing cost amortization related to Gentiva debt obligations that will be retired at the closing date of the Merger, and to add the new interest expense and deferred financing cost amortization related to new debt, which are computed as follows (dollars in thousands):

Historical Gentiva interest expense eliminated:	Interest expense	Deferred cost amortization	Total decrease to interest expense
Year ended December 31, 2013	$91,075	$30,800	$121,875
Nine months ended September 30, 2014	$71,033	$4,772	$75,805

New interest expense:	Debt borrowings	Deferred costs related to financing	Interest expense	Deferred cost amortization	Total increase to interest expense
Year ended December 31, 2013:
$1.35 billion Senior Notes	$1,350,000	$29,558	$94,500	$3,695	$98,195
Units debt portion	29,083	873	1,284	291	1,575
Existing ABL Facility	192,562	—	8,786	—	8,786

	$1,571,645	$30,431	$104,570	$3,986	$108,556

Nine months ended September 30, 2014:
$1.35 billion Senior Notes	$1,350,000	$29,558	$70,875	$2,771	$73,646
Units debt portion	29,083	873	656	218	874
Existing ABL Facility	192,562	—	6,571	—	6,571

	$1,571,645	$30,431	$78,102	$2,989	$81,091

Interest rates and term:	Interest rate index and margin per commitment letter	Assumed rate at closing	Term (years)
$1.35 billion Senior Notes	LIBOR (1) + 2.00%	7.0%	8
Units debt portion	n/a	7.0%	3
Existing ABL Facility	n/a	4.5%	5

(1)	LIBOR—One month London Interbank Offered Rate with floor of 1.5%

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income and estate tax consequences generally applicable to the ownership and disposition of our Common Stock by a “non-U.S. holder” (as defined below) as of the date of this prospectus supplement. Except where noted, this summary deals only with shares of our Common Stock that are held as capital assets (generally, investment property) by a non-U.S. holder who purchases our Common Stock in this offering. Except as modified for estate tax purposes, a “non-U.S. holder” means a beneficial owner of our Common Stock (other than a partnership or other entity or an arrangement treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	any other person that would otherwise be subject to U.S. federal income tax on a net income basis in respect of such Common Stock.

This discussion does not cover all aspects of U.S. federal income and estate tax consequences that may be relevant to the purchase, ownership or disposition of our Common Stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold shares of our Common Stock in connection with a U.S. trade or business or a U.S. permanent establishment, persons that hold more than 5% of our Common Stock, controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates or persons otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, potentially on a retroactive basis, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes, any other U.S. federal tax considerations (such as gift taxes) and does not deal with non-U.S., state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances.

If a partnership (or other entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partner of a partnership considering an investment in our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, we recommend that you consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of our Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or property with respect to our Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. Holder’s investment, up to such holder’s tax basis in our Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Common Stock.” Unless we provide a statement to holders of record or provide information on our website to the contrary, the entire distribution should be treated as a dividend.

Dividends paid to you generally will be subject to withholding of U.S. federal tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if you are eligible for a lower treaty rate, U.S. federal tax will generally be required to be withheld at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless:

•

you have furnished to the applicable U.S. withholding agent a valid Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8 BEN-E or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments, and

•

pursuant to the rules generally known as “FATCA,” you have provided the applicable U.S. withholding agent with certain information with respect to your direct and indirect U.S. owners if you are a legal entity; and, if you are or hold our Common Stock through a non-U.S. financial institution, such institution (i) has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution), (ii) qualifies for an exception from the requirement to enter into such an agreement or (iii) complies with the terms of an applicable intergovernmental agreement between the U.S. government and the jurisdiction in which such foreign financial institution is organized, is resident or operates, as the case may be.

A non-U.S. holder of our Common Stock eligible for a reduced rate of withholding of U.S. federal tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our Common Stock.

Gain on Sale or Other Taxable Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to any gain recognized on a sale, exchange or other taxable disposition of our Common Stock unless you are an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition and certain other requirements are met. If you are such an individual, you will generally be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition that may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States).

Under the U.S. withholding tax and reporting rules known as “FATCA,” in the case of the sale or disposition of our Common Stock after December 31, 2016, you may be subject to a 30% withholding of U.S. federal income tax on the gross proceeds of the sale or disposition (including any distribution on our Common Stock that is treated as a return of your investment or capital gain) unless the FATCA requirements described in the last bullet point above under “—Dividends” are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our Common Stock and the potential for a refund or credit in the case of any withholding tax.

Federal Estate Tax

Our Common Stock held (or deemed to be owned) by an individual who is not a citizen of the United States or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS and to you the amount of dividends paid to you and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty, exchange of information treaty or other agreement.

You will be subject to backup withholding for dividends paid to you unless you certify under penalty of perjury that you are not a “United States person” as defined in the Code, and the payor does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Common Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalty of perjury that you are not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	1,750,000
J.P. Morgan Securities LLC	1,750,000
Guggenheim Securities, LLC	375,000
Morgan Stanley & Co. LLC	375,000
BMO Capital Markets Corp.	250,000
Deutsche Bank Securities Inc.	250,000
SunTrust Robinson Humphrey, Inc.	250,000

Total	5,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.503625 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discount, after taking into account any accrued and unpaid dividends, solely to cover over-allotments, if any. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our executive officers and directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and subject to certain exceptions, dispose of or hedge any shares or any securities convertible into or exchangeable for our Common Stock. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The shares are listed on the New York Stock Exchange under the symbol “KND.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by Kindred Healthcare, Inc.
	No Exercise	Full Exercise
Per share	$0.839375	$0.839375
Total	$4,196,875.00	$4,826,406.25

We estimate that our portion of the total expenses of this offering will be approximately $1 million.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. Prior to purchasing the Common Stock being offered hereby, on November 19, 2014, one of the underwriters purchased, on behalf of the syndicate, 329,371 shares of Common Stock at an average price of $19.75 per share in stabilizing transactions.

Certain Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, affiliates of certain of the underwriters from time to time have acted or in the future may continue to act as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, for which services they expect to receive customary compensation. For example, certain of the underwriters and/or their respective affiliates will serve as joint bookrunners and/or lead arrangers in connection with the Term Loan Amendment, which we expect to be entered into in connection with the Financing Transactions, and affiliates of certain of the underwriters will act as arrangers, agents and/or lenders under our ABL Facility and our Term Loan Facility. An affiliate of J.P. Morgan Securities LLC serves as administrative agent and collateral agent under our ABL Facility and our Term Loan Facility. In addition, Citigroup Global Markets Inc. and/or its respective affiliates served as financial advisor to Kindred in connection with the Merger. In addition, the underwriters and/or their respective affiliates may act as initial purchasers in connection with the Senior Notes Offering. See “Summary—The Transactions—Financing Transactions.”

We plan to use a portion of the net proceeds of this offering to repay Gentiva’s existing indebtedness. See “Use of Proceeds.” Affiliates of BMO Capital Markets Corp., Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. are agents, arrangers, lenders and initial purchasers under certain indebtedness of Gentiva. As such, these affiliates will receive their proportionate shares of repayments of any amount outstanding under Gentiva’s existing indebtedness out of net proceeds of this offering.

In addition, affiliates of the underwriters have agreed to provide us with interim financing to fund the Transactions in the event this offering and the other Financing Transactions are not consummated for which such underwriters and their respective affiliates will be paid customary fees. These interim financing commitments will be reduced by the aggregate gross proceeds of the Senior Notes Offering, the concurrent Units Offering and this offering. See “Risk Factors—Risks Relating to the Merger—The Merger may not be consummated if sufficient financing or other sources of capital are not available or for other reasons, and we may become subject to monetary or other damages under the Merger Agreement.”

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to our Common Stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the Common Stock for resale in Australia within 12 months of that Common Stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in France

Neither this prospectus supplement, nor the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement and the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, nor the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of our Common Stock sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York and certain regulatory matters will be passed upon for the underwriters by Winston & Strawn LLP, Washington, D.C.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Kindred Healthcare, Inc.’s Current Report on Form 8-K dated November 14, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Kindred Healthcare, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RehabCare Group, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, incorporated in this prospectus supplement by reference to Kindred Healthcare, Inc.’s Current Report on Form 8-K filed on October 4, 2011, have been incorporated by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report appears in Kindred Healthcare, Inc.’s Current Report on Form 8-K dated October 4, 2011, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2010 consolidated financial statements of RehabCare Group, Inc. refers to the adoption of FASB Financial Accounting Standards No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Gentiva Health Services, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 2 to the financial statements, an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Harden Healthcare Holdings, Inc. which the registrant acquired as of December 31, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) incorporated by reference in Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) (Exhibits 99.1 and 99.2 only) filed on December 23, 2013, for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and Gentiva each file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus, except as described in the following paragraph. You may also read and copy any document we and Gentiva file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

After the completion of the Merger, Gentiva will no longer file annual, quarterly and current reports, proxy statements and other information with the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information we and Gentiva file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our and Gentiva’s other filings with the SEC.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities offered by this prospectus supplement have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference to a furnished Current Report on Form 8-K or other furnished document:

•

our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014 (the “Kindred 2013 10-K”) (the financial statements and related audit report and management discussion and analysis have been superseded by the Current Report on Form 8-K filed with the SEC on November 14, 2014);

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 filed with the SEC on May 9, 2014; June 30, 2014 filed with the SEC on August 11, 2014; and September 30, 2014 filed with the SEC on November 7, 2014;

•

portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013;

•

our Current Reports on Form 8-K filed with the SEC on October 4, 2011 (Exhibits 99.3 and 99.4 only); January 2, 2014; January 16, 2014; February 4, 2014; February 21, 2014 (Item 8.01 and Exhibit 99.2 only); March 26, 2014; March 27, 2014; March 28, 2014; April 14, 2014 (excluding Item 7.01 and Exhibit 99.1); April 17, 2014; May 8, 2014 (Item 8.01 and Exhibit 99.2 only); May 15, 2014 (Item 8.01 and Exhibit 99.1 only); May 23, 2014; June 3, 2014; June 16, 2014 (SEC Accession No. 0001193125-14-237656); June 16, 2014 (SEC Accession No. 0001193125-14-237710) (Item 8.01 and Exhibit 99.1 only); June 20, 2014; June 25, 2014; July 25, 2014; August 7, 2014 (Item 8.01 and Exhibit 99.2 only); October 9, 2014 (Item 8.01 only); October 14, 2014; October 23, 2014; October 31, 2014; November 3, 2014; November 6, 2014 (SEC Accession No. 0001193125-14-398918); November 6, 2014 (SEC Accession No. 0001193125-14-399781) (Item 8.01 and Exhibit 99.2 only); November 12, 2014 (Item 1.01 only); and November 17, 2014;

•	our Current Report on Form 8-K filed with the SEC on November 14, 2014 (including a recast presentation of certain sections of the Kindred 2013 10-K);

•

our Current Report on Form 8-K filed with the SEC on November 17, 2014 (including the unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013);

•	the description of our common stock and preferred stock contained in our Current Report on Form 8-K filed with the SEC on June 16, 2014.

•

“Part I. Financial Information—Item 1. Financial Statements” of Gentiva Health Services, Inc.’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2014 filed with the SEC on November 14, 2014;

•	“Item 8. Financial Statements and Supplementary Data” of Gentiva Health Services, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2013 filed with the SEC on November 14, 2014; and

•	Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) (Exhibits 99.1 and 99.2 only) filed with the SEC on December 23, 2013.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kindred’s or Gentiva’s public disclosures.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 680 South Fourth Street, Louisville, Kentucky 40202, Telephone: (502) 596-7300, Attention: Investor Relations.

PROSPECTUS

Kindred Healthcare, Inc.

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Units

We or selling stockholders may offer and sell from time to time, together or separately, shares of our common stock, par value $0.25 per share, shares of our preferred stock, par value $0.25 per share, depositary shares, purchase contracts and units, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.

In the case of an offering by a selling stockholder, the applicable prospectus supplement will include the identity of, and specific information required with respect to, any selling stockholder. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each related prospectus supplement carefully before you invest. This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We or the selling stockholders may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the securities may be offered and sold in the section entitled “Plan of Distribution” beginning on page 5. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common stock is listed on the New York Stock Exchange under the symbol “KND.” On November 14, 2014, the last sale price of our common stock as reported on the New York Stock Exchange was $19.92 per share.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS. YOU SHOULD READ THE “RISK FACTORS” SECTION ON PAGE 1 OF THIS PROSPECTUS AND CAREFULLY CONSIDER THE DISCUSSION OF RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated November 17, 2014

We and any selling stockholders are responsible for the information contained and incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by us or on behalf of us. Neither we nor any selling stockholders have authorized anyone to give you any other information, and we or any selling stockholders take no responsibility for any other information that others may give you. We and any selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing an automatic shelf registration process. Under this shelf process, we or any selling stockholders may periodically sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our securities that we or any selling stockholders may offer. Each time we or any selling stockholders offer securities, we or any selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information, including information about us, contained in this prospectus. Therefore, before making your investment decision, you should carefully read both this prospectus and any prospectus supplement together with the documents referred to in “Where You Can Find More Information.”

References to “we,” “us,” “our,” the “Company” and “Kindred” are references to Kindred Healthcare, Inc. and its consolidated subsidiaries, unless it is clear from the context that we mean only Kindred Healthcare, Inc.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference contain statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth

i

opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside” and other similar expressions, are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from our expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in our filings with the SEC.

We caution you that any forward-looking statements made by us are not guarantees of future performance. You should keep in mind that any forward-looking statement we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors” in a prospectus supplement and the documents incorporated by reference, may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty, and do not intend, to update or revise the forward-looking statements we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere might not occur.

ii

KINDRED HEALTHCARE, INC.

Kindred Healthcare, Inc. is a healthcare services company that through its subsidiaries operates transitional care (“TC”) hospitals, inpatient rehabilitation hospitals (“IRFs”), nursing centers, assisted living facilities, a contract rehabilitation services business and a home health and hospice business across the United States.

We are organized into four operating divisions: the hospital division, the nursing center division, the rehabilitation division and the care management division.

The hospital division operates TC hospitals and IRFs. The nursing center division operates nursing centers and assisted living facilities. The rehabilitation division provides rehabilitation services primarily in hospitals and long-term care settings. The care management division primarily provides home health, hospice and private duty services to patients in a variety of settings, including homes, nursing centers and other residential settings. We believe that the independent focus of each division on the unique aspects of its business enhances its ability to improve the quality of its operations and achieve operating efficiencies.

Based upon the authoritative accounting guidance for business segments, our operating divisions represent five reportable operating segments: (1) hospitals, (2) nursing centers, (3) skilled nursing rehabilitation services (“SRS”), (4) hospital rehabilitation services (“HRS”) and (5) home health and hospice services. The SRS and HRS operating segments are both contained within the rehabilitation division, while home health and hospice services are contained within the care management division.

All financial and statistical information presented or incorporated by reference in this registration statement reflects the continuing operations of our businesses for all periods presented unless otherwise indicated.

Kindred Healthcare, Inc. is headquartered in Louisville, Kentucky and was incorporated in 1998. Our principal office is located at 680 South Fourth Street, Louisville, Kentucky 40202, and our telephone number is (502) 596-7300. Our website is www.kindredhealthcare.com. Our website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website is not incorporated by reference into this prospectus and any applicable prospectus supplement and should not be considered to be a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves risks. Before deciding to invest in the securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” on page 8.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of our securities by this prospectus for our general corporate purposes. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sale of our securities by a selling stockholder.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preference dividends for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

		Year Ended December 31,
(dollars in thousands)	Nine Months Ended September 30, 2014	2013	2012	2011	2010	2009
Ratio of Earnings to Combined Fixed Charges and Preference Dividends(1)(2)(3)	1.05	—	—	—	1.19	1.30

(1)	For the purpose of computing these ratios, “earnings” consists of consolidated pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries and income or loss from equity investees, plus fixed charges, distributed income of equity investees and amortization of capitalized interest, less interest capitalized; “fixed charges” consists of interest expense from continuing and discontinued operations, amortized debt discounts and fees, interest capitalized related to indebtedness and an estimated interest component of rental expense; “preference dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. Kindred had no preferred stock outstanding during the periods indicated.

(2)	Kindred had no preferred stock outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference dividends is the same as the ratio of earnings to fixed charges.

(3)	For the years ended December 31, 2013, 2012 and 2011, there was a deficiency of earnings to cover fixed charges of $53,054, $17,228 and $80,877, respectively.

DESCRIPTION OF COMMON STOCK

The description below summarizes the general terms of our common stock. This section is a summary, and it does not describe every aspect of our common stock. This summary is subject to and qualified in its entirety by reference to the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “By-Laws”), each as may be amended from time to time.

Authorized Shares

The Company is authorized to issue a total of 175,000,000 shares of common stock with 25 cent ($0.25) par value per share. As of October 31, 2014, there were 64,623,953 shares of common stock outstanding. The issued and outstanding shares of common stock are, and any shares of common stock issuable under the stock option plans or upon the exercise of any warrants for common stock will be, duly authorized, validly issued, fully paid and non-assessable.

Dividends

Holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. We are subject to certain limitations on the declaration and payment of dividends, other than stock dividends, pursuant to the terms of our outstanding indebtedness.

Voting

Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders.

Rights Upon Liquidation, Dissolution or Winding Up

In the event of a liquidation, dissolution or winding up of the Company, holders of common stock would have the right to a ratable portion of assets remaining after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock will have no preemptive rights.

Listing

The Company’s common stock is quoted on the New York Stock Exchange under the ticker symbol “KND.”

Transfer Agent and Registrar

The registrar and transfer agent for the common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021, (800) 736-3001.

Certain Restrictions

In order to help ensure that Ventas, Inc. (“Ventas”), a former affiliate of the Company, continues to meet the requirements for treatment as a real estate investment trust, the Certificate of Incorporation contains a provision prohibiting Tenet Healthcare Corporation and its successors (“Tenet”) from beneficially owning, directly or indirectly (including by application of certain attribution rules under the Internal Revenue Code), shares of our common stock in excess of the existing holder limit set forth in the Certificate of Incorporation for so long as Tenet remains a significant shareholder in Ventas. Any shares of our common stock beneficially owned by Tenet in excess of such existing holder limit, including shares beneficially owned by persons that are or become related to Tenet under the attribution rules, will be designated as “excess stock” and treated as described in the Certificate of Incorporation. The certificates evidencing our common stock contain a legend referencing the above restriction. In addition, if we engage in an “Accretive Transaction” (as defined in the Certificate of Incorporation), we will purchase from Ventas such number of shares as are necessary to prevent Ventas from beneficially owning in excess of 9.9% of the Company after giving effect to such Accretive Transaction.

The Certificate of Incorporation also states that we may not issue nonvoting equity securities to the extent prohibited by Section 1123(6)(a) of Chapter 11 of Title 11 of the United States Code.

Certain Statutory Provisions

In the Certificate of Incorporation, the Company has elected not to be governed by Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who purchases more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions would apply even if the business combination could be considered beneficial by some stockholders. By opting out of Section 203 of the DGCL, a stockholder that becomes an interested stockholder will be able to engage in a business combination transaction with us without prior board approval.

DESCRIPTION OF PREFERRED STOCK

The description below summarizes the general terms of our preferred stock. This section is a summary, and it does not describe every aspect of our preferred stock. This summary is subject to and qualified in its entirety by reference to the provisions of our Certificate of Incorporation and our By-Laws, each as may be amended from time to time.

The Certificate of Incorporation authorizes our board of directors to issue preferred stock in one or more series and to establish the designations, powers, preferences and rights and the qualifications, limitations and restrictions of any series with respect to the number of shares included in such series, the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms. We may issue, without the approval of holders of common stock, preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock could, among other things, adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of us. We are subject to certain limitations on the issuance of preferred stock pursuant to the terms of our outstanding indebtedness.

The Company is authorized to issue a total of 1,000,000 shares of preferred stock with 25 cent ($0.25) par value per share. We have no shares of preferred stock outstanding as of the date of this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

The Company may issue fractional interests in shares of common or preferred stock, rather than shares of common or preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the United States) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of common or preferred stock, as applicable. The shares of common or preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary.

DESCRIPTION OF PURCHASE CONTRACTS

The Company may issue purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock, preferred stock or per depositary share may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may provide for settlement by delivery of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and an underlying security, which may include debt obligations of third parties, such as U.S. Treasury securities, that is pledged by the holder of a purchase contract to secure its obligations under the purchase contract. The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the purchase contracts.

The securities related to the purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of purchase contracts to purchase the underlying security or property under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement.

DESCRIPTION OF UNITS

The Company may issue units consisting of one or more purchase contracts, shares of preferred stock, shares of common stock or any combination of such of our securities, as specified in a related prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell from time to time, together or separately, the securities covered by this prospectus in one or more or any combination of the following transactions:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

We or the selling stockholders may sell our securities at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of our securities from time to time will be determined by us or the selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our securities on the New York Stock Exchange or any other exchange or market.

Our securities may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the offered securities will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders, as applicable, or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell our securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profit on the sale of the securities by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders each may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of our securities, including liabilities arising under the Securities Act.

At any time a particular offer of securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus or prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of our securities covered by this prospectus.

To facilitate the offering of the securities covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involve the sale by persons participating in the offering of more securities than we or the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In the ordinary course of their business activities, any underwriter, broker-dealer or agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and other instruments. Any underwriter, broker-dealer or agent and their respective affiliates may also engage in transactions with or perform services for us or provide other types of financing to us in the ordinary course of their business.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

To comply with applicable state securities laws, our securities covered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, our securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

VALIDITY OF THE SECURITIES

The validity of the securities described in this prospectus will be passed upon for Kindred Healthcare, Inc. by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The validity of the securities described in this prospectus will be passed upon for any underwriters or agents, as the case may be, by counsel identified in the prospectus supplement with respect to any offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to Kindred Healthcare, Inc.’s Current Report on Form 8-K dated November 14, 2014 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Kindred Healthcare, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of RehabCare Group, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, incorporated in this prospectus by reference to Kindred Healthcare, Inc.’s Current Report on Form 8-K filed on October 4, 2011, have been incorporated by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report appears in Kindred Healthcare, Inc.’s Current Report on Form 8-K dated October 4, 2011, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2010 consolidated financial statements of RehabCare Group, Inc. refers to the adoption of FASB Financial Accounting Standard No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Gentiva Health Services, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contain explanatory paragraphs relating to the Company’s restatement of its financial statements as described in Note 2 to the financial statements, an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Harden Healthcare Holdings, Inc. which the registrant acquired as of December 31, 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) incorporated by reference in Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) (Exhibits 99.1 and 99.2 only) filed on December 23, 2013, for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (which financial statements and related audit report have been superseded by the financial statements and related audit report included in the Current Report on Form 8-K filed on November 14, 2014) filed with the SEC on February 28, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 filed with the SEC on May 9, 2014, June 30, 2014 filed with the SEC on August 11, 2014, and September 30, 2014 filed with the SEC on November 7, 2014;

•	portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Current Reports on Form 8-K filed with the SEC on

•	October 4, 2011 (Exhibits 99.3 and 99.4 only);

•	January 2, 2014;

•	January 16, 2014;

•	February 4, 2014;

•	February 21, 2014 (Item 8.01 and Exhibit 99.2 only);

•	March 26, 2014;

•	March 27, 2014;

•	March 28, 2014;

•	April 14, 2014 (excluding Item 7.01 and Exhibit 99.1);

•	April 17, 2014;

•	May 8, 2014 (Item 8.01 and Exhibit 99.2 only);

•	May 15, 2014 (Item 8.01 and Exhibit 99.1 only);

•	May 23, 2014;

•	June 3, 2014;

•	June 16, 2014 (SEC Accession No. 0001193125-14-237656);

•	June 16, 2014 (SEC Accession No. 0001193125-14-237710) (Item 8.01 and Exhibit 99.1 only);

•	June 20, 2014;

•	June 25, 2014;

•	July 25, 2014;

•	August 7, 2014 (Item 8.01 and Exhibit 99.2 only);

•	October 9, 2014 (Item 8.01 only);

•	October 14, 2014;

•	October 23, 2014;

•	October 31, 2014;

•	November 3, 2014;

•	November 6, 2014 (SEC Accession No. 0001193125-14-398918);

•	November 6, 2014 (SEC Accession No. 0001193125-14-399781) (Item 8.01 and Exhibit 99.2 only);

•	November 12, 2014 (Item 1.01 only);

•	November 14, 2014 (including a recast presentation of certain sections of Kindred Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013); and

•	November 17, 2014 (including the unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013);

•	the description of our common stock and preferred stock contained in our Current Report on Form 8-K filed with the SEC on June 16, 2014;

•	“Part I. Financial Information—Item 1. Financial Statements” to Gentiva Health Services, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 14, 2014;

•	“Part II. Financial Information—Item 8. Financial Statements and Supplementary Data” to Gentiva Health Services, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2013 filed with the SEC on November 14, 2014; and

•	Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) (Exhibits 99.1 and 99.2 only) filed with the SEC on December 23, 2013.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 680 South Fourth Street, Louisville, Kentucky 40202, Telephone: (502) 596-7300, Attention: Investor Relations.

5,000,000 Shares

Kindred Healthcare, Inc.

Common Stock

PROSPECTUS  SUPPLEMENT

November 19, 2014

Book-Running Managers

Citigroup

J.P. Morgan

Guggenheim Securities

Morgan Stanley

Co-Managers

BMO Capital Markets

Deutsche Bank Securities

SunTrust Robinson Humphrey